Exhibit 10.9

EXECUTION VERSION

Published CUSIP Number: 09531SAA5 Deal

Published CUSIP Number: 09531SAB3 Term

Published CUSIP Number: 09531SAC1 Revolver

CREDIT AGREEMENT

dated as of

August 8, 2012

among

BLUE PET PRODUCTS, INC.,

as Holdings,

BLUE BUFFALO COMPANY, LTD.,

as the Borrower,

The Lenders Party Hereto

and

CITIBANK, N.A.,

as the Administrative Agent, a Swingline Lender and an Issuing Bank

CITIGROUP GLOBAL MARKETS INC. and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Lead Arrangers and Joint Bookrunners

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Syndication Agent

SCHEDULES:

Schedule 2.01	—	Commitments
Schedule 3.04	—	Governmental Approvals
Schedule 3.08	—	Subsidiaries
Schedule 3.13	—	Taxes
Schedule 3.16	—	Environmental Matters
Schedule 5.14	—	Certain Post-Closing Obligations
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.06	—	Asset Sales
Schedule 6.08	—	Existing Affiliate Transactions
Schedule 6.10	—	Existing Restrictions
Schedule 9.01	—	Notices

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Guarantee Agreement
Exhibit C	—	Form of Collateral Agreement
Exhibit D	—	Form of Perfection Certificate
Exhibit E	—	Form of Term Note
Exhibit F	—	Form of Revolving Note
Exhibit G	—	Form of Closing Certificate
Exhibit H	—	Form of Solvency Certificate

Exhibit I	—	Form of Specified Discount Prepayment Notice
Exhibit J	—	Form of Specified Discount Prepayment Response
Exhibit K	—	Form of Discount Range Prepayment Notice
Exhibit L	—	Form of Discount Range Prepayment Offer
Exhibit M	—	Form of Solicited Discounted Prepayment Notice
Exhibit N	—	Form of Solicited Discounted Prepayment Offer
Exhibit O	—	Form of Acceptance and Prepayment Notice
Exhibit P-1	—	Form of Tax Certificate for Non-U.S. Lenders that are not Partnerships
Exhibit P-2	—	Form of Tax Certificate for Non-U.S. Lenders that are Partnerships
Exhibit P-3	—	Form of Tax Certificate for Non-U.S. Participants that are not Partnerships
Exhibit P-4	—	Form of Tax Certificate for Non-U.S. Participants that are Partnerships
Exhibit Q	—	Form of Intercompany Note
Exhibit R-1	—	Form of Equal Priority Intercreditor Agreement
Exhibit R-2	—	Form of Junior Priority Intercreditor Agreement
Exhibit S	—	Form of Mortgage

CREDIT AGREEMENT dated as of August 8, 2012 (this “Agreement”), among BLUE PET PRODUCTS, INC., a Delaware corporation (“Holdings”; as hereinafter further defined), BLUE BUFFALO COMPANY, LTD., a Delaware corporation (the “Borrower”), the LENDERS party hereto and CITIBANK, N.A., as the Administrative Agent, a Swingline Lender and an Issuing Bank.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Acceptable Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Acceptance and Prepayment Notice” means a written notice from the Borrower accepting a Solicited Discounted Prepayment Offer to make a Discounted Term Loan Prepayment at the Acceptable Discount specified therein pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit O.

“Acceptance Date” has the meaning specified in Section 2.11(a)(ii)(D).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries that will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.

“Acquired Entity or Business” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”

“Additional Lender” means any Additional Revolving Lender or any Additional Term Lender, as applicable.

“Additional Revolving Lender” means, at any time, any bank, financial institution or other investor that agrees to provide any portion of any Incremental Revolving Commitment or Revolving Commitment Increase pursuant to an Incremental Revolving Facility Amendment in accordance with Section 2.20; provided that each Additional Revolving Lender shall be subject to the approval of the Administrative Agent and, if such Additional Revolving Lender will provide a Revolving Commitment Increase, each Issuing Bank and the Swingline Lender (such approval in each case not to be unreasonably withheld or delayed) and the Borrower, in each case, to the extent any such approvals would otherwise be required for an assignment to a Revolving Lender pursuant to Section 9.04(b)(i) hereof.

“Additional Term Lender” means, at any time, any bank, financial institution or other investor that agrees to provide any portion of any Incremental Term Loan or Incremental Term Commitment pursuant to an Incremental Term Facility Amendment in accordance with Section 2.20; provided that each Additional Term Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed) and the Borrower, in each case, to the extent any such approvals would otherwise be required for an assignment to a Lender of Term Loans pursuant to Section 9.04(b)(i) hereof.

“Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) (i) the Eurocurrency Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate and (b) in the case of the Initial Term Loans only, 1.25%.

“Administrative Agent” means Citibank, N.A., in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Lender” means, at any time, (a) any Affiliate of Holdings (other than Holdings, the Borrower or any of its Subsidiaries), or (b) any director, officer or employee of Controlling Shareholder, Holdings, the Borrower or any of its Subsidiaries and any Affiliate of such director, officer or employee, in each case, that is a Lender at such time.

“Agent Parties” has the meaning given to such term in Section 9.01(c).

“Agreement” has the meaning given to such term in the preliminary statements hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, (c) the Eurocurrency Rate determined pursuant to clause (b) of the definition thereof on such date (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1% and (d) in the case of the Initial Term Loans only, 2.25%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate, respectively.

“Alternative Currency” means each currency (other than Dollars) that is approved in accordance with Section 1.06.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward) as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Anti-Money Laundering Laws” means any Requirements of Law applicable to a Loan Party or its Restricted Subsidiaries, related to terrorism financing or money laundering, including any applicable provision of Title III of the USA PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Anticipated Cure Deadline” has the meaning assigned to such term in Section 7.02(b).

“Applicable Account” means, with respect to any payment to be made to the Administrative Agent hereunder, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.

“Applicable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Applicable Percentage” means, (a) at any time with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time or (b) at any time with respect to any Lender with an Incremental Revolving Commitment of any Class, the percentage of the aggregate Incremental Revolving Commitments of such Class represented by such Lender’s Incremental Revolving Commitment at such time; provided that, at any time any Lender shall be a Defaulting Lender, “Applicable Percentage” shall mean the percentage of the total Revolving Commitments or Incremental Revolving Commitments, as applicable, (disregarding any such Defaulting Lender’s Commitment) represented by such Lender’s Revolving Commitment or Incremental Revolving Commitment, as applicable. If the applicable Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the applicable Commitments most recently in effect, giving effect to any assignments pursuant to this Agreement and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, (a) with respect to any Initial Term Loan, (A) 4.25% per annum, in the case of an ABR Loan, and (B) 5.25% per annum, in the case of a Eurocurrency Loan and (b) with respect to any Revolving Loan or the Revolving Commitment Fee, the applicable rate per annum set forth below, based upon the Consolidated Secured Leverage Ratio as set forth in the most recent Compliance Certificate delivered to the Administrative Agent pursuant to Section 5.01(d); provided that, for the purposes of clause (b), until the date of the delivery of the consolidated financial statements pursuant to Section 5.01(a) or 5.01(b) as of and for the first full fiscal quarter ended after the Effective Date, the Applicable Rate shall be based on the rates per annum set forth in Category 1:

Consolidated Secured Leverage Ratio	ABR Spread for Revolving Loans	Eurocurrency Spread for Revolving Loans	Revolving Commitment Fee

Category 1 Greater than or equal to 3.00 to 1.00	4.25%	5.25%	0.500%

Category 2 Less than 3.00 to 1.00 and greater than or equal to 2.50 to 1.00	4.00%	5.00%	0.375%

Category 3 Less than 2.50 to 1.00	3.75%	4.75%	0.375%

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in the Consolidated Secured Leverage Ratio shall be effective during the period commencing on and including the Business Day following the date of delivery to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) of the consolidated financial statements and related Compliance Certificate indicating such change and ending on the date immediately preceding the effective date of the next such change. Notwithstanding the foregoing, the Applicable Rate for Revolving Loans and the Revolving Commitment Fee, at the option of the Administrative Agent or the Required Revolving Lenders, shall be based on the rates per annum set forth in Category 1 (i) at any time that an Event of Default under Section 7.01(a) has occurred and is continuing and shall continue to so apply to but excluding the date on which such Event of Default shall cease to be continuing (and thereafter, the Category otherwise determined in accordance with this definition shall apply) or (ii) if the Borrower fails to deliver the consolidated financial statements required to be delivered pursuant to Section 5.01(a) or 5.01(b) or any Compliance Certificate required to be delivered pursuant hereto, in each case within the time periods specified herein for such delivery, during the period commencing on and including the day of the occurrence of a Default resulting from such failure and until the delivery thereof.

“Applicable Tax Owner” means the applicable direct or indirect equity owner of a Lender to which the applicable U.S. federal withholding tax relates.

“Approved Bank” has the meaning assigned to such term in the definition of the term “Cash Equivalents.”

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale Prepayment Event” means any Disposition (or series of related Dispositions) of any business unit, asset or property of the Borrower or any Restricted Subsidiary (including any Disposition of any Equity Interests of any Subsidiary of the Borrower owned by the Borrower or any Restricted Subsidiary, but not, for the avoidance of doubt, in connection with a Casualty Prepayment Event) made pursuant to clauses (c), (i), (j), (k), (o) and (p) of Section 6.06 or made in violation of Section 6.06.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), substantially in the form of Exhibit A or any other form reasonably approved by the Administrative Agent.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed or engaged by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.11(a)(ii); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Available Amount” means, at any time (the “Available Amount Reference Time”), an amount (which shall not be less than zero) equal to (a) the sum (without duplication) of:

(i) the amount equal to 50% of the Cumulative Consolidated Net Income of the Borrower and the Restricted Subsidiaries; plus

(ii) to the extent not already included in the calculation of Consolidated Net Income, the aggregate amount of all dividends, returns, interest, profits, distributions, income and similar amounts received by the Borrower or any Restricted Subsidiary from any Investment (which amounts when combined with any such amount set forth in clause (iii) below shall not exceed the original amount of such Investment (valued at the time such Investment was made)) to the extent such Investment was made by using the Available Amount during the period from the Business Day immediately following the Effective Date through the Available Amount Reference Time;

(iii) to the extent not already included in the calculation of Consolidated Net Income or applied to prepay the Term Loans in accordance with Section 2.11(b) or to prepay, repurchase or redeem any secured Permitted Additional Debt, the aggregate amount of all Net Cash Proceeds received by the Borrower or any Restricted Subsidiary in connection with the Disposition of its ownership interest in any Investment (which amounts when combined with any such amount set forth in clause (ii) above shall not exceed the original amount of any such Investment (valued at the time such Investment was made)) to any Person other than to the Borrower or a Restricted Subsidiary and to the extent such Investment was made by using the Available Amount during the period from the Business Day immediately following the Effective Date through the Available Amount Reference Time;

(iv) to the extent not already included in the calculation of Consolidated Net Income, the aggregate amount of all cash repayments of principal received by the Borrower or any Restricted Subsidiary from any Investment (which amounts shall not exceed the original amount of such Investment (valued at the time such Investment was made)) to the extent such Investment was made by using the Available Amount during the period, from the Business Day immediately following the Effective Date through the Available Amount Reference Time in respect of loans made by the Borrower or any Restricted Subsidiary and that constituted Investments; and

(v) the amount of any Investment of the Borrower or any of its Restricted Subsidiaries in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary pursuant to Section 5.13 or that has been merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries pursuant to Section 6.05, in each case following the Effective Date and through the Available Amount Reference Time, in each case, such amount not to exceed the lesser of (x) the Fair Market Value of the Investments of the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary immediately prior to giving effect to such re-designation or merger, amalgamation or consolidation and (y) the amount originally invested from the Available Amount by the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary; and

(vi) to the extent not already included in the calculation of Consolidated Net Income, the aggregate amount of any Declined Amounts retained by the Borrower during the period from and including the Business Day immediately following the Effective Date through and including the Available Amount Reference Time;

minus (b) the sum of, without duplication and without taking into account the proposed portion of the amount calculated above to be used at the applicable Available Amount Reference Time:

(i) the aggregate amount of any Investments made by the Borrower or any Restricted Subsidiary pursuant to clause (3) of the proviso to Section 6.04(b)(iii), clause (iii) of the proviso to Section 6.04(o) or clause (iii) of the proviso to Section 6.04(p), in each case after the Effective Date and prior to the Available Amount Reference Time;

(ii) the aggregate amount of any Restricted Payments made by the Borrower pursuant to clause Section 6.07(d)(i) after the Effective Date and prior to the Available Amount Reference Time; and

(iii) the aggregate amount expended on prepayments, repurchases, redemptions and defeasements made by the Borrower or any Restricted Subsidiary pursuant to Section 6.10(a)(i)(C)(x) after the Effective Date and prior to the Available Amount Reference Time.

“Available Amount Reference Time” has the meaning assigned to such term in the definition of the term “Available Amount”.

“Available Equity Amount” means at any time (the “Available Equity Amount Reference Time”), an amount equal to, without duplication, (a) the amount of any capital contributions or other equity issuances (or issuances of Indebtedness that have been converted into or exchanged for Qualified Equity Interests) received as cash equity by the Borrower during the period from and including the Business Day immediately following the Effective Date through and including the Available Equity Amount Reference Time, but excluding (i) all proceeds from the issuance of Disqualified Equity Interests, (ii) any Cure Amount and (iii) any other capital contributions or equity issuances to the extent actually utilized in connection with other transactions permitted pursuant to Section 6.04, 6.07 or 6.10, minus (b) the sum, without duplication, and, without taking into account the proposed portion of the Available Equity Amount calculated above to be used at the applicable Available Equity Amount Reference Time, of:

(i) the aggregate amount of any Investments made by the Borrower or any Restricted Subsidiary pursuant to clause (2) of the proviso to Section 6.04(b)(iii), clause (ii) of the proviso to Section 6.04(o), and clause (ii) of the proviso to Section 6.04(p), in each case after the Effective Date and prior to the Available Equity Amount Reference Time;

(ii) the aggregate amount of any Restricted Payments made by the Borrower pursuant to Section 6.07(d)(ii) after the Effective Date and prior to the Available Equity Amount Reference Time; and

(iii) the aggregate amount of prepayments, repurchases, redemptions and defeasances made by the Borrower or any Restricted Subsidiary pursuant to Section 6.10(a)(i)(c)(y) after the Effective Date and prior to the Available Equity Amount Reference Time.

“Available Equity Amount Reference Time” has the meaning assigned to such term in the definition of the term “Available Equity Amount”.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Basel III” means, collectively, those certain agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time).

“BBA LIBOR” shall have the meaning assigned to such term in the definition of Eurocurrency Rate.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers of such Person, (c) in the case of any partnership, the board of directors or board of managers of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Borrower” has the meaning assigned to such term in the preamble and shall include any Successor Borrower pursuant to Section 6.05(a).

“Borrower Materials” has the meaning assigned to such term in Section 5.01.

“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower to make a voluntary prepayment of Term Loans at a specified discount to par pursuant to Section 2.11(a)(ii)(B).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Term Lender of, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 2.11(a)(ii)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Term Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.11(a)(ii)(D).

“Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Minimum” means (a) in the case of a Eurocurrency Revolving Loan Borrowing, $1,000,000, (b) in the case of an ABR Revolving Loan Borrowing, $1,000,000 and (c) in the case of a Swingline Loan, $100,000.

“Borrowing Multiple” means (a) in the case of a Eurocurrency Revolving Loan Borrowing, $500,000, (b) in the case of an ABR Revolving Loan Borrowing, $500,000 and (c) in the case of a Swingline Loan, $10,000.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) if such day relates to any interest rate settings as to a Eurocurrency Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, Business Day also means any such day on which commercial banks in New York are open and on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market and (b) if such day relates to any fundings, disbursements, settlements and payments in connection with a Letter of Credit issued in an Alternative Currency, Business Day means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Expenditures” means, for any Person in respect of any period, the aggregate of all expenditures (including Capitalized Lease Obligations) incurred by such Person during such period that, in accordance with GAAP, are or should be included in “capital expenditures,” “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such Person.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; provided that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP on the Effective Date (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following the date that would otherwise require such obligations to be recharacterized as Capitalized Lease Obligations.

“Cash Collateral” has the meaning assigned to such term in the definition of “Cash Collateralize.”

“Cash Collateralize” means, in respect of an obligation, provide and pledge (as a perfected first priority security interest) cash or deposit account balances in Dollars (“Cash Collateral”), at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, the applicable Issuing Banks and/or the Swingline Lender, as applicable (which documents are hereby consented to by the Lenders) (and “Cash Collateralization” has a corresponding meaning).

“Cash Equivalents” means any of the following, to the extent owned by the Borrower or any Restricted Subsidiary:

(a) Dollars and, with respect to any Foreign Subsidiaries, other currencies held by such Foreign Subsidiary in the ordinary course of business;

(b) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United States having average maturities of not more than 12 months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least $250,000,000 (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(d) commercial paper or variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or commercial paper or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(e) repurchase agreements for underlying securities of the types described in clauses (b) and (c) above and clause (g) below;

(f) marketable short-term money market and similar highly liquid funds either (i) having assets in excess of $250,000,000 or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g) securities with average maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory and, at the time of acquisition, having an investment grade rating from either S&P or Moody’s (or the equivalent thereof) (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(h) investments with average maturities of 12 months or less from the date of acquisition in mutual funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); and

(i) investments, classified in accordance with GAAP as current assets of the Borrower or any Restricted Subsidiary, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (h) of this definition; and

(j) in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (i) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings, described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short term investments utilized by Restricted Subsidiaries that are Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments described in clauses (a) through (i) of this paragraph.

“Cash Management Services” means (a) commercial debt or credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including cash pooling arrangements, controlled disbursement, netting, overdraft and electronic or automatic clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services.

“Casualty Prepayment Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards arising from any damage to, destruction of, or other casualty or loss involving, or any seizure condemnation, confiscation or taking under power of eminent domain of, or requisition of title or use of or relating to or in respect of any equipment, fixed assets or Real Property (including any improvements thereon) of the Borrower or any Restricted Subsidiary.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Control” means:

(a) at any time after a Qualified IPO, majority of the seats (other than vacant seats) on the Board of Directors of Holdings are at any time occupied by Persons who are not Continuing Directors;

(b) a “change of control” under the documentation governing any Material Indebtedness;

(c) the failure of Holdings to own, directly or indirectly, beneficially and of record, 100% of all issued and outstanding Equity Interests of the Borrower;

(d) at any time prior to a Qualified IPO, the Permitted Holders shall at any time cease, directly or indirectly, to have the power to vote or direct the voting of Equity Interests having more than 50% of the aggregate ordinary voting power for the election of directors of Holdings represented by the issued and outstanding Equity Interests of Holdings, unless the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the members of the Board of Directors of Holdings; or

(e) at any time after a Qualified IPO, any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act, but excluding any employee benefit plan of such “person” or “group” and their respective Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders (or any holding company parent of Holdings owned directly or indirectly by the Permitted Holders), shall at any time have acquired direct or indirect beneficial ownership (within the meaning of Rule 13d-5 of the Exchange Act) of Equity Interests having the power to vote or direct the voting of such Equity Interests for the election of directors of Holdings having more than the greater of (A) 35% of the ordinary voting power for the election of members of the Board of Directors of Holdings and (B) the percentage of the ordinary voting power for the election of directors of Holdings owned in the aggregate, directly or indirectly, beneficially, by the Permitted Holders, unless the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the members of the Board of Directors of Holdings;

provided that, at any time when at least a majority of the outstanding Equity Interests of Holdings are directly or indirectly owned by a Parent Entity, all references in clause (a), (d) and (e) of this definition to “Holdings” (other than in this proviso) shall be deemed to refer to the ultimate Parent Entity that directly or indirectly owns such Equity Interests.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption of any Requirement of Law, (b) any change in any Requirement of Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Pub. L. No. 111-203) and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Incremental Revolving Loans, Extended Revolving Loans (and related swingline loans thereunder), Initial Term Loans, Incremental Term Loans, Extended Term Loans or Swingline Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment, Incremental Revolving Commitment (of the same series and any related swingline commitments thereunder), Extended Revolving Commitment (of the same series and any related swingline commitments thereunder), Initial Term Commitment, or Incremental Term Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Incremental Term Loans, Extended Term Loans, Incremental Revolving Loans (and Incremental Revolving Commitments made pursuant thereto) and Extended Revolving Commitments (and Extended Revolving Loans made pursuant thereto) that have different terms and conditions shall be construed to be in different Classes.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning assigned to such term or any similar term in each of the Security Documents; provided that with respect to any Mortgages, “Collateral” shall mean “Mortgaged Property” or “Trust Property” as defined therein.

“Collateral Agreement” means the Collateral Agreement, dated as of the Effective Date, among the Borrower, each other Loan Party that is a party thereto and the Administrative Agent, substantially in the form of Exhibit C.

“Collateral and Guarantee Requirement” means, at any time, and subject to applicable limitations set forth in this Agreement or any other Loan Document, the requirement that:

(a) the Administrative Agent shall have received from (i) Holdings, the Borrower and each of its Restricted Subsidiaries (other than any Excluded Subsidiary) either (x) a counterpart of the applicable Guarantee Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that is required to become a Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the applicable Guarantee Agreement, in substantially the form specified therein (with such changes as may be reasonably acceptable to the Administrative Agent), duly executed and delivered on behalf of such Person and (ii) each Loan Party either (x) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Collateral Agreement, in substantially the form specified therein (with such changes as may be reasonably acceptable to the Administrative Agent), duly executed and delivered on behalf of such Person, in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Effective Date, but only to the extent reasonably requested by the Administrative Agent, documents of the type referred to in Section 4.01(c) and opinions of the type referred to in Section 4.01(b) (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent);

(b) all outstanding Equity Interests of the Borrower and each Restricted Subsidiary (other than any Excluded Equity Interests) owned by any Loan Party shall have been pledged pursuant to the Collateral Agreement and the Administrative Agent shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated share powers or other instruments of transfer with respect thereto endorsed in blank;

(c) (i) except with respect to intercompany Indebtedness, if any Indebtedness for borrowed money in a principal amount in excess of $2,500,000 (individually) is owing to any Loan Party and such Indebtedness is evidenced by a promissory note, the Administrative Agent shall have received such promissory note, together with undated instruments of transfer with respect thereto endorsed in blank and (ii) with respect to intercompany Indebtedness, all Indebtedness of the Borrower and each of its Restricted Subsidiaries that is owing to any Loan Party (or Person required to become a Loan Party) shall be evidenced by the Intercompany Note, and the Administrative Agent shall have received such Intercompany Note duly executed by the Borrower, each such Restricted Subsidiary and each such other Loan Party, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements, required to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(e) the Administrative Agent shall have received, to the extent customary and appropriate (as determined by the Administrative Agent in its reasonable discretion) in the applicable jurisdiction, (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a fully-paid policy or policies of title insurance in an amount reasonably acceptable to the Administrative Agent issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (iii) the Flood Documentation, (iv) such legal opinions as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property and (v) a Survey (provided, however, that a Survey shall not be required to the extent that the issuer of the applicable title insurance policy provides reasonable and customary survey-related coverages (including, without limitation, survey-related endorsements) in the applicable title insurance policy based on an existing survey and/or such other documentation as may be reasonably satisfactory to the title insurer).

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents, (b) no Loan Party shall be required to perfect the security interests in any property (other than Real Property) purported to be created by the Security Documents other than by (i) filings pursuant to the Uniform Commercial Code, (ii) filings with United States’ federal governmental offices with respect to Intellectual Property, (iii) in the case of Collateral that constitutes Tangible Chattel Paper, Instruments, Certificated Securities or Negotiable Documents (each as defined in the Uniform Commercial Code), in each case, to the extent included in the Collateral and required by the Collateral Agreement or any other applicable Security Document, delivery to the Administrative Agent, together with undated share powers or other instruments of transfer with respect thereto endorsed in blank, to be held in its possession in the United States and (iv) in the case of Collateral that constitutes Commercial Tort Claims (as defined in the Uniform Commercial Code) taking the actions specified by Section 3.04 of the Collateral Agreement, (c) no Loan Party shall be required to (1) complete any filings or other action with respect to the perfection of any Liens required to be granted pursuant to the terms of the Collateral and Guarantee Requirement in any jurisdiction outside of the United States, (2) deliver Certificated Securities, if any, representing or evidencing the Equity Interests of an Immaterial Subsidiary (but replacing 5% in such definition with 2.5%) or (3) except as described in clauses (b)(iii) and (iv) above, take actions to perfect by Control (as defined in the Uniform Commercial Code), including delivering agreements or other control or similar arrangements with respect to deposit accounts, commodity accounts, securities accounts, letter of credit rights or other assets requiring perfection by control (other than as required by clauses (b) and (c) of this definition), (d) in no event shall landlord lien waivers, bailee letters, estoppels and collateral access letters be required to be delivered and (e) in no event shall the Collateral include any Excluded Assets. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Restricted Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Restricted Subsidiaries formed or acquired, after the Effective Date) where it reasonably determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents, and each Lender hereby consents to any such extensions of time.

“Commitment” means (a) with respect to any Lender, its Revolving Commitment, Incremental Revolving Commitment of any Class, Extended Revolving Commitment of any Class, Initial Term Commitment, Incremental Term Commitment of any Class, or any combination thereof (as the context requires) and (b) with respect to any Swingline Lender, its Swingline Commitment.

“Compliance Certificate” means a certificate of a Financial Officer required to be delivered pursuant to Section 5.01(d).

“Consolidated Debt” means, as of any date of determination, the sum of (without duplication) all Indebtedness of the type set forth in clauses (a), (b), (e) and (g) of the definition of “Indebtedness” of the Borrower and the Restricted Subsidiaries determined on a consolidated basis on such date.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries, including the amortization of (a) intangible assets established through purchase accounting and (b) deferred financing fees, debt issuance costs, and commissions, fees and expenses of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to the Borrower for any period, the Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such period:

(a) increased by (without duplication) the sum of the following amounts for such period:

(i) provision for taxes based on income or profits or capital, including federal, state, franchise, excise, value added or similar taxes and foreign withholding taxes, paid or accrued, of the Borrower and its Restricted Subsidiaries for such period (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and the net tax expense associated with any adjustment made pursuant to clauses (a) through (h) of the definition of “Consolidated Net Income,” in each case, to the extent deducted (and not added back) in computing Consolidated Net Income for such period, plus

(ii) Consolidated Interest Expense of the Borrower and its Restricted Subsidiaries for such period to the extent the same was deducted (and not added back) in computing Consolidated Net Income for such period, plus

(iii) Consolidated Depreciation and Amortization Expense of the Borrower and its Restricted Subsidiaries for such period to the extent deducted (and not added back) in computing Consolidated Net Income for such period, plus

(iv) any fees, expenses or charges (including any commissions or discounts) incurred in such period, or any amortization thereof, in connection, with or related to, any issuance of Equity Interests, Investment, acquisition, Disposition, recapitalization or the issuance, incurrence or repayment of Indebtedness permitted to be incurred hereunder including a Refinancing thereof or recapitalization thereof and any amendment or modification to the terms of any such transactions or to any debt instruments (including the Loan Documents) and including the Transaction Costs (in each case including any such transaction consummated prior to the Effective Date and any such transaction undertaken, whether or not completed and/or successful) and any charges of non-recurring merger costs incurred during such period as a result of any such transactions, in each case, deducted (and not added back) in computing Consolidated Net Income for such period, plus

(v) the amount of costs relating to signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition costs and costs incurred in connection with non-recurring product and Intellectual Property development, other business optimization expenses (including costs and expenses relating to business optimization programs), new systems design and implementation costs and project start-up costs and curtailments and modifications to pension and post-retirement employee benefit plans, in an aggregate amount for all items added pursuant to this clause (v), together with the aggregate amount for all items added pursuant to clause (vii), shall not to exceed 10% of Consolidated EBITDA for any Test Period (calculated prior to giving effect to any adjustment pursuant to this clause (v)), plus

(vi) any Non-Cash Charges, plus

(vii) restructuring charges, accruals or reserves and related charges (including restructuring costs related to acquisitions consummated prior to and after the Effective Date), in an aggregate amount for all such charges, accruals or reserves and related charges pursuant to this clause (vii), together with the aggregate amount of all items added pursuant to clause (v), shall not exceed 10% of Consolidated EBITDA for any Test Period (calculated prior to giving effect to any adjustment pursuant to this clause (vii)), plus

(viii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back, plus

(ix) any costs or expenses incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or Net Cash Proceeds of issuance of Qualified Equity Interests of the Borrower (or any Parent Entity thereof), in each case, solely to the extent that such cash proceeds are excluded from the calculation of the Available Equity Amount, plus

(x) the amount of indemnities and related expenses paid or accrued in such period to (or on behalf of) the Controlling Shareholder (including any amortization thereof) to the extent deducted (and not added back) in computing Consolidated Net Income for such period, plus

(xi) the amount of any expenses, charges or losses during such period that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Business Acquisition or any sale, conveyance, transfer or other Disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 day period); plus

(xii) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of the insurable event (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), the amount of any expenses, charges or losses with respect to liability or casualty events or business interruption during such period; plus

(xiii) any non-recurring or unusual charges (other than restructuring charges, accruals or reserves and related charges described in clause (vii) above), losses (less all fees and expenses relating thereto) or expenses, relocation costs, integration costs, facility opening, consolidation and closing costs, severance costs and expenses and one-time compensation charges to the extent deducted (and not added back) in computing Consolidated Net Income for such period; plus

(xiv) losses on Dispositions, disposals or abandonments (other than Dispositions, disposals or abandonments in the ordinary course of business) to the extent deducted (and not added back) in computing Consolidated Net Income for such period;

(b) decreased by (without duplication):

(i) any non-cash gains increasing Consolidated Net Income of the Borrower for such period, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than any such accruals or cash reserves that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition), plus

(ii) any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase Consolidated EBITDA in such prior period; plus

(iii) any unusual or non-recurring gains to the extent included (and not deducted) in computing Consolidated Net Income for such period; plus

(iv) gains of Dispositions, disposals or abandonments (other than Dispositions, disposals or abandonments in the ordinary course of business) to the extent included (and not deducted) in computing Consolidated Net Income for such period;

plus

(c) in accordance with the definition of “Pro Forma Basis”, an adjustment equal to the amount, without duplication of any amount otherwise included in any other clause of the definition of “Consolidated EBITDA”, of the Pro Forma Adjustment shall be added to (or subtracted from) Consolidated EBITDA (including the portion thereof occurring prior to the relevant Specified Transaction or Specified Restructuring) as specified in the Pro Forma Adjustment Certificate delivered to the Administrative Agent (for further delivery to the Lenders), in each case, as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries in accordance with GAAP,

provided that

(I) there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) to the extent not subsequently sold, transferred or otherwise Disposed of during such period (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Effective Date, and not subsequently so Disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis and

(II) there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise Disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary to the extent not subsequently reacquired, reclassified or continued, in each case, during such period (each such Person (other than an Unrestricted Subsidiary), property, business or asset so sold, transferred or otherwise Disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis; provided that, for the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the Disposition thereof has been entered into as discontinued operations, the Disposed EBITDA of such Person or business shall not be excluded pursuant to this subclause (II) until such Disposition shall have been consummated.

Notwithstanding anything to the contrary contained herein and subject to adjustment as provided in clauses (I) and (II) above of the immediately preceding proviso with respect to acquisitions and Dispositions occurring following the Effective Date under the foregoing proviso and adjustments as provided under clause (c) above, Consolidated EBITDA shall be deemed to be $10,640,000, $17,468,000, $27,769,000, and $30,638,000, respectively, for the fiscal quarters ended September 30, 2011, December 31, 2011, March 31, 2012 and June 30, 2012.

“Consolidated Interest Expense” means, with respect to the Borrower for any period, without duplication, the sum of:

(i) consolidated interest expense of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of obligations under Swap Agreements or other derivative instruments pursuant to Financial Accounting Standards Board Accounting Standards Codification 815 (Derivatives and Hedgings)), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, made (less net payments, if any, received), pursuant to interest rate Swap Agreements with respect to Indebtedness, and excluding (1) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with any acquisition, (2) penalties and interest relating to Taxes and any other fees related to the Transactions, (3) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (4) any expensing of bridge, arrangement, structuring, commitment and other financing fees, (5) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty, (6) any one-time cash costs associated with breakage in respect of Swap Agreements for interest rates, (7) all additional interest or liquidated damages then owing pursuant to any registration rights agreement and any comparable “additional interest” or liquidated damages with respect to other securities designed to compensate the holders thereof for a failure to publicly register such securities and (8) any interest in respect of items excluded from Indebtedness in the proviso to the definition thereof; plus

(ii) consolidated capitalized interest of the Borrower and its Restricted Subsidiaries for such period, whether paid or accrued; less

(iii) interest income of the Borrower and its Restricted Subsidiaries for such period.

“Consolidated Net Income” means, with respect to the Borrower for any period, the aggregate of the Net Income attributable to the Borrower and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

(a) any extraordinary gains or losses (less all fees and expenses relating thereto) and all Transaction Costs shall be excluded;

(b) the Net Income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP;

(c) effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP and related authoritative pronouncements (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(d) accruals and reserves that are established or adjusted within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition in accordance with GAAP or changes as a result of adoption or modification of accounting policies in accordance with GAAP shall be excluded;

(e) the Net Income for such period of any Person that is not the Borrower or a Restricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or, if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon calculating such conversion) (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(f) solely for the purpose of determining the Available Amount, the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Loan Party) shall be excluded to the extent that the payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its Organizational Documents or any agreement, instrument or Requirements of Law applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Borrower and its Restricted Subsidiaries will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or, if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon calculating such conversion) (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(g) (i) any net unrealized gain or loss (after any offset) resulting in such period from obligations in respect of Swap Agreements and the application of Financial Accounting Standards Board Accounting Standards Codification 815 (Derivatives and Hedging), (ii) any net unrealized gain or loss (after any offset) resulting in such period from currency transaction or translation gains or losses related to currency remeasurements of Indebtedness (including the net loss or gain (A) resulting from Swap Agreements for currency exchange risk and (B) resulting from intercompany Indebtedness) and all other foreign currency translation gains or losses to the extent such gain or losses are non-cash items, and (iii) any net after-tax effect of income (loss) for such period attributable to the early extinguishment or conversion of (A) Indebtedness, (B) obligations under any Swap Agreements or (C) other derivative instruments, shall be excluded; and

(h) any non-cash (for such period and all other periods) compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, options, restricted stock or other rights or equity incentive programs, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by, or to, management of the Borrower or any of its Restricted Subsidiaries, or any of its direct or indirect Parent Entities, shall be excluded.

“Consolidated Secured Debt” means, as of any date of determination, (i) Consolidated Debt on such date that is secured by a Lien on any asset or property of the Borrower or any Restricted Subsidiary less (ii) the Unrestricted Cash of the Borrower and its Restricted Subsidiaries on such date not to exceed $40,000,000.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Secured Debt as of the last day of the most recently ended Test Period on or prior to such date of determination to (b) Consolidated EBITDA for such Test Period, in each case for the Borrower and its Restricted Subsidiaries.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of the last day of the most recently ended Test Period on or prior to such date of determination.

“Continuing Director” means, at any date, an individual (a) who is a member of the Board of Directors of Holdings on the Effective Date, (b) who, as at such date, has been a member of such Board of Directors for at least the 12 preceding months, (c) who has been nominated or designated to be a member of such Board of Directors, directly or indirectly, by the Permitted Holders or Persons nominated or designated by the Permitted Holders or (d) who has been nominated or designated to be, or designated as, a member of such Board of Directors by a majority of the other Continuing Directors then in office.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlling Shareholder” means the Invus Group, LLC, Invus L.P. or any investment or similar affiliated fund managed by the Invus Group, LLC, Invus L.P. or any of its Affiliates (in each case, other than any operating portfolio companies).

“Converted Restricted Subsidiary” shall have the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” shall have the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”

“Credit Extension” means the making of a Borrowing or Letter of Credit Extension.

“Cumulative Consolidated Net Income” shall mean, as at any date of determination, Consolidated Net Income for the period (taken as one accounting period) commencing on July 1, 2012 and ending on the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b).

“Cure Amount” has the meaning assigned to such term in Section 7.02(a).

“Cure Deadline” has the meaning assigned to such term in Section 7.02(a).

“Cure Right” has the meaning assigned to such term in Section 7.02(a).

“Current Assets” means, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Cash Equivalents or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits.

“Current Liabilities” means, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of interest expense (excluding interest expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) Non-Cash Compensation Liabilities, (e) the effects from applying purchase accounting and (f) accruals, if any, of transaction costs resulting from the Transactions.

“Customary Intercreditor Agreement” means (a) to the extent executed in connection with the issuance, incurrence or other obtaining of secured Indebtedness the Liens on the Collateral securing which Indebtedness are intended to rank equal in priority to the Liens on the Collateral securing the Secured Obligations (but without regard to the control of remedies), at the option of the Borrower and the Administrative Agent acting together in good faith, either (i) any intercreditor agreement substantially in the form of the Equal Priority Lien Intercreditor Agreement or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Secured Obligations (but without regard to the control of remedies) and (b) to the extent executed in connection with the incurrence, issuance or other obtaining of secured Indebtedness the Liens on the Collateral securing which Indebtedness are intended to rank junior to the Liens on the Collateral securing the Secured Obligations, at the option of the Borrower and the Administrative Agent acting together in good faith, either (i) an intercreditor agreement substantially in the form of the Junior Priority Lien Intercreditor Agreement or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior to the Liens on the Collateral securing the Secured Obligations.

“Debt Incurrence Prepayment Event” means any issuance or incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness, but excluding any Indebtedness permitted to be issued or incurred under Section 6.01 (other than Incremental Term Loans incurred in reliance on clause (i) of the proviso to Section 2.20(a)(A) and Permitted Additional Debt incurred in reliance on Section 6.01(o)(i).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Amounts” has the meaning set forth in Section 2.11(d)(ii).

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means at any time, subject to Section 2.22(b), (i) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make a Loan, make a payment to an Issuing Bank in respect of a Letter of Credit, make a payment to the Swingline Lender in respect of a Swingline Loan or make any other payment due hereunder (each, a “funding obligation”), unless subject to a good faith dispute, (ii) any Lender that has notified the Administrative Agent, the Borrower, an Issuing Bank or the Swingline Lender in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such writing or statement states that such position is based on a good faith dispute, (iii) any Lender that has, for three or more Business Days after written request of the Administrative Agent or the Borrower, failed to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iii) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation) or (iv) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company (provided that, in each case neither the reallocation of funding obligations provided for in Section 2.22(a)(ii) as a result of a Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender). Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (iv) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon notification of such determination by the Administrative Agent to the Borrower, the Issuing Banks, the Swingline Lender and the Lenders.

“Defaulting Lender Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Banks, such Defaulting Lender’s Applicable Percentage of the outstanding

Letter of Credit obligations other than Letter of Credit obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or its Restricted Subsidiaries in connection with a Disposition pursuant to Section 6.06(p) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent, setting forth the basis of such valuation (which amount will be reduced by the Fair Market Value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Discount Range” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.11(a)(ii)(C) substantially in the form of Exhibit K.

“Discount Range Prepayment Offer” means the written offer by a Term Lender, substantially in the form of Exhibit L, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Discount Range Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment or Borrower Solicitation of Discount Range Prepayment Offer, five (5) Business Days following the receipt by each relevant Term Lender of notice from the Auction Agent in accordance with Section 2.11(a)(ii)(B), Section 2.11(a)(ii)(C) or Section 2.11(a)(ii)(D), as applicable unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning assigned to such term in Section 2.11(a)(ii)(A).

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or such Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries that will become Restricted Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disposition” means, with respect to any Person, any sale, transfer, lease or other disposition of any asset owned by such Person, including any issuance of Equity Interests in any Restricted Subsidiary.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any subsidiary or parent entity of such Person, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 91 days after the Latest Maturity Date; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale”, “casualty or condemnation event” or a “change of control” shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations then due and payable, the cancellation or expiration of all Letters of Credit and the termination of the Commitments and (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of Holdings (or any direct or indirect parent thereof) or any of its subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Holdings (or any direct or indirect parent company thereof) or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person.

“Disqualified Lenders” means banks, financial institutions or other investors and those Persons who are competitors of the Borrower and its Subsidiaries that have been, in each case, separately identified in writing by the Borrower or the Controlling Shareholder and acknowledged by the Administrative Agent by notice to the Borrower or the Controlling Shareholder prior to July 27, 2012.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars (rounded to the nearest Dollar, with 0.5 of a Dollar being rounded upward) as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Economic Sanctions Laws” means the Trading with the Enemy Act (50 U.S.C. App. §§ 5(b) and 16, as amended), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1706, as amended) and Executive Order 13224 (effective September 24, 2001), as amended.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02) and the Initial Term Loans are funded, which date was August 8, 2012.

“Effective Yield” means, as to any Indebtedness, the effective yield on such Indebtedness as determined by the Borrower and the Administrative Agent, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below) or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the remaining Weighted Average Life to Maturity of such Indebtedness and (y) the four years following the date of incurrence thereof) payable generally to Lenders or other institutions providing such Indebtedness, but excluding any bridge, commitment, arrangement, structuring or other similar fees payable in connection therewith that are not generally shared with the relevant Lenders and, if applicable, customary consent fees for an amendment paid generally to consenting Lenders; provided that, with respect to any Indebtedness that includes an interest rate floor, (1) to the extent that the Reference Rate (or other applicable reference rate) on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (2) to the extent that the Reference Rate (or other applicable reference rate) on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.

“Elected Payments” has the meaning set forth in Section 2.11(c).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person, a Defaulting Lender, any Disqualified Lender or, except as contemplated by Section 2.11(a)(ii) or Section 9.04(g), Holdings, the Borrower or any of its Subsidiaries.

“Embargoed Person” means(a) any country or territory that is the target of a sanctions program administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or (b) any Person that (i) is or is owned or controlled by a Person publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC, (ii) is the target of a sanctions program or sanctions list (A) administered by OFAC, the European Union or Her Majesty’s Treasury, or (B) under the Iran Sanctions Act, as amended, section 1245 of the National Defense Authorization Act for Fiscal Year 2012 or Executive Order 13590 “Authorizing the Imposition of Certain Sanctions with respect to the Provision of Services, Technology or Support for Iran’s Energy and Petro-chemical Sectors,” effective November 21, 2011 (collectively, “Sanctions”) or (iii) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of a sanctions program administered by OFAC.

“Employee Benefit Plan” means any employee benefit plan (within the meaning of Section 3(3) of ERISA) established or maintained by the Borrower or, with respect to any such plan subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means all applicable treaties, rules, regulations, codes, ordinances, judgments, orders, decrees and other applicable Requirements of Law, and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to the protection of the Environment, to preservation or reclamation of natural resources, to the Release or threatened Release of Hazardous Material or to the extent relating to exposure to Hazardous Material, to health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), of Holdings, the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equal Priority Lien Intercreditor Agreement” means an Equal Priority Lien Intercreditor Agreement substantially in the form of Exhibit R-1 to this Agreement to be entered into among the Administrative Agent and one or more Senior Representatives for holders of Indebtedness secured by Liens on the Collateral that rank equal in priority with the Liens on the Collateral securing the Secured Obligations (but without regard to the control of remedies), with such modifications thereto as the Administrative Agent may reasonably agree.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Holdings, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) with respect to a Plan, a failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section

430(i)(4) of the Code); (e) a withdrawal by the Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (g) an event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (h) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (i) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA.

“Eurocurrency” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate.

“Eurocurrency Rate” means:

(a) for any Interest Period with respect to a Eurocurrency Borrowing, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such published rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Borrowing being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to (i) BBA LIBOR, as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time), at approximately 11:00 a.m., London time on such London Banking Day date, for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in Same Day Funds in the approximate amount of the ABR Loan being made or maintained and with a term equal to one month would be offered by the Administrative Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11 a.m. (London time) on such London Banking Day.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any Excess Cash Flow Period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income of the Borrower for such Excess Cash Flow Period;

(ii) an amount equal to the amount of all Non-Cash Charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income, but excluding any such Non-Cash Charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period;

(iii) decreases in Working Capital for such Excess Cash Flow Period (except as a result of an accounting reclassification of items from short-term to long-term or vice versa), decreases in long-term accounts receivable and increases in the long-term portion of deferred revenue for such period (other than any such decreases or increases, as applicable, arising from acquisitions or Dispositions outside the ordinary course of business by the Borrower or any of its Restricted Subsidiaries completed during such period or the application of purchase accounting);

(iv) an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and the Restricted Subsidiaries during such Excess Cash Flow Period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income;

(v) the amount deducted as tax expense in determining Consolidated Net Income in such Excess Cash Flow Period; and

(vi) cash receipts in respect of Swap Agreements during such Excess Cash Flow Period to the extent not otherwise included in such Consolidated Net Income; over

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (a)(ii) above) and cash charges excluded by virtue of clauses (a) through (h) of the definition of “Consolidated Net Income”;

(ii) without duplication of amounts deducted pursuant to clause (ix) below in prior Excess Cash Flow Periods, the amount of Capital Expenditures made in cash during such Excess Cash Flow Period, except to the extent financed with the proceeds of Indebtedness of the Borrower or the Restricted Subsidiaries (other than revolving Indebtedness) or the issuance of Equity Interests by, or the making of capital contributions to, the Borrower or any of its Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business;

(iii) the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Lease Obligations, (B) all principal repayments of Term Loans or Permitted Additional Debt and (C) the amount of any mandatory prepayment of Term Loans actually made pursuant to Section 2.11(b) and any mandatory redemption, repurchase or prepayment of secured Permitted Additional Debt pursuant to the corresponding provisions of the governing documentation thereof, in any such case from the proceeds of any Disposition and that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding (1) Specified Voluntary Prepayments and all other prepayments, repurchases and/or redemptions of Term Loans, Permitted Additional Debt and Junior Financings and (2) all prepayments of revolving credit loans and swingline loans (other than the Loans) except to the extent there is an equivalent permanent reduction in commitments thereunder), made during such Excess Cash Flow Period, in each case except to the extent financed with the proceeds of Indebtedness of the Borrower or the Restricted Subsidiaries (other than revolving Indebtedness) or the issuance of Equity Interests by, or the making of capital contributions to, the Borrower or any of its Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business;

(iv) an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and the Restricted Subsidiaries during such Excess Cash Flow Period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income and the net cash loss on Dispositions to the extent otherwise added to arrive at Consolidated Net Income;

(v) increases in Working Capital for such Excess Cash Flow Period (except as a result of an accounting reclassification of items from short-term to long-term or vice versa), increases in long term accounts receivable and decreases in the long-term portion of deferred revenue for such period (other than any such increases or decreases, as applicable, arising from acquisitions or Dispositions outside the ordinary course of business by the Borrower and the Restricted Subsidiaries during such period or the application of purchase accounting);

(vi) without duplication of amounts deducted pursuant to clause (ix) below in prior Excess Cash Flow Periods, the amount of Investments and Permitted Business Acquisitions made pursuant to Section 6.04 (prior to a Qualified IPO and with respect to Investments only, other than Section 6.04(b) and (p) to the extent that Available Amount is utilized therefor) during such Excess Cash Flow Period, except to the extent that such Investments or Permitted Business Acquisitions were financed with the proceeds of Indebtedness of the Borrower or the Restricted Subsidiaries (other than revolving Indebtedness), or the issuance of Equity Interests by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business;

(vii) the amount of Restricted Payments paid during such Excess Cash Flow Period pursuant to Sections 6.07 (other than Section 6.07(d) or Section 6.07(h)), except to the extent that such Restricted Payments were financed with the proceeds of Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than revolving Indebtedness) or the issuance of Equity Interests by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business;

(viii) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such Excess Cash Flow Period that are made in connection with any redemption, repurchase or prepayment of Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and such payments reduced Excess Cash Flow pursuant to clause (b)(iii) above or reduced the mandatory prepayment required by Section 2.11(c);

(ix) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such Excess Cash Flow Period, relating to Permitted Business Acquisitions (or Investments similar to those made for Permitted Business Acquisitions) or Capital Expenditures to be consummated or made during the following Excess Cash Flow Period (except to the extent financed with the proceeds of Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than revolving Indebtedness), or the issuance of Equity Interests by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries); provided that, to the extent the aggregate amount of cash actually utilized to finance such Permitted Business Acquisitions (or Investments similar to those made for Permitted Business Acquisitions) or Capital Expenditures during the following Excess Cash Flow Period is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such following Excess Cash Flow Period;

(x) cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, except to the extent that such payments were financed by the proceeds of Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than revolving Indebtedness) or the issuance of Equity Interests by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside of the ordinary course of business;

(xi) the aggregate amount of expenditures (other than expenditures constituting Investments, Restricted Payments or payments on any Indebtedness) actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period, except to the extent that such payments were financed by the proceeds of Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than revolving Indebtedness) or the issuance of Equity Interests by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside of the ordinary course of business;

(xii) the amount of taxes, including penalties and interest, paid in cash during such Excess Cash Flow Period; and

(xiii) cash expenditures in respect of Swap Agreements during such Excess Cash Flow Period to the extent not deducted in arriving at such Consolidated Net Income.

“Excess Cash Flow Period” means each Fiscal Year of the Borrower beginning with the Fiscal Year ending December 31, 2013.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” means:

(a) any fee-owned real property with a Fair Market Value (determined at the time of acquisition thereof, or, if acquired prior to the date the applicable Person became a Loan Party, the date such Person became a Loan Party, or, to the extent that any improvements are constructed on any such Real Property after the date of acquisition, including with respect to the Missouri Property, on the date of “substantial completion” or similar timing, as determined by the Borrower in consultation with the Administrative Agent, of such improvements) of less than $5,000,000 and all leasehold interests of a Loan Party (as tenant, lessee, ground lessee, sublessor, subtenant or sublessee) in Real Property;

(b) motor vehicles and other assets subject to certificates of title or ownership to the extent a security interest therein which cannot be perfected by a filing of a financing statement;

(c) any asset (including Equity Interests) if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations is prohibited by any Requirements of Law (other than to the extent that any such prohibition would be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Requirements of Law);

(d) any Excluded Equity Interests;

(e) any contract, instrument, document, lease, license or other agreement to which a Loan Party or any of their property is subject with any Person if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations constitutes a breach of or a default under, or creates a right of termination in favor of any party (other than any Loan Party) to, such lease, license or other agreement (but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the Uniform Commercial Code or any Requirements of Law);

(f) any asset subject to a Lien of the type permitted by Section 6.02(c) or Section 6.02(i) if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations is prohibited by, or constitutes a breach of or a default under, or creates a right of termination in favor of any party (other than any Loan Party) to, any agreement pursuant to which such Lien has been created (but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the Uniform Commercial Code or any Requirements of Law);

(g) those assets as to which the Borrower and the Administrative Agent shall reasonably determine in writing that the costs or other consequences of obtaining or perfecting such a security interest are excessive in relation to the value of the security interest to be afforded thereby; and

(h) any intent-to-use trademark application filed in the United States Patent and Trademark Office to the extent that an amendment to allege use or a verified statement of use with respect to such intent-to-use application has not been filed with and accepted by the United States Patent and Trademark Office.

“Excluded Disregarded Entity” means any Subsidiary of the Borrower that has no material assets other than Equity Interests in one or more Foreign Subsidiaries that are CFCs.

“Excluded Equity Interests” means:

(a) any Equity Interest as to which the Borrower and the Administrative Agent reasonably determine in writing that the costs or other consequences of pledging such Equity Interest are excessive in relation to the value of the security interest to be afforded thereby,

(b) solely in the case of any pledge of the Equity Interests of any Foreign Subsidiary or Excluded Disregarded Entity to secure the Secured Obligations, any Equity Interests that are Voting Stock of such Foreign Subsidiary or Excluded Disregarded Entity in excess of 65% of the outstanding Equity Interests that are Voting Stock of such Foreign Subsidiary or Excluded Disregarded Entity,

(c) any Margin Stock and Equity Interests of any Person, other than any Wholly Owned Restricted Subsidiary, to the extent, and for so long as, the pledge of such Equity Interests is prohibited by the terms of any contractual obligation, Organizational Document, joint venture agreement or shareholders’ agreement applicable to such Person,

(d) the Equity Interests of any Unrestricted Subsidiary,

(e) any Equity Interests of any Subsidiary to the extent that the pledge of such Equity Interests would result in material adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower in consultation with the Administrative Agent, and confirmed in writing by notices to the Administrative Agents, and

(f) any other Equity Interests that constitute Excluded Assets.

“Excluded Subsidiary” means (a) any Unrestricted Subsidiary, (b) any Immaterial Subsidiary (provided that the Borrower shall not be permitted to exclude Immaterial Subsidiaries from guaranteeing the Secured Obligations to the extent that (i) the aggregate amount of gross revenue for all Immaterial Subsidiaries (other than Unrestricted Subsidiaries) excluded by this clause (b) exceeds 7.5% of the consolidated revenues of the Borrower and its Restricted Subsidiaries that are not otherwise Excluded Subsidiaries by virtue of any other clauses of this definition except for this clause (b) for the most recent Test Period ended on or prior to the date of determination or (ii) the aggregate amount of total assets for all Immaterial Subsidiaries (other than Unrestricted Subsidiaries) excluded by this clause (b) exceeds 7.5% of the aggregate amount of Consolidated Total Assets of the Borrower and its Restricted Subsidiaries that are not otherwise Excluded Subsidiaries by virtue of any other clauses of this definition except for this clause (b) as at the end of the most recent Test Period ended on or prior to the date of determination),, (c) any Subsidiary that is prohibited (x) by any Requirement of Law or (y) by any contractual obligation from guaranteeing the Secured Obligations (and for so long as such restrictions or any replacement or renewal thereof is in effect); provided that in the case of clause (y), such contractual obligation existed on the Effective Date or, with respect to any Subsidiary acquired by the Borrower or a Restricted Subsidiary after the Effective Date (and so long as such contractual obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired, (d) any Foreign Subsidiary, unless otherwise agreed by the Borrower, (e) any Domestic Subsidiary that is an Excluded Disregarded Entity or a Subsidiary of a Foreign Subsidiary that is a CFC, unless otherwise agreed by the Borrower, (f) not-for-profit Subsidiaries, if any, (g) any Subsidiary that is not a Wholly Owned Subsidiary, (h) those Subsidiaries as to which the Borrower and the Administrative Agent shall reasonably determine in writing that the costs or other consequences of providing a Guarantee are excessive in relation to the value to be afforded thereby, (i) each other Domestic Subsidiary acquired pursuant to a Permitted Business Acquisition (or similar Investment) and financed with secured Indebtedness incurred pursuant to Section 6.01(h) and the Liens securing which are permitted by Section 6.02(c), and each Restricted Subsidiary acquired in such acquisition that guarantees such Indebtedness, in each case to the extent that, and for so long as, the documentation relating to such Indebtedness to which such Domestic Subsidiary or Restricted Subsidiary, as applicable, is a party prohibits such Subsidiary from guaranteeing the Secured Obligations, and (j) any Subsidiary that would require any consent, approval, license or authorization from any Governmental Authority to provide a Guarantee unless such consent, approval, license or authorization has been received, or is received after commercially reasonable efforts by such Subsidiary to obtain the same, which efforts may be requested by the Administrative Agent.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on or measured by its net income (however denominated) and franchise Taxes imposed on it (in lieu of net income Taxes), including, for the avoidance of doubt, any backup withholding with respect to any such Taxes, as a result of (i) such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office in, the jurisdiction imposing such Tax or (ii) any other present or former connection between such recipient and the jurisdiction imposing such Tax, other than any connections arising solely from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned an interest in, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents, (b) any branch profits Tax imposed under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a) above, (c) any Tax that is attributable to a recipient’s failure to comply with Section 2.17(e), (d) any U.S. federal withholding Tax imposed pursuant to a Requirement of Law in effect at the time a Lender or Issuing Bank, as applicable, becomes a party hereto (or, in the case of any Lender which is a flow-through entity for US federal income tax purposes, the later date (if any) on which the Applicable Tax Owner acquired its indirect interest in this Agreement) or designates a new lending office, except to the extent that such Lender (or Applicable Tax Owner) or Issuing Bank (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.17(a) and (e) any U.S. federal withholding Tax imposed pursuant to FATCA.

“Expected Cure Amount” has the meaning assigned to such term in Section 7.02(b).

“Extended Revolving Commitment” has the meaning assigned to such term in Section 2.21(a).

“Extended Revolving Loans” has the meaning assigned to such term in Section 2.21(a).

“Extended Term Loans” has the meaning assigned to such term in Section 2.21(a).

“Extending Term Lender” has the meaning assigned to such term in Section 2.21(a).

“Extension” has the meaning assigned to such term in Section 2.21(a).

“Extension Offer” has the meaning assigned to such term in Section 2.21(a).

“Facility” means the Term Loans or the Revolving Commitments, as the context may require.

“Fair Market Value” means, with respect to any asset or property or group of assets or property on any date of determination, the price that could be negotiated in an arms’-length transaction between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“FATCA” means current Sections 1471-1474 of the Code (including, for the avoidance of doubt, Section 1471(b)(1)(D) and any agreements entered into pursuant thereto), (and any amended or successor version of such provisions that is substantively comparable and not materially more onerous to comply with), and any current or future regulations issued thereunder or published administrative guidance issued pursuant thereto.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve” means the Board of Governors of the Federal Reserve System of the United States of America, or any successor thereto.

“Financial Covenant” means the covenant set forth in Section 6.11.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, controller or other financial officer of the Borrower.

“Financing Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“First Lien Obligations” means the Secured Obligations and any Permitted Additional Debt Obligations (other than any Permitted Additional Debt Obligations that are unsecured or are secured by a Lien on the Collateral ranking junior to the Lien on the Collateral securing the Secured Obligations).

“Fiscal Year” means the four fiscal quarter period of the Borrower ending December 31.

“Flood Documentation” means, with respect to each Mortgaged Property located in the United States or any territory thereof, (i) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination (together with a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the Borrower and the applicable Loan Party relating thereto) and (ii) a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 5.03 hereof and the applicable provisions of the Security Documents, each of which shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (B) name the Administrative Agent, on behalf of the Secured Parties, as additional insured and loss payee/mortgagee and (C) identify the address of each property located in a Special Flood Hazard Area, the applicable flood zone designation and the flood insurance coverage and deductible relating thereto and (iv) be otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Casualty Prepayment Event” has the meaning set forth in Section 2.11(h).

“Foreign Disposition” has the meaning set forth in Section 2.11(h).

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time, it being understood that, for purposes of this Agreement, all references to codified accounting standards specifically named in this Agreement shall be deemed to include any successor, replacement, amended or updated accounting standard under GAAP.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other payment obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other payment obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other payment obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other payment obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other payment obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other payment obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other payment obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Agreement” means the Guarantee Agreement, dated as of the Effective Date, among the Loan Parties party thereto and the Administrative Agent, substantially in the form of Exhibit B.

“Hazardous Materials” means any substance, material, pollutant, contaminant, chemical, waste, compound or constituent in any form, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes regulated pursuant to or under any Environmental Law.

“Holdings” means (i) Holdings (as defined in the preamble to this Agreement) or (ii) any other Person or Persons (the “New Holdings”) that is a subsidiary of (or are subsidiaries of) Holdings or of any Parent Entity of Holdings (or the previous New Holdings, as the case may be) but not the Borrower or any of its Subsidiaries (the “Previous Holdings”); provided that (a) such New Holdings directly owns 100% of the Equity Interests of the Borrower, (b) the New Holdings shall expressly assume all the obligations of the Previous Holdings under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (c) the New Holdings shall have delivered to the Administrative Agent a certificate of an Responsible Officer stating that such substitution and any supplements to the Loan Documents preserve the enforceability of the Guarantee Agreement and the perfection and priority of the Liens under the Security Documents, (d) if reasonably requested by the Administrative Agent, an opinion of counsel shall be delivered by the Borrower to the Administrative Agent to the effect that without limitation such substitution does not breach or result in a default under this Agreement or any other Loan Document in form and substance reasonably satisfactory to the Administrative Agent, (e) all Equity Interests of the Borrower and substantially all of the other assets of the Previous Holdings are contributed or otherwise transferred to such New Holdings and pledged to secure the Secured Obligations and (f) no Event of Default has occurred and is continuing at the time of such substitution and such substitution does not result in any Event of Default or material tax liability; provided, further, that if each of the foregoing is satisfied, the Previous Holdings shall be automatically released of all its obligations under the Loan Documents and any reference to “Holdings” in the Loan Documents shall be meant to refer to the “New Holdings”.

“Identified Participating Lenders” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Identified Qualifying Lenders” has the meaning specified in Section 2.11(a)(ii)(D).

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary of the Borrower (a) whose total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of the most recent Test Period ended on or prior to such determination date were less than 5% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries at such date and (b) whose gross revenues (when combined with the revenues of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) for such Test Period were less than 5% of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Incremental Amendment” means an Incremental Term Facility Amendment or an Incremental Revolving Facility Amendment.

“Incremental Cap” has the meaning assigned to such term in Section 2.20(a).

“Incremental Facilities” has the meaning assigned to such term in Section 2.20(a)

“Incremental Revolving Commitments” has the meaning assigned to such term in Section 2.20(a).

“Incremental Revolving Facility” has the meaning assigned to such term in Section 2.20(a).

“Incremental Revolving Facility Amendment” has the meaning assigned to such term in Section 2.20(b)(ii).

“Incremental Revolving Facility Closing Date” has the meaning assigned to such term in Section 2.20(b)(ii).

“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.20(a).

“Incremental Term Facility Amendment” has the meaning assigned to such term in Section 2.20(b)(iii).

“Incremental Term Facility Closing Date” has the meaning assigned to such term in Section 2.20(b)(iii).

“Incremental Term Commitment” has the meaning assigned to such term in Section 2.20(a).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.20(a).

“Indebtedness” of any Person means, without duplication:

(a) all obligations of such Person for borrowed money;

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person;

(d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (except any such balance or obligation that constitutes (i) a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business and specifically including in such exception, any obligation to purchase or pay for the ingredients for such Person’s products in the ordinary course of business) which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto;

(e) all Capitalized Lease Obligations of such Person;

(f) net obligations under any Swap Agreements;

(g) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit;

(h) the principal component of all obligations of such Person in respect of bankers’ acceptances;

(i) all obligations of such Person with respect to Disqualified Equity Interests;

(j) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; and

(k) all Guarantees by such Person in respect of any of the foregoing;

provided that Indebtedness shall not include (i) prepaid or deferred revenue arising in the ordinary course of business and (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset.

The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof. The amount of any Indebtedness of any Person with respect to Swap Agreements for purposes of clause (f) above shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (j) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means all Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, other than Excluded Taxes and Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12(a).

“Information Memorandum” means the Confidential Information Memorandum dated July 2012 relating to the Loan Parties and the Financing Transactions.

“Initial Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make an Initial Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Initial Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption. The amount of each Lender’s Initial Term Commitment as of the Effective Date is set forth on Schedule 2.01. The initial aggregate amount of the Lenders’ Initial Term Commitments on the Effective Date is $350,000,000.

“Initial Term Lender” means a Lender with an Initial Term Commitment or an outstanding Initial Term Loan.

“Initial Term Loan” has the meaning assigned to such term in Section 2.01(a).

“Initial Term Maturity Date” shall mean August 8, 2019; provided that if such date is not a Business Day, the “Initial Term Maturity Date” will be the next Business Day immediately following such date.

“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit Q.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (including a Swingline Loan), the last Business Day of each March, June, September and December, commencing on September 30, 2012, and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date such Borrowing is disbursed or converted to or continued as a Eurocurrency Borrowing and ending on the date that is one, two, three or six months thereafter as selected by the Borrower in its Borrowing Request (or, if available from each Lender (or with respect to any Interest Period beginning on the Effective Date, the Administrative Agent) participating therein, any period shorter than one month or nine or twelve months); provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month at the end of such Interest Period and (c) no Interest Period shall extend beyond the maturity date for the applicable Class of Loans. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as to any Person, any acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or Indebtedness or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrower and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing repayments of principal and payments of interest in respect of such Investment (to the extent any such aggregate payments to be deducted do not exceed the original principal amount of such Investment), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (c) any Investment in the form of a transfer of Equity Interests or other non-cash property or services by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the Fair Market Value (as determined in good faith by a Financial Officer) of such Equity Interests or other property or services as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment, except that the amount of any Investment in the form of a Permitted Business Acquisition shall be the Permitted Business Acquisition Consideration, minus (i) the amount of any portion of such Investment that has been repaid to the investor as a repayment of principal or a return of capital, and of any payments or other amounts actually received by such investor representing interest, dividends, or other distributions or similar payments in respect of such Investment (to the extent the amounts referred to in clause (i) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.

“IRS” means the U.S. Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means (a) Citibank, N.A. and (b) each Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(k) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(l)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Bookrunners” means Citigroup Global Markets Inc. and Morgan Stanley Senior Funding, Inc., each in its capacity as a joint bookrunner and joint lead arranger.

“Junior Financing” means any Indebtedness of the Borrower or any Restricted Subsidiary that is subordinated in right of payment to the Loan Document Obligations.

“Junior Priority Lien Intercreditor Agreement” means a Junior Priority Lien Intercreditor Agreement substantially in the form of Exhibit R-2 to this Agreement, entered into among the Administrative Agent and one or more Senior Representatives for holders of Indebtedness secured by Liens on the Collateral that rank junior to the Liens on the Collateral securing the Secured Obligations, with such modifications thereto as the Administrative Agent may reasonably agree.

“Latest Maturity Date” means, with respect to any incurrence, issuance, extension or other obtaining of Indebtedness or any issuance of Equity Interests, in each case at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment (or applicable Class of Loan or Commitment) outstanding hereunder as determined on the date of any such incurrence, issuance, extension or obtaining, including the latest maturity or expiration date of any Incremental Term Loan, any Extended Term Loan, any Incremental Revolving Loan, any Extended Revolving Loan, any Incremental Revolving Commitment or any Extended Revolving Commitment.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate amount of all Letters of Credit that remains available for drawing at such time and (b) the Dollar Equivalent of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Lender Insolvency Event” means that such Lender or its Parent Company is the subject of a proceeding under any Debtor Relief Laws, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment under any Debtor Relief Laws.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Revolving Facility Amendment or an Incremental Term Facility Amendment, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lending Office” means for any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit or bank guarantee issued pursuant to this Agreement other than any such letter of credit or bank guarantee that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Letter of Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“Letter of Credit Sublimit” means an amount equal to $10,000,000. The Letter of Credit Sublimit is part of and not in addition to the aggregate Revolving Commitments.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement or extended title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral, and (iii) all other monetary obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment and performance of all other obligations of the Borrower under or pursuant to each of the Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to the Collateral Agreement and each of the other Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Documents” means this Agreement, the Guarantee Agreement, the Security Documents, any Customary Intercreditor Agreement and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.09(e).

“Loan Parties” means Holdings, the Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

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“Management Investors” means the officers, directors and employees of Holdings, the Borrower and the Restricted Subsidiaries who become investors in Holdings, any of its Parent Entities or in the Borrower.

“Margin Stock” has the meaning set forth in Regulation U of the Federal Reserve.

“Master Agreement” has the meaning given such term in the definition of the term “Swap Agreement”.

“Material Adverse Effect” means any event, development or circumstance or condition that would materially adversely affect (a) the business, operations or the financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole; (b) the ability of the Loan Parties (taken as a whole) to fully and timely perform any of their payment obligations under the Loan Documents; or (c) the rights and remedies available to the Lenders or the Administrative Agent under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loan Document Obligations) of any one or more of the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $15,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be its Swap Termination Value.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.21(b).

“Missouri Property” means a tract of land in the S-1/2 of the SW-1/4 of Section 14, Township 27 North, Range 32 West of the Fifth principal base and meridian in Jasper County, Missouri, together with any and all buildings, structures, fixtures and improvements located thereon.

“MNPI” means any material information with respect to Holdings, the Borrower or any of its Subsidiaries or any of their respective securities for purposes of United States federal securities laws that is not publicly available and has not been made available to investors in the Borrower’s public securities.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, security deed, hypothec, charge or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations. Each Mortgage shall be entered into by the owner of a Mortgaged Property in favor of the Administrative Agent and shall be substantially in the form of Exhibit S to this Agreement (with such changes thereto as may be necessary to account for local law matters) or otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Mortgaged Property” means each parcel of real property and the improvements thereto owned by a Loan Party (unless such parcel is an Excluded Asset) or with respect to which a Mortgage is granted.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Necessary Cure Amount” has the meaning assigned to such term in Section 7.02(b).

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale Prepayment Event or any Casualty Prepayment Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Asset Sale Prepayment Event or Casualty Prepayment Event (including any cash and Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Prepayment Event, any insurance proceeds or condemnation awards in respect of such Casualty Prepayment Event actually received by or paid to or for the account of the Borrower or any of the Restricted Subsidiaries) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Asset Sale Prepayment Event or Casualty Prepayment Event and required to be repaid in connection with such Asset Sale Prepayment Event or Casualty Prepayment Event (other than Indebtedness under the Loan Documents), (B) the out-of-pocket fees, commissions and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Asset Sale Prepayment Event or Casualty Prepayment Event, (C) Taxes (or distributions for Taxes pursuant to Section 6.07(b)) paid or reasonably estimated to be payable in connection therewith, (D) in the case of any Asset Sale Prepayment Event or Casualty Prepayment Event by a non-Wholly Owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (D)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Wholly Owned Restricted Subsidiary as a result thereof, and (E) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (E); provided that, if no Event of Default has occurred and is continuing, on the date of receipt of such proceeds, the Borrower or any Restricted Subsidiary may state, in a written certificate delivered to the Administrative Agent following receipt of any such proceeds, the Borrower’s or such Restricted Subsidiary’s intention to use, or to commit to use, any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower and the Restricted Subsidiaries or to make investments in Permitted Business Acquisitions or Investments permitted by Section 6.04 or make other Capital Expenditures, in each case, within twelve months of such receipt, and such portion of such proceeds shall not constitute Net Cash Proceeds except to the extent (A) not so used within such twelve-month period or (B) if committed to be used within such twelve-month period, not so used within 18 months of such receipt); provided further that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $5,000,000 and (y) no such net cash proceeds in any calendar year shall constitute Net Cash Proceeds under this clause (a) until the aggregate amount of all such net cash proceeds shall exceed $10,000,000 (and then only with respect to the amount in excess of $10,000,000); and

(b) with respect to the incurrence, issuance or other obtaining of any Indebtedness by the Borrower or any Restricted Subsidiary or any sale or issuance of Qualified Equity Interests by the Borrower or any Parent Entity of the Borrower, the excess, if any, of (A) the sum of the cash and Cash Equivalents received in connection with such incurrence, issuance or other obtaining over (B) the investment banking fees, discounts, issuance costs, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such incurrence, issuance or other obtaining (and with respect to any sale or issuance of Qualified Equity Interests by any direct or indirect parent of the Borrower, the amount of cash from such sale or issuance of Qualified Equity Interests contributed to the capital of the Borrower).

For purposes of calculating the amount of Net Cash Proceeds, fees, commissions and other costs and expenses payable to the Borrower or any of its Subsidiaries or Parent Entities shall be disregarded.

“Net Income” means, the consolidated net income (loss) of the Borrower, determined in accordance with GAAP.

“Non-Cash Charges” means (a) any non-cash impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities pursuant to GAAP, (b) all non-cash losses from investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of purchase accounting, (e) the non-cash impact of accounting changes or restatements and (f) other non-cash charges (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive-based compensation awards or arrangements.

“Non-Cash Compensation Liabilities” means any liabilities recorded in connection with stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Loan Party Indebtedness Amount” means the greater of (a) $25,000,000 and (b) 25% of Consolidated EBITDA of the Borrower for the Test Period most recently ended on or prior to the date of issuance, incurrence or other obtaining of such Indebtedness.

“OFAC” has meaning set forth in the definition of “Embargoed Person.”

“Offered Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Offered Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“OID” has the meaning assigned to such term in Section 2.20(a).

“Open Market Purchase” has the meaning assigned to such term in Section 9.04(g).

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and by-laws or other organizational or governing documents of such Person (including any limited liability company or operating agreement).

“Other Taxes” means all present or future recording, stamp, documentary, or similar excise or other Taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed with respect to an assignment of a Loan or Commitment (“Assignment Taxes”), but only to the extent such Assignment Taxes are not imposed in respect of an assignment made at the request of the Borrower and are imposed as a result of a present or former connection between the assignor or assignee and the jurisdiction imposing such Tax (other than any connections arising solely from such assignor or assignee having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned an interest in, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents).

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in such Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for such Alternative Currency to major banks in such interbank market.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Regulation Y of the Federal Reserve), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the equity interests of such Lender.

“Parent Entity” shall mean any Person that is a direct or indirect parent company (which may be organized as, among other things, a partnership) of Holdings and/or the Borrower, as applicable.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(ii).

“Participating Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate substantially in the form of Exhibit D.

“Permitted Additional Debt” means (i) secured or unsecured bonds, notes or debentures (which bonds, notes or debentures, if secured, may be secured either by Liens on the Collateral ranking equal in priority to Liens on the Collateral securing the Secured Obligations (but without regard to control of remedies) or by Liens on the Collateral junior in priority to the Liens on the Collateral securing the Secured Obligations) or (ii) secured or unsecured loans (which loans, if secured, may be secured by Liens on the Collateral ranking junior in priority to the Liens on the Collateral securing the Secured Obligations), in each case issued, incurred or otherwise obtained by the Borrower or a Subsidiary Loan Party;

provided that (a) the terms of such Indebtedness do not provide for maturity or any scheduled amortization or mandatory repayment, mandatory redemption, mandatory offer to purchase or sinking fund obligation prior to the date that is 91 days after the Latest Maturity Date, other than, subject (except in the case of any such Indebtedness that constitutes First Lien Obligations) to the prior repayment of or the prior offer to repay (and to the extent such offer is accepted, the prior repayment of) the Loan Document Obligations, customary offers to purchase upon a change of control, asset sale event or casualty or condemnation event and customary acceleration rights upon an event of default, (b) the covenants, events of default, subsidiary guarantees and other terms for such Indebtedness (provided that such Indebtedness shall have interest rates (including through fixed interest rates), interest rate margins, rate floors, fees, funding discounts, original issue discounts and redemption or prepayment terms and premiums determined by the Borrower to be market rates, margins, rate floors, fees, discounts, terms and premiums at the time of issuance of such Indebtedness), taken as a whole, are determined by the Borrower to not be materially more restrictive on the Borrower and its Restricted Subsidiaries than the terms of this Agreement (as in effect on the Effective Date) (provided that such terms shall not be deemed to be more restrictive solely as a result of the inclusion in the documentation governing such Indebtedness of any Previously Absent Financial Maintenance Covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such Previously Absent Financial Maintenance Covenant for the benefit of the Lenders); provided that a certificate of an Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence, issuance or other obtaining of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (c) if such Indebtedness is senior subordinated or subordinated Indebtedness, the terms of such Indebtedness provide for customary “high yield” subordination in right of payment of such Indebtedness to the Secured Obligations, (d) if such Indebtedness is secured, such Indebtedness shall not be secured by any property or assets other than the Collateral and shall be subject to an applicable Customary Intercreditor Agreement and (e) no Subsidiary of the Borrower (other than a Subsidiary Loan Party) is an obligor under such Indebtedness.

“Permitted Additional Debt Documents” means any document or instrument (including any guarantee, security agreement or mortgage and which may include any or all of the Loan Documents) issued or executed and delivered with respect to any Permitted Additional Debt by any Loan Party.

“Permitted Additional Debt Obligations” means, if any secured Permitted Additional Debt has been incurred, issued or otherwise obtained and is outstanding, the collective reference to (a) the due and punctual payment of (i) the principal of and premium, if any, and interest at the applicable rate provided in the applicable Permitted Additional Debt Documents (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on any such Permitted Additional Debt, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment, redemption or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower or any other Loan Party to any of the Permitted Additional Debt Secured Parties under the applicable Permitted Additional Debt Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower or any Loan Party under or pursuant to applicable Permitted Additional Debt Documents.

“Permitted Additional Debt Secured Parties” means the holders from time to time of the secured Permitted Additional Debt Obligations (and any representative on their behalf).

“Permitted Business Acquisition” means the purchase or other acquisition, by merger or otherwise, by the Borrower or any Restricted Subsidiary of Equity Interests in, or the assets of (including the assets constituting a business unit, division, product line or line of business of), any Person; provided that (a) in the case of any purchase or other acquisition of Equity Interests in a Person, such Person, upon the consummation of such acquisition, will be a Restricted Subsidiary (including as a result of a merger or consolidation between any Restricted Subsidiary and such Person), (b) the business of such Person, or such assets, as the case may be, constitute a business permitted by Section 5.15, (c) with respect to each such purchase or other acquisition, all actions, if any, required to be taken with respect to such newly created or acquired Restricted Subsidiary (including each subsidiary thereof) or assets in order to satisfy the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” to the extent applicable shall be taken (or arrangements for the taking of such actions reasonably satisfactory to the Administrative Agent shall have been made) within the time frames set forth in Section 5.10, (d) after giving effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing and the Borrower shall be in compliance, on a Pro Forma Basis, with the Financial Covenant for the most recent Test Period ended on or prior to the date of consummation of such acquisition and (e) for any Permitted Business Acquisition with a Permitted Business Acquisition Consideration in excess of $25,000,000, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer certifying that all the requirements set forth in this definition have been satisfied with respect to such purchase or other acquisition.

“Permitted Business Acquisition Consideration” means in connection with any Permitted Business Acquisition, the aggregate amount (as valued at the Fair Market Value of such Permitted Business Acquisition at the time such Permitted Business Acquisition is made) of, without duplication: (a) the purchase consideration paid or payable in cash for such Permitted Business Acquisition, whether payable at or prior to the consummation of such Permitted Business Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including any and all payments representing the purchase price and any assumptions of Indebtedness and/or Guarantee, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business and (b) the aggregate amount of Indebtedness incurred, issued, obtained or assumed in connection with such Permitted Business Acquisition; provided, in each case, that any such future payment that is subject to a contingency shall be considered Permitted Business Acquisition Consideration only to the extent of the reserve, if any, required under GAAP (as determined at the time of the consummation of such Permitted Acquisition) to be established in respect thereof by the Borrower or its Restricted Subsidiaries.

“Permitted Cure Securities” means Qualified Equity Interests of any Parent Entity of the Borrower in the form of common equity or in such other form as is reasonably acceptable to the Administrative Agent, in each case, issued pursuant to Section 7.02.

“Permitted Holder” means (i) the Controlling Shareholder, (ii) William W. Bishop, his immediate family members and spouse and his and their respective heirs, legatees, descendants and blood relatives to the third degree of consanguinity, (iii) the executors and administrators of the estate of any such individual referred to in the foregoing clause (ii) hereof and (iv) any trust for the benefit of any such individual referred to in the foregoing clause (ii).

“Permitted Refinancing Indebtedness” means with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness issued, incurred or otherwise obtained in exchange for, or as a replacement of, (including by entering into alternative financing arrangements in respect of such exchange or replacement (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such Indebtedness has been terminated and including, in each case, through any credit agreement, loan agreement, note purchase agreement, indenture or other agreement), or the net proceeds of which are used to modify, extend, refinance, renew, replace, redeem, repurchase, defease, amend, supplement, restructure, repay or refund (collectively to “Refinance” or a “Refinancing” or “Refinanced”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses), (b) other than with respect to a Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(i), the Weighted Average Life to Maturity and final maturity date of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Loan Document Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) if such Permitted Refinancing Indebtedness is permitted by Section 6.01(a), 6.01(b) or 6.01(o), the direct and contingent obligors with respect to such Permitted Refinancing Indebtedness are not changed (except that any Loan Party may be added as an additional direct or contingent obligor in respect of such Permitted Refinancing Indebtedness) (e) if the Indebtedness being Refinanced is secured by any collateral (whether ranking equal in priority with, or junior to, the Liens securing the Secured Obligations or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral (including in respect of Indebtedness of Restricted Subsidiaries that are not Loan Parties otherwise permitted under this Agreement only, any collateral pursuant to after-acquired property clauses) on terms no less favorable to the Secured Parties than those contained in the documentation (including any Customary Intercreditor Agreement, as applicable) governing the Indebtedness being Refinanced.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 5.01.

“Pledged Collateral” has the meaning assigned to such term in the Collateral Agreement.

“Post-Transaction Period” means, (a) with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated and (b) with respect to any Specified Restructuring, the period beginning on the date such Specified Restructuring is initiated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Specified Restructuring is initiated.

“Prepayment Event” means any Asset Sale Prepayment Event, Casualty Prepayment Event or Debt Incurrence Prepayment Event.

“Present Fair Saleable Value” shall mean the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the applicable Person and its subsidiaries taken as a whole are sold on a going-concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

“Previously Absent Financial Maintenance Covenant” shall mean, at any time (x) any financial maintenance covenant that is not included in this Agreement at such time and (y) any financial maintenance covenant that is included in this Agreement at such time but with covenant levels in this Agreement that are less restrictive on the Borrower and the Restricted Subsidiaries.

“Prime Rate” means the rate publicly announced from time to time by the Administrative Agent as its “prime rate.” The Prime Rate is based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Transaction Period with respect to the Acquired EBITDA of the applicable Pro Forma Entity or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease (for the avoidance of doubt net of any such increase or decrease actually realized) in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken, committed to be taken or expected to be taken prior to or during such Post-Transaction Period, for the purposes of realizing reasonably identifiable and factually supportable cost savings, operating expense reductions or other synergies prior to or during such Post-Transaction Period or (b) any additional costs, expenses, charges, accruals or reserves (collectively “Costs”) incurred prior to or during such Post-Transaction Period in connection with the combination of the operations of a Pro Forma Entity with the operations of the Borrower and its Restricted Subsidiaries or otherwise in connection with, as a result of, or related to, such Specified Transaction or Specified Restructuring; provided that (i) at the election of the Borrower, such Pro Forma Adjustment shall not be required to be determined for any Pro Forma Entity to the extent the aggregate consideration paid in connection with such acquisition was less than $25,000,000 and (ii) so long as such actions are taken, committed to be taken or expected to be taken prior to or during such Post-Transaction Period or such Costs are incurred prior to or during such Post-Transaction Period it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings, operating expense reductions or synergies will be realizable during the entirety of such Test Period, or such additional Costs will be incurred during the entirety of such Test Period; and provided, further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings, operating expense reductions, synergies or Costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period; provided further that the aggregate amount of all such Pro Forma Adjustments made in respect of any Specified Restructuring shall not exceed 10% of Consolidated EBITDA for any Test Period.

“Pro Forma Adjustment Certificate” shall mean any certificate of a Responsible Officer of the Borrower delivered pursuant to Section 5.01(d).

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” shall mean, with respect to calculating any financial ratio, covenant or other test hereunder, for any Specified Transactions or Specified Restructurings that have been made during any applicable Test Period or, if applicable, subsequent to such Test Period and prior to or simultaneously with the events for which any such calculation is made, shall be calculated on a pro forma basis assuming that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions, Specified Restructurings and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such ratio, test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a sale, transfer or other Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Business Acquisition or Investment described in the definition of the term “Specified Transaction,” any incurrence, issuance, assumption, other obtaining, guarantee, repayment, redemption, retirement, extinguishment or other Refinancing of any Indebtedness (other than Indebtedness incurred under any revolving credit facility that has not been permanently repaid).

“Pro Forma Entity” shall mean any Acquired Entity or Business, any Sold Entity or Business, any Converted Restricted Subsidiary or any Converted Unrestricted Subsidiary.

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“Public Lender” has the meaning assigned to such term in Section 5.01.

“Qualified Equity Interests” means with respect to the Equity Interests of any Person, any Equity Interests other than Disqualified Equity Interests of such Person.

“Qualified IPO” means the issuance by Holdings or any parent thereof of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933, as amended (and the rules and regulations of the SEC promulgated thereunder) (whether alone or in connection with a secondary public offering).

“Qualifying Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Real Property” means, collectively, all right, title and interest in and to any and all parcels of or interests in real property owned or leased by any person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership thereof.

“Reference Rate” means, on any day, an interest rate per annum equal to the product of (a) the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on such day by reference to BBA LIBOR, as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time), for Dollar deposits for a period equal to three-months; provided that, to the extent that the Eurocurrency Rate is not ascertainable pursuant to the foregoing, the Reference Rate shall be determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for a three month Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on such date.

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation T” has the meaning set forth in Regulation T of the Federal Reserve.

“Regulation U” has the meaning set forth in Regulation U of the Federal Reserve.

“Regulation X” has the meaning set forth in Regulation X of the Federal Reserve.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and controlling persons of such Person and of each of such Person’s Affiliates and permitted successors and assigns.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment (including ambient air, indoor air, surface water, groundwater, land surface or subsurface strata) and including within, from or into any building, or any structure, facility or fixture.

“Repricing Transaction” means (a) the incurrence by the Borrower of any Indebtedness (including any new or additional term loans under this Agreement, whether incurred directly or by way of the conversion of Initial Term Loans into a new Class of replacement term loans under this Agreement) that is broadly marketed or syndicated to banks, financial institutions or other investors in financings similar to the credit facilities provided for in this Agreement (i) having an Effective Yield for the respective Type of such Indebtedness that is less than the Effective Yield for the Initial Term Loans of the respective equivalent Type, but excluding Indebtedness incurred in connection with a Change in Control, and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of Initial Term Loans or (b) any effective reduction in the Effective Yield for the Initial Term Loans (e.g., by way of amendment, waiver or otherwise), except for a reduction in connection with a Change in Control. Any determination by the Administrative Agent with respect to whether a Repricing Transaction shall have occurred shall be conclusive and binding on all Lenders holding the Initial Term Loans.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments (other than Swingline Commitments) representing more than 50% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments (other than Swingline Commitments) at such time; provided that to the extent set forth in Section 9.02, (a) the Revolving Exposures, Term Loans and unused Commitments of the Borrower and (b) whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Commitments of, each Defaulting Lender shall in each case be excluded for purposes of making a determination of Required Lenders. Solely for purposes of this definition, Revolving Exposures shall be deemed to include all Extended Revolving Loans of all Classes, all Incremental Revolving Loans of all Classes and any swingline loans or letter of credit exposure, in each case then outstanding under the related Commitments.

“Required Percentage” means, with respect to each Excess Cash Flow Period, 50%; provided that if the Consolidated Secured Leverage Ratio at the end of any Excess Cash Flow Period (which Consolidated Secured Leverage Ratio shall, solely for purposes of this definition, be calculated as if any Elected Payments made following such Excess Cash Flow Period, but prior to the date of payment required by Section 2.11(c), were made during such Excess Cash Flow Period), is (i) less than or equal to 2.75 to 1.00 but greater than 2.25 to 1.00, the Required Percentage shall be 25% or (ii) less than or equal to 2.25 to 1.00, the Required Percentage shall be 0%.

“Required Reimbursement Date” has the meaning assigned to such term in Section 2.05(f).

“Required Revolving Lenders” means, at any time, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the aggregate Revolving Exposures and the unused aggregate Revolving Commitments at such time; provided that to the extent set forth in Section 9.02, (a) the Revolving Exposures and unused Revolving Commitments of the Borrower and (b) whenever there are one or more Defaulting Lenders, the total outstanding Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender shall in each case be excluded for purposes of making a determination of the Required Revolving Lenders.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, chief accounting officer, chief operating officer, president, vice president, chief financial officer, treasurer or assistant treasurer, or other similar officer, manager or a director of a Loan Party and with respect to certain limited liability companies or partnerships that do not have officers, any director, manager, sole member, managing member or general partner thereof, and as to any document delivered on the Effective Date or thereafter pursuant to paragraph (a)(i) of the definition of the term “Collateral and Guarantee Requirement,” any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Revaluation Date” means, with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount) (iii) each date of any payment by an Issuing Bank under any Letter of Credit denominated in an Alternative Currency and (iv) such additional dates as are set forth in this Agreement.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments in accordance with the terms of this Agreement.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption or pursuant to a Revolving Commitment Increase. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01. The initial aggregate amount of the Lenders’ Revolving Commitments on the Effective Date is $40,000,000.

“Revolving Commitment Fee” has the meaning assigned to such term in Section 2.12(a).

“Revolving Commitment Increase” has the meaning assigned to such term in Section 2.20(a).

“Revolving Commitment Increase Lender” has the meaning assigned to such term in Section 2.20(c)(i).

“Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of the Dollar Equivalent of the outstanding principal amount of such Revolving Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loans” means Loans made pursuant to clause (b) of Section 2.01.

“Revolving Maturity Date” means August 8, 2017; provided that, if such date is not a Business Day, the “Revolving Maturity Date” will be the next Business Day immediately following such date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.03.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable Issuing Bank to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanctions” has the meaning assigned to such term in the definition of the term Embargoed Person.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Obligations” means the due and punctual payment and performance of all obligations of Holdings, the Borrower and the Restricted Subsidiaries (unless otherwise elected by Holdings, the Borrower, or any Restricted Subsidiary, as applicable) in respect of any Cash Management Services provided to Holdings, the Borrower or any Restricted Subsidiary (whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to the Administrative Agent or any of its Affiliates, (b) owed on the Effective Date to a Person that is a Lender or an Affiliate of a Lender as of the Effective Date (or who becomes a Lender or an Affiliate of a Lender within 30 days of the Effective Date), or (c) owed to a Person that is a Lender or an Affiliate of a Lender at the time such obligations are incurred or shall become a Lender or an Affiliate of a Lender after it has incurred such obligations.

“Secured Obligations” means (a) the Loan Document Obligations, (b) the Secured Cash Management Obligations and (c) the Secured Swap Obligations.

“Secured Parties” means (a) each Lender, (b) each Issuing Bank, (c) the Administrative Agent, (d) each Person to whom any Secured Cash Management Obligations are owed, (e) each counterparty to any Swap Agreement the obligations under which constitute Secured Swap Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the permitted successors and assigns of each of the foregoing.

“Secured Swap Obligations” means the due and punctual payment and performance of all obligations of Holdings, the Borrower and the Restricted Subsidiaries (unless otherwise elected by Holdings, the Borrower, or any Restricted Subsidiary, as applicable) under each Swap Agreement that (a) is with a counterparty that is the Administrative Agent or any of its Affiliates, (b) is in effect on the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Effective Date (or who becomes a Lender or an Affiliate of a Lender within 30 days of the Effective Date) or (c) is entered into after the Effective Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into or shall become a Lender or an Affiliate of a Lender after it has entered into such agreement.

“Security Documents” means the Collateral Agreement, the Mortgages and each other security agreement, pledge agreement or other agreement or document executed and delivered pursuant to the Collateral and Guarantee Requirement, Section 5.10, 5.11 or 5.14 to secure any of the Secured Obligations.

“Senior Representative” means, with respect to any series of Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Significant Subsidiary” means, at any date of determination, (a) any Restricted Subsidiary whose total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) at the last day of the most recent Test Period ended on or prior to such date of determination were equal to or greater than 10% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date, (b) any Restricted Subsidiary whose gross revenues (when combined with the gross revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) for such Test Period were equal to or greater than 10% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP or (c) each other Restricted Subsidiary that, when such Restricted Subsidiary’s total assets or gross revenues (when combined with the total assets or gross revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) are aggregated with each other Restricted

Subsidiary (when combined with the total assets or gross revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) that is the subject of an Event of Default described in clauses (h) or (i) of Section 7.01 would constitute a “Significant Subsidiary” under clause (a) or (b) above.

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Solicited Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Solicited Discounted Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Solicited Discounted Prepayment Notice” means a written notice of a Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit M.

“Solicited Discounted Prepayment Offer” means the written offer by each Term Lender, substantially in the form of Exhibit N, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Solvent” and “Solvency” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis on the Effective Date, that (i) the sum of the liabilities (including contingent liabilities) of the Borrower and its Restricted Subsidiaries, on a consolidated basis, does not exceed the Present Fair Saleable Value of the assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis, (ii) the capital of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the Effective Date, (iii) the Borrower and its Restricted Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise) and (iv) the Borrower and the Restricted Subsidiaries on a consolidated basis are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability shall be computed as the amount that, in light of all of the facts and circumstances existing as of the Effective Date, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Specified Discount Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Specified Discount Prepayment Notice” means a written notice of the Borrower of a Discounted Term Loan Prepayment made pursuant to Section 2.11(a)(ii)(B) substantially in the form of Exhibit I.

“Specified Discount Prepayment Response” means the written response by each Term Lender, substantially in the form of Exhibit J, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Specified Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Specified Dividend” means the dividends and distribution to be paid by the Borrower on its Equity Interests (including related payments to optionholders with respect to such Equity Interests) on or about the Effective Date in an aggregate amount not to exceed $350,000,000; provided that the portion of the Specified Dividend that is required to be used by the Borrower (or any of its Parent Entities) to make deferred payments to employees, officers, directors and other holders of options with respect to such Equity Interests that are subject to vesting may be paid at any time after the Effective Date in conjunction with the vesting of such options.

“Specified Restructuring” means any restructuring or other strategic initiative (including cost saving initiative) of the Borrower or any of its Restricted Subsidiaries after the Effective Date and not in the ordinary course and described in reasonable detail in a certificate of a Responsible Officer delivered by the Borrower to the Administrative Agent.

“Specified Representations” means the representations and warranties set forth in Sections 3.01(a), 3.01(d), 3.02(a), 3.02(b), 3.03, 3.10, 3.11, 3.17 (with customary exceptions thereto), 3.18, 3.20 and 3.22.

“Specified Transaction” means any Investment that results in a Person becoming a Restricted Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Business Acquisition, any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise, or any incurrence, issuance, assumption, other guarantee, repayment, redemption, retirement, extinguishment or other Refinancing of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), Restricted Payment or other transaction that by the terms of this Agreement requires a ratio, test or covenant to be calculated on a “Pro Forma Basis”, be given in “Pro Forma Compliance” with, or after giving “Pro Forma Effect.”

“Specified Voluntary Prepayment” means any prepayment of Term Loans (and, to the extent the Revolving Commitments or Incremental Revolving Commitments are reduced in a corresponding amount pursuant to Section 2.08, Revolving Loans or Incremental Revolving Loans) made pursuant to Section 2.11(a)(i), excluding any such prepayment funded with the proceeds of issuances of Equity Interests or Indebtedness (other than revolving Indebtedness).

“Spot Rate” means on any day, with respect to any currency, the rate at which such currency may be exchanged into another currency, which shall be the Historical Exchange Rate on the immediately prior day as determined by OANDA Corporation and made available on its website at http://www.oanda.com/convert/fxhistory; provided that the Administrative Agent or an Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or such Issuing Bank if at the time of any such determination, for any reason, no such rate is being quoted; provided further that an Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States or any jurisdiction in which Loans are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in Dollars or by reference to which interest rates applicable to Loans in Dollars are determined. Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Federal Reserve. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable law, rule or regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Submitted Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Submitted Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through subsidiaries and (b) any limited liability company, partnership, association, joint venture or other entity in which such Person directly or indirectly through subsidiaries has more than a 50% equity interest at the time.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Loan Party” means each Subsidiary of the Borrower that is a party to a Guarantee Agreement.

“Successor Borrower” has the meaning assigned to such term in Section 6.05(a).

“Successor Holdings” has the meaning assigned to such term in Section 6.05(g).

“Survey” means a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent and the title insurance company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the title insurance company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the standard survey-related endorsements.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans up to an aggregate principal amount not to exceed $5,000,000.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means (a) Citibank, N.A., in its capacity as a lender of Swingline Loans hereunder and (b) each Revolving Lender that shall have become a Swingline Lender hereunder as provided in Section 2.04(d) (other than any Person that shall have ceased to be a Swingline Lender as provided in Section 2.04(e)), each in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Syndication Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as syndication agent.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means an Initial Term Commitment or an Incremental Term Commitment, as the context may require.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loans” means Initial Term Loans, Extended Term Loans and Incremental Term Loans, as the context may require.

“Test Period” means, at any date of determination, the period of four consecutive fiscal quarters of the Borrower then last ended for which financial statements have been delivered or were required to have been delivered pursuant to Section 5.01(a) or 5.01(b) or, prior to the first such requirement, the four quarter period ended June 30, 2012. A Test Period may be designated by reference to the last day thereof (i.e. the September 30, 2012 Test Period refers to the period of four consecutive fiscal quarters of the Borrower ended September 30, 2012), and a Test Period shall be deemed to end on the last day thereof.

“Transaction Costs” means all fees, costs and expenses incurred or payable by the Controlling Shareholder, Holdings, the Borrower, any of their Subsidiaries or any of their Affiliates in connection with the Transactions and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the consummation of the transactions contemplated by this Agreement, (b) the payment of the Specified Dividend, (c) the Financing Transactions and (d) the payment of the Transaction Costs.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate or the Alternate Base Rate.

“Uniform Commercial Code” means the Uniform Commercial Code as from time to time in effect in the State of New York, except as context may otherwise require.

“Unrestricted Cash” means, as of any date of determination, cash or cash equivalents of the Borrower or any of its Restricted Subsidiaries on such date that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Restricted Subsidiaries.

“Unrestricted Subsidiary” means any Subsidiary designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.13 subsequent to the Effective Date.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(e)(ii)(C).

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“Voting Stock” means, with respect to any Person, shares of such Person’s Equity Interests having the right to vote for the election of the members of the Board of Directors of such Person under ordinary circumstances.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary that is a Wholly Owned Subsidiary of the Borrower.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) are, as of such date, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” means, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Loan Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) references to Organizational Documents, agreements (including the Loan Documents) and other contractual obligations shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by this Agreement and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law. Any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof. The words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

SECTION 1.04. Accounting Terms; GAAP.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definitions) hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any ratio, test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Secured Leverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

(c) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Accounting Standards Codification No. 825—Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of Holdings, the Borrower or any Subsidiary at “fair value” as defined therein.

SECTION 1.05. Currency Translation.

(a) The Administrative Agent or the applicable Issuing Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating the Dollar Equivalent of Letters of Credit and other outstanding amounts hereunder denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.

(b) Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount.

(c) Notwithstanding the foregoing, for purposes of any determination under Article V, Article VI (other than the Financial Covenant) or Article VII or any determination under any other provision of this Agreement requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Spot Rate then in effect on the date of such determination; provided, however, that (x) for purposes of determining compliance with Article VI or Article VII with respect to the amount of any Indebtedness, Lien, Investment, Disposition or Restricted Payment or payment under Section 6.10 in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness, Lien or Investment is incurred or Disposition or Restricted Payment or payment under Section 6.10 is made, (y) for purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, if such Indebtedness is incurred (and, if applicable, associated Lien granted) to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such

Refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinanced Indebtedness (and, if applicable, associated Lien granted) does not exceed the principal amount of such Indebtedness being Refinanced and (z) for the avoidance of doubt, the foregoing provisions of this Section 1.05 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness, Lien or Investment may be incurred or Disposition or Restricted Payment or payment under Section 6.10 made at any time under such Sections. For purposes of the Financial Covenant, amounts in currencies other than Dollars shall be translated into Dollars at the applicable exchange rates used in preparing the most recently delivered financial statements pursuant to Sections 5.01(a) or (b).

(d) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

SECTION 1.06. Additional Alternative Currencies.

(a) The Borrower may from time to time request that Letters of Credit be issued in a currency other than Dollars; provided that such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars. Such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Bank.

(b) Any such request shall be made to the Administrative Agent not later than 12:00 noon, 20 Business Days prior to the date of the desired Letter of Credit Extension (or such other time or date as may be agreed by the Administrative Agent and the applicable Issuing Bank in their sole discretion). The Administrative Agent shall promptly notify each Issuing Bank in the case of any such request. Each Issuing Bank shall notify the Administrative Agent, not later than 12:00 noon, ten Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency.

(c) Any failure by an Issuing Bank to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Issuing Bank to permit Letters of Credit to be issued in such requested currency. If the Administrative Agent and an Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances by such Issuing Banks. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Borrower.

SECTION 1.07. Rounding. Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.08. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.09. Timing of Payment or Performance. Unless otherwise specified (including pursuant to Section 2.18), when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, (a) each Initial Term Lender agrees to make a loan (an “Initial Term Loan”) to the Borrower on the Effective Date denominated in Dollars in a principal amount not exceeding its Initial Term Commitment and (b) each Revolving Lender agrees to make Revolving Loans to the Borrower denominated in Dollars from time to time during the Revolving Availability Period in an aggregate principal amount which will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or the aggregate Revolving Exposures exceeding the aggregate Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.

(b) Subject to Section 2.14, each Revolving Loan Borrowing and Term Loan Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings unless the Borrower shall have given the notice required for a Eurocurrency Borrowing under Section 2.03 and provided an indemnity letter extending the benefits of Section 2.16 to Lenders in respect of such Borrowings. Each Swingline Loan shall be an ABR Loan.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Eurocurrency Borrowing that results from a continuation of an outstanding Eurocurrency Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Each Swingline Loan shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve Eurocurrency Borrowings outstanding. Notwithstanding anything to the contrary herein, an ABR Revolving Loan Borrowing or a Swingline Loan may be in an aggregate amount equal to the entire unused balance of the aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f).

SECTION 2.03. Requests for Borrowings. To request a Revolving Loan Borrowing or Term Loan Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing (or, in the case of any Eurocurrency Borrowing to be made on the Effective Date, such shorter period of time as may be agreed to by the Administrative Agent) or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the Business Day of such proposed Borrowing; provided that any such notice of such ABR Revolving Loan Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f) may be given not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall, only in the case of Revolving Loan Borrowings, be irrevocable and shall be confirmed promptly by hand delivery, email of a “pdf” or facsimile to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information:

(i) whether the requested Borrowing is to be a Borrowing of Revolving Loans, a Borrowing of Term Loans or a Borrowing of any other Class (specifying the Class thereof);

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06, or, in the case of any ABR Revolving Loan Borrowing or Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans.

(a) Subject to the terms and conditions set forth herein (including Section 2.22), in reliance upon the agreements of the other Lenders set forth in this Section 2.04, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period denominated in Dollars, in an aggregate principal amount at any time outstanding that will not result in (i) subject to Section 9.04(b)(ii), the outstanding Swingline Loans of the Swingline Lender exceeding its Swingline Commitment or (ii) the aggregate Revolving Exposures exceeding the aggregate Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Any such Swingline Loans will reduce availability under the Revolving Commitments on a dollar-for-dollar basis. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent and the Swingline Lender of such request by telephone (confirmed in writing), not later than 2:00 p.m., New York City time on the day of such proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the amount of the requested Swingline Loan and (x) if the funds are not to be credited to a general deposit account of the Borrower maintained with the Swingline Lender because the Borrower is unable to maintain a general deposit account with the Swingline Lender under applicable Requirements of Law, the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with Section 2.06, or (y) in the case of any ABR Revolving Loan Borrowing or Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower’s account maintained with the Swingline Lender or to such other account as may be specified in accordance with clause (x) above (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 1:00 p.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of Same Day Funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (with references to 12:00 noon, New York City time, in such Section being deemed to be references to 3:00 p.m., New York City time) (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other Person on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted by the Swingline Lender to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or the Administrative Agent, as the case may be, and thereafter to the Borrower, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

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(d) The Borrower may, at any time and from time to time, designate as additional Swingline Lenders one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as a Swingline Lender hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Swingline Lender, and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of a Swingline Lender under this Agreement and (ii) references herein to the term “Swingline Lender” shall be deemed to include such Revolving Lender in its capacity as a lender of Swingline Loans hereunder.

(e) The Borrower may terminate the appointment of any Swingline Lender as a “Swingline Lender” hereunder by providing a written notice thereof to such Swingline Lender, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Swingline Lender’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the Swingline Exposure of such Swingline Lender shall have been reduced to zero. Notwithstanding the effectiveness of any such termination, the terminated Swingline Lender shall remain a party hereto and shall continue to have all the rights of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to such termination, but shall not make any additional Swingline Loans.

(f) If at any time that Swingline Loans are outstanding a Revolving Lender becomes a Defaulting Lender, the Swingline Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders that are Revolving Lenders in accordance with Section 2.22(a)(iv). If such reallocation cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice and request by the Administrative Agent prepay such unreallocated portion of the Swingline Loans. Notwithstanding the foregoing, the Swingline Lender shall be under no obligation to make any Swingline Loan at any time that any Revolving Lender is a Defaulting Lender unless it is reasonably satisfied that the related exposure will be 100% covered by the Revolving Commitments of the Non-Defaulting Lenders and participating interests in any such newly made Swingline Loan shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.22(a)(iv).

SECTION 2.05. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein (including Section 2.22), each Issuing Bank agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.05, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the Borrower’s own account (or for the account of any other Subsidiary of the Borrower so long as the Borrower and such other Subsidiary are co-applicants in respect of such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, which shall reflect the standard operating procedures of such Issuing Bank, at any time and from time to time during the Revolving Availability Period and prior to the fifth Business Day prior to the Revolving Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver in writing by hand delivery or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent (at least two Business Days before the requested date of issuance, amendment, renewal or extension or such shorter period as the applicable Issuing Bank and the Administrative Agent may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the currency and amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If reasonably requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the aggregate Revolving Exposures shall not exceed the aggregate Revolving Commitments, (ii) the aggregate LC Exposure shall not exceed the Letter of Credit Sublimit, (iii) the LC Exposure of any Issuing Bank shall not exceed its portion of the Letter of Credit Sublimit and (iv) the conditions set forth in Section 4.02 shall have been satisfied. No Issuing Bank shall be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any Requirement of Law applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit the issuance of letters of credit generally or the Letter of Credit in particular or (ii) any Lender is at that time a Defaulting Lender, if after giving effect to Section 2.22(a)(iv), any Defaulting Lender Fronting Exposure remains outstanding, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to such Issuing Bank with the Borrower or such Lender to eliminate such Issuing Bank’s Defaulting Lender Fronting Exposure arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other LC Exposure as to which such Issuing Bank has Defaulting Lender Fronting Exposure.

(c) Notice. Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof required under paragraph (m) of this Section.

(d) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided that if such expiry date is not a Business Day, such Letter of Credit shall expire at or prior to the close of business on the next succeeding Business Day; provided, further, that any Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of one year or less (but not beyond the date that is five Business Days prior to the Revolving Maturity Date except to the extent Cash Collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Bank) unless the applicable Issuing Bank notifies the beneficiary thereof within the time period specified in such Letter of Credit or, if no such time period is specified, at least 30 days prior to the then-applicable expiration date, that such Letter of Credit will not be renewed.

(e) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that is the issuer thereof or the Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, in the event that any LC Disbursement is not reimbursed by the Borrower, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower as provided in paragraph (f) of this Section in Dollars (in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any issuance, amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(f) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Issuing Bank shall notify the Borrower of such LC Disbursement in accordance with the provisions of Section 2.05(h) and the Borrower shall reimburse such LC Disbursement by paying, whether with its own funds, with the proceeds of Revolving Loans or any other source, to the Administrative Agent the amount of such LC Disbursement (in the currency of such LC Disbursement) (i) within one Business Day of the date that the Borrower receives notice of such LC Disbursement, if the Issuing Bank provides such notice to the Borrower prior to 11:00 a.m. New York City time or (ii) if such notice is received after such time, on the second Business Day following the date of receipt of such notice (such required date for reimbursement under clause (i) or (ii), as applicable (the “Required Reimbursement Date”), with interest on the amount of such LC Disbursement payable from and including the date of such LC Disbursement to but excluding the Required Reimbursement Date at a rate per annum described in Section 2.05(i). If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof (and in the case of a Letter of Credit denominated in an Alternative Currency, the Dollar Equivalent thereof). Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in Dollars (in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency), and in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(g) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any adverse change in the relevant exchange rates or in the availability of any Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally or

(iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. No Issuing Bank shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that (i) the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential or punitive damages) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) result from such Issuing Bank’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by hand delivery, e-mail of a “pdf” or facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (f) of this Section.

(i) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement by the Required Reimbursement Date, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(j) Cash Collateralization. If (i) any Event of Default shall occur and be continuing or (ii) as of the fifth Business Day prior to the Revolving Maturity Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, on the Business Day on which the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, the Required Revolving Lenders) demanding Cash Collateral pursuant to this paragraph, the Borrower shall Cash Collateralize an amount equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in paragraph (h) or (i) of Section 7.01. In addition, if the Administrative Agent notifies the Borrower at any time that the LC Exposure at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall Cash Collateralize the LC Exposure in an amount equal to the amount by which the LC Exposure exceeds the Letter of Credit Sublimit. The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral in respect of any one or more Letters of Credit denominated in an Alternative Currency, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations, such additional Cash Collateral not to exceed 5.0% of the aggregate LC Exposure. Each such deposit of Cash Collateral shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. At any time that there shall exist a Defaulting Lender, if any Defaulting Lender Fronting Exposure remains outstanding (after giving effect to Section 2.22(a)(iv)), then promptly upon the request of the Administrative Agent, the Issuing Bank or the Swingline Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover such Defaulting Lender Fronting Exposure (after giving effect to any Cash Collateral provided by the Defaulting Lender). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent in Cash Equivalents and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Notwithstanding anything to the contrary in this Agreement, moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within one Business Day after all Events of Default are no longer continuing or after the termination of Defaulting Lender status, as applicable.

(k) Designation of Additional Issuing Banks. The Borrower may, at any time and from time to time, designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

(l) Termination of an Issuing Bank. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero or Cash Collateralized in full. At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.12(b). Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.

(m) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank (other than the Administrative Agent) shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) within five Business Days following the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the currency and face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) within three Business Days prior to the last Business Day of each March, June, September and December, a list of all Letters of Credit issued by it that are outstanding at such time and the amount outstanding, (iv) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, currency and amount of such LC Disbursement, (v) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the currency and amount of such LC Disbursement and (vi) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(n) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

SECTION 2.06. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of Same Day Funds by 1:00 p.m., New York City time, to the Applicable Account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and/or such other account otherwise designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.05(f) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on demand of the Administrative Agent. If such Lender does not pay such corresponding amount forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower agrees to pay such corresponding amount to the Administrative Agent forthwith on demand. The Administrative Agent shall also be entitled to recover from such Lender or Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, a rate equal to the Overnight Rate, or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.13. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c) The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and, except with respect to Section 2.22, no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.03(c).

SECTION 2.07. Interest Elections.

(a) Each Revolving Loan Borrowing and Term Loan Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Revolving Loan Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be confirmed promptly by hand delivery, facsimile or other electronic transmission to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Eurocurrency Borrowing with an Interest Period with a duration of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Initial Term Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date and (ii) the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans or Swingline Loans in accordance with Section 2.11, the aggregate Revolving Exposures would exceed the aggregate Revolving Commitments; provided further, that (1) the Borrower may allocate any termination or reduction of Commitments among Classes of Commitments at its direction (including, for the avoidance of doubt, to the Commitments with respect to any Class of Extended Revolving Commitments without any termination or reduction of the Commitments with respect to any existing Revolving Commitments of the same specified original Revolving Commitment Class) and (2) in connection with the establishment on any date of any Extended Revolving Commitments pursuant to Section 2.21, the original Revolving Commitments of any one or more Lenders providing any such Extended Revolving Commitments on such date shall be reduced in an amount equal to the amount of specified original Revolving Commitments so extended on such date (or, if agreed by the Borrower and the Lenders providing such Extended Revolving Commitments, by any greater amount so long as the Borrower prepays the original Revolving Loans of such Class owed to such Lenders providing such Extended Revolving Commitments to the extent necessary to ensure that after giving effect to such repayment or reduction, the original Revolving Loans of such Class are held by the Lenders of such Class on a pro rata basis in accordance with their original Revolving Commitments of such Class after giving effect to such reduction).

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders within such Class in accordance with their respective Commitments of such Class.

SECTION 2.09. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Initial Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made by the Swingline Lender on the earlier to occur of (A) the date that is ten (10) Business Days after such Loan is made and (B) the Revolving Maturity Date; provided that on each date that a Revolving Loan Borrowing is made, the Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain the Register in accordance with Section 9.04.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section, the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section shall control.

(e) Any Lender may request through the Administrative Agent that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as Exhibit E or F, as applicable.

SECTION 2.10. Amortization of Term Loans.

(a) Subject to adjustment pursuant to Section 2.11(a)(ii)(F) and Section 2.11(f), the Borrower shall repay Initial Term Loans on the last Business Day of each March, June, September and December (commencing with December 31, 2012) in the principal amount of Initial Term Loans equal to (i) the aggregate outstanding principal amount of Initial Term Loans immediately after closing on the Effective Date multiplied by (ii) 0.25%.

(b) To the extent not previously paid, all Initial Term Loans shall be due and payable on the Initial Term Maturity Date.

SECTION 2.11. Prepayment of Loans.

(a) (i) The Borrower shall have the right at any time and from time to time to prepay any Borrowing at par in whole or in part, subject to the requirements of this Section; provided that in the event that, on or prior to the date that is one year following the Effective Date, the Borrower (x) makes any optional prepayment of Initial Term Loans incurred on the Effective Date in connection with any Repricing Transaction, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lender, (I) in the case of clause (x), a prepayment premium of 1% of the amount of the Initial Term Loans being prepaid and (II) in the case of clause (y), a payment equal to 1% of the aggregate amount of the applicable Initial Term Loans outstanding immediately prior to such amendment. Each prepayment in respect of any Class of Term Loans pursuant to this Section 2.11(a)(i) shall be applied to reduce the installments of principal in such order as the Borrower may determine and may be applied to any Class of Term Loans as directed by the Borrower. For the avoidance of doubt, the Borrower may (i) prepay Term Loans of an original Term Loan Class pursuant to this Section 2.11(a)(i) without any requirement to prepay Extended Term Loans that were converted or exchanged from such original Term Loan Class and (ii) prepay Extended Term Loans pursuant to this Section 2.11(a)(i) without any requirement to prepay Term Loans of an original Term Loan Class that were converted or exchanged for such Extended Term Loans. In the event that the Borrower does not specify the order in which to apply prepayments to reduce installments of principal or as between Classes of Term Loans, the Borrower shall be deemed to have elected that such proceeds be applied to reduce the installments of principal in direct order of maturity and/or a pro-rata basis among Term Loan Classes. All prepayments under this Section 2.11(a)(i) shall also be subject to the provisions of Sections 2.11(f) and 2.11(g). At the Borrower’s election in connection with any prepayment pursuant to this Section 2.11(a)(i), such prepayment shall not be applied to any Loan of a Defaulting Lender.

(ii) Notwithstanding anything in any Loan Document to the contrary, so long as (x) no Event of Default has occurred and is continuing and (y) no proceeds of Revolving Loans or Swingline Loans are used for this purpose, the Borrower may prepay the outstanding Term Loans (which shall, for the avoidance of doubt, be automatically and permanently cancelled and the Register updated to reflect such cancellation (calculated on the par amount thereof) immediately upon acquisition by the Borrower) on the following basis:

(A) The Borrower shall have the right to make a voluntary prepayment of Term Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.11(a)(ii); provided that the Borrower shall not initiate any action under this Section 2.11(a)(ii) in order to make a Discounted Term Loan Prepayment unless (I) at least five (5) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Borrower was notified that no Term

Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of a Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers.

(B) (1) Subject to the proviso to subsection (A) above, the Borrower may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with three (3) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual Class basis (but, for the avoidance of doubt, pro rata to all Lenders within such Class), (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable Class, the Class or Classes of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Specified Discount Prepayment Response Date”).

(2) Each relevant Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Term Lender, a “Discount Prepayment Accepting Lender”), the amount and the Classes of such Lender’s Term Loans to be prepaid at such Specified Discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3) If there is at least one Discount Prepayment Accepting Lender, the Borrower will make prepayment of outstanding Term Loans pursuant to this subsection (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and Classes of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2); provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro-rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the Borrower of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the Classes of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, Class and Type of Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.

(C) (1) Subject to the proviso to subsection (A) above, the Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Loans on an individual Class basis (but, for the avoidance of doubt, pro rata to all Lenders within such Class), (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the Class or Classes of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant Class of Term Loans willing to be prepaid by the Borrower (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be submitted with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Discount Range Prepayment Response Date”). Each relevant Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Term Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable Class or Classes and the maximum aggregate principal amount and Classes of such Lender’s Term Loans (the “Submitted Amount”) (it being understood that different Submitted Discounts may be specified in respect of different portions of the Submitted Amount) such Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3) If there is at least one Participating Lender, the Borrower will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the Classes specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than or equal to the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the Borrower of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and Classes of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and Classes of such Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.

(D) (1) Subject to the proviso to subsection (A) above, the Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual Class basis (but, for the avoidance of doubt, pro rata to all Lenders within such Class), (II) any such notice shall specify the maximum aggregate dollar amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the Class or Classes of Term Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and Classes of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2) The Auction Agent shall promptly provide the Borrower with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. The Borrower shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Borrower (the “Acceptable Discount”), if any. If the Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Borrower shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the Classes of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrower at the Acceptable Discount in accordance with this subsection (D). If the Borrower elects to accept any Acceptable Discount, then the Borrower agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Borrower will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the Classes specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the Classes to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the Classes of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.

(E) In connection with any Discounted Term Loan Prepayment, the Borrower and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of such fees and expenses from the Borrower as may be separately agreed between the Borrower and the Auction Agent in connection therewith.

(F) If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, the Borrower shall prepay such Term Loans on the Discounted Prepayment Effective Date. The Borrower shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in Same Day Funds not later than 12:00 noon (New York City time) on the Discounted Prepayment Effective Date and all such prepayments (calculated on the par amount thereof) shall be applied to the remaining principal installments of the relevant Class of Term Loans in such order as the Borrower may direct. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.11(a)(ii) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate principal amount of the Classes and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the Classes of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.

(G) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent, with the provisions in this Section 2.11(a)(ii), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(H) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.11(a)(ii), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I) Each of the Borrower and the Lenders acknowledges and agrees that the Auction Agent may perform any and all of its duties under this Section 2.11(a)(ii) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.11(a)(ii) as well as activities of the Auction Agent.

(J) The Borrower shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Borrower to make any prepayment to a Term Lender, as applicable, pursuant to this Section 2.11(a)(ii) shall not constitute a Default or Event of Default under Section 7.01 or otherwise).

(b) On each occasion that a Prepayment Event occurs, the Borrower shall, within three Business Days after the receipt of Net Cash Proceeds therefrom (or, in the case of Net Cash Proceeds received in a Debt Incurrence Prepayment Event, one Business Day following the date of receipt of such Net Cash Proceeds), offer to prepay (or, in the case of a Debt Incurrence Prepayment Event, prepay), in accordance with Section 2.11(d), Term Loans in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds; provided, that, in the case of Net Cash Proceeds from an Asset Sale Prepayment Event or a Casualty Prepayment Event, the Borrower may use a portion of such Net Cash Proceeds to prepay, redeem, defease or repurchase any Permitted Additional Debt secured by a Lien on Collateral ranking equal in priority to the to the Liens on such Collateral securing the Secured Obligations (but without regard to the control of remedies), to the extent that the applicable Permitted Additional Debt Documents require the issuer or borrower under such Indebtedness to prepay or make an offer to prepay, redeem, repurchase or defease such Indebtedness with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of Permitted Additional Debt secured by a Lien on the Collateral ranking equal in priority to the Liens on such Collateral securing the Securing Obligations (but without regard to control of remedies) and with respect to which such a requirement to prepay or make an offer to prepay, redeem, repurchase or defease exists and the denominator of which is the sum of the outstanding principal amount of such Permitted Additional Debt and the outstanding principal amount of Term Loans.

(c) Following the end of each Fiscal Year of the Borrower, commencing with the first Excess Cash Flow Period, the Borrower shall offer to prepay Term Loans in accordance with Section 2.11(d) in an aggregate amount equal to the Required Percentage of Excess Cash Flow for such Excess Cash Flow Period; provided that (i) such amount shall be reduced (without duplication) by (x) the aggregate amount of Specified Voluntary Prepayments made (1) during such Excess Cash Flow Period or (2) at the election of the Borrower, on or before the date such prepayment is due pursuant to this clause (c) (any such elected payments following such Excess Cash Flow Period, “Elected Payments”) and (y) the portion of Excess Cash Flow applied (to the extent the Borrower or any Restricted Subsidiary is required by the terms thereof) to prepay, redeem, purchase or defease Indebtedness that is secured by Liens on the Collateral that are equal in priority to the Liens on the Collateral securing the Secured Obligations (but without regard to the control of remedies) on a no more than pro rata basis with the Term Loans and (ii) such amount shall be increased by the aggregate amount of any Elected Payments made during such Excess Cash Flow Period. Each prepayment pursuant to this paragraph shall be offered to be made within ten (10) days after the date financial statements are required to be delivered pursuant to Section 5.01 with respect to the Excess Cash Flow Period for which Excess Cash Flow is being calculated.

(d) (1) Subject to clause (ii) of this Section 2.11(d) and the provisos to each of Section 2.11(b) and (c), (A) each prepayment of Term Loans required by Sections 2.11(b) and (c) (other than in connection with a Debt Incurrence Prepayment Event) shall be allocated to the Classes of Term Loans outstanding, pro rata, based upon the applicable remaining installment of principal due in respect of each such Class of Term Loans, shall be applied pro rata to Lenders within each Class, based upon the outstanding principal amounts owing to each such Lender under each such Class of Term Loans and shall be applied to reduce such scheduled installments of principal within each such Class in accordance with Section 2.11(f) and (B) each prepayment of Term Loans required by Section 2.11(b) in connection with a Debt Incurrence Prepayment Event shall be allocated to any Class of Term Loans outstanding as directed by the Borrower, shall be applied pro rata to Lenders within each Class, based upon the outstanding principal amounts owing to each such Lender under each such Class of Term Loans and shall be applied to reduce such scheduled installments of principal within each such Class in accordance with Section 2.11(f); provided that, with respect to the allocation of such prepayments under clause (A) above only between an original Term Loan Class and Extended Term Loans of the same original Class, the Borrower may allocate such prepayments as the Borrower may specify, subject to the limitation that the Borrower shall not allocate to Extended Term Loans of any such Class any such mandatory prepayment under such clause (A) unless such prepayment is accompanied by at least a pro rata prepayment, based upon the applicable remaining installments of principal due in respect thereof, of the Term Loans of the original existing Term Loan Class, if any, from which such Extended Term Loans were converted or exchanged (or such Term Loans of the original existing Term Loan Class have otherwise been repaid in full).

(ii) With respect to each such prepayment required by Section 2.11(b) and (c) (other than any Debt Incurrence Prepayment Event), (A) the Borrower will, not later than the date specified in such Sections for offering to make such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent provide notice of such prepayment to each Lender of Term Loans and the Administrative Agent will promptly provide such notice to each Lender of Term Loans, (B) other than if such prepayment arises due to a Debt Incurrence Prepayment Event, each Lender of Term Loans will have the right to refuse any such prepayment by giving written notice of such refusal to the Administrative Agent and the Borrower within five Business Days after such Lender’s receipt of notice from the Administrative Agent of such prepayment (and the Borrower shall not prepay any Term Loans until the date that is specified in clause (C) below) (such amounts, the

“Declined Amounts”), (C) the Borrower will make all such prepayments not so refused upon the tenth Business Day after the Lender received first notice of prepayment from the Administrative Agent and (D) thereafter, Declined Amounts shall be retained by the Borrower.

(e) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment under Section 2.11(a)(i) (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment. Each such notice shall specify the prepayment date and principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(f) Any prepayment of a Term Loan Borrowing of any Class (i) pursuant to Section 2.11(a)(i) or pursuant to a Debt Incurrence Prepayment Event shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Loan Borrowings of such Class to be made pursuant to this Section as directed by the Borrower (or, absent such direction, in direct order of maturity) and the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) pursuant to Section 2.11(b) (other than a Debt Incurrence Prepayment Event) or (c) shall be applied, subject to Section 2.11(d), to reduce the subsequent scheduled and outstanding repayments of the Term Loan Borrowings of such Class to be made pursuant to this Section in direct order of maturity and the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made.

(g) (i) With respect to each prepayment of Revolving Loans, Extended Revolving Loans and Incremental Revolving Loans elected by the Borrower pursuant to Section 2.11(a)(i), the Borrower may designate (i) the Class and Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) the Revolving Loans, Extended Revolving Loans or Incremental Revolving Loans to be prepaid; provided that (x) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans of such Class (except that any prepayment made in connection with a reduction of the Commitments of such Class pursuant to Section 2.08(b) shall be applied pro rata based on the amount of the reduction in the Commitments of such Class of each applicable Lender), and (y) notwithstanding the provisions of the preceding clause (x), at the option of the Borrower, no prepayment made pursuant to 2.11(a)(i) of Revolving Loans, Extended Revolving Loans or Incremental Revolving Loans shall be applied to the Loans of any Defaulting Lender.

(ii) With respect to each mandatory reduction and termination of Revolving Commitments, Incremental Revolving Commitments or Extended Revolving Commitments required by clause (ii) of the proviso to Section 2.20 (a)(A), the Borrower may designate (A) the Classes of Commitments to be reduced and terminated and (B) the corresponding Classes of Loans to be prepaid; provided that (x) any such reduction and termination shall apply proportionately and permanently to reduce the Commitments of each of the Lenders within any such Class, and (y) after giving effect to such termination or reduction and to any prepayments of Loans or cancellation or cash collateralization of letters of credit made on the date of each such reduction and termination in accordance with this Agreement, the aggregate amount of such Lenders’ credit exposures shall not exceed the remaining Commitments of such Lenders’

in respect of the Class reduced and terminated. In connection with any such termination or reduction, to the extent necessary, the participations hereunder in outstanding Letters of Credit and Swingline Loans may be required to be reallocated and related loans outstanding prepaid and then reborrowed, in each case in the manner contemplated by the last three sentences of Section 2.20(c) (as modified to account for a termination or reduction, as opposed to an increase, of such Commitment).

(h) Notwithstanding any other provisions in Sections 2.11(b) and (c), (A) to the extent that any or all of the Net Cash Proceeds of any Asset Sale Prepayment Event by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.11(b) (a “Foreign Disposition”), the Net Cash Proceeds of any Casualty Prepayment Event from a Foreign Subsidiary (a “Foreign Casualty Prepayment Event”), or Excess Cash Flow are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.11 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two (2) Business Days after such repatriation) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.11 to the extent provided herein and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition, any Foreign Casualty Prepayment Event or Excess Cash Flow would have material adverse tax consequences (taking into account any foreign Tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.11 but may be retained by the applicable Foreign Subsidiary unless and until such material adverse tax consequences would no longer result from such repatriation.

SECTION 2.12. Fees.

(a) The Borrower agrees to pay to the Administrative Agent in Dollars for the account of each Revolving Lender (other than any Defaulting Lender) a commitment fee (the “Revolving Commitment Fee”), which shall accrue at the Applicable Rate with respect to Revolving Commitment Fees on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate. Accrued Revolving Commitment Fees shall be payable in arrears on the third Business Day following the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on October 3, 2012. All Revolving Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Revolving Commitment Fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender on a Dollar Equivalent basis (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) The Borrower agrees to pay (i) to the Administrative Agent in Dollars for the account of each Revolving Lender (other than any Defaulting Lender) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to and including the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank in Dollars a fronting fee, which shall accrue at the rate of 0.125% per annum (or such other amount as may be separately agreed between the Borrower and each applicable Issuing Lender) on the daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to and including the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard costs with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and excluding the last Business Day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on October 3, 2012; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after receipt of a reasonably detailed invoice therefor. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay on the Effective Date to each Term Lender party to this Agreement as a Term Lender on the Effective Date, an upfront payment in an amount equal to 2.00% of the stated principal amount of such Term Lender’s Initial Term Loan. Such payment shall be made to each Term Lender out of the proceeds of such Term Lender’s Initial Term Loan as and when funded on the Effective Date. In addition, the Borrower agrees to pay on the Effective Date to each Revolving Lender party to this Agreement as a Revolving Lender on the Effective Date, an upfront payment in an amount equal to 1.00% of the stated principal amount of such Revolving Lender’s Revolving Commitment. Such upfront payments will be in all respects fully earned, due and payable upon the funding of the Initial Term Loans on the Effective Date.

(d) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(e) Notwithstanding the foregoing, and subject to Section 2.22, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 2.12, nor shall any such amounts accrue.

SECTION 2.13. Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section; provided that no amount shall be payable pursuant to this Section 2.13(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided further that no amounts shall accrue pursuant to this Section 2.13(c) on any overdue amount, reimbursement obligation in respect of any LC Disbursement or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If at least two Business Days prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted Eurocurrency Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, which the Administrative Agent agrees to do promptly thereafter, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in Dollars, then such Borrowing shall be made as an ABR Borrowing; provided, however, that, in each case, the Borrower may revoke any Borrowing Request that is pending when such notice is received.

SECTION 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate payable pursuant to Section 2.13(b));

(ii) subject any Lender or Issuing Bank to any Tax with respect to this Agreement or any Eurocurrency Loan or ABR Loan made by such Lender or any Letter of Credit or participation therein (other than any Indemnified Taxes or Other Taxes indemnified under Section 2.17, and any Excluded Taxes); or

(iii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans or ABR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or ABR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such increased costs actually incurred or reduction actually suffered.

(b) If any Change in Law regarding capital requirements has the effect of reducing the rate of return on a Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction actually suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Notwithstanding the foregoing, no Lender or Issuing Bank shall be entitled to seek compensation under this Section 2.15 based on the occurrence of a Change in Law arising solely from (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act or any requests, rules, guidelines or directives thereunder or issued in connection therewith or (y) any requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, unless such Lender or Issuing Bank is generally seeking compensation from other borrowers in the U.S. leveraged loan market with respect to its similarly affected commitments, loans and/or participations under agreements with such borrowers having provisions similar to this Section 2.15.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or Section 9.02(c), then, in any such event, the Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the loss (excluding loss of anticipated profits), cost and expense that such Lender actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain Eurocurrency Loans. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt of such demand.

SECTION 2.17. Taxes.

(a) Unless required by applicable Requirements of Law, any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction for any Taxes, provided that if any applicable withholding agent shall be required by applicable Requirements of Law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions of Indemnified Taxes or Other Taxes applicable to additional amounts payable under this Section 2.17), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law. If the applicable withholding agent is a Person other than a Loan Party or the Administrative Agent, the applicable Lender shall be required to establish to the reasonable satisfaction of the Borrower that the Tax in question is in fact an Indemnified Tax or Other Tax (and, upon the reasonable written request of the Borrower, to provide copies of any documentation, including copies of any documentation provided to the applicable withholding agent, that the Applicable Tax Owner is legally eligible to provide that would reduce or eliminate such Tax).

(b) Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable by the Administrative Agent, such Lender or such Issuing Bank, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender shall, at such times as are reasonably requested by Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any properly completed and executed documentation prescribed by Requirements of Law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the Loan Documents (including, in the case of a Lender seeking exemption from the withholding imposed under FATCA, any documentation necessary to prevent such withholding). In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Requirements of Law, or reasonably requested by the Borrower or the Administrative Agent, as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any documentation specifically referenced below in this Section 2.17(e)) expired, obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so.

Without limiting the generality of the foregoing:

(i) Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by Requirements of Law or upon the reasonable request of the Borrower or the Administrative Agent), two properly completed and duly signed original copies of IRS Form W-9 (or any successor forms) certifying that such Lender is a United States person exempt from U.S. federal backup withholding.

(ii) Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by Requirements of Law or upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A) two properly completed and duly signed copies of IRS Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(B) two properly completed and duly signed copies of IRS Form W-8ECI (or any successor forms),

(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit P-1, P-2, P-3 or P-4, as applicable (any such certificate a “U.S. Tax Compliance Certificate”), or any other form approved by the Administrative Agent with the written consent of the Borrower (not to be unreasonably withheld or delayed), to the effect that such Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business and (y) two properly completed and duly signed copies of IRS Form W-8BEN (or any successor forms),

(D) to the extent a Lender is not the beneficial owner of the applicable Loan (for example, where the Lender is a partnership or a participating Lender), two properly completed and duly signed copies of IRS Form W-8IMY (or any successor forms) of the Lender, each accompanied by a Form W-8ECI, W-8EXP, W-8BEN, U.S. Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Lender on behalf of such beneficial owner(s)), or

(E) any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times required by Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation required by Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding any other provision of this Section 2.17(e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(f) If the Administrative Agent, an Issuing Bank or a Lender determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over an amount equal to such refund to the Borrower

(but only to the extent of indemnity payments made, or additional amounts paid, by Loan Parties under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent, such Issuing Bank or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Issuing Bank or such Lender, agrees promptly to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Issuing Bank or such Lender in the event the Administrative Agent, such Issuing Bank or such Lender is required to repay such refund to such Governmental Authority. The Administrative Agent, such Lender or such Issuing Bank, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund or credit received from the relevant taxing authority (provided that the Administrative Agent, such Lender or such Issuing Bank may delete any information therein that the Administrative Agent, such Lender or such Issuing Bank deems confidential). Notwithstanding anything to the contrary, this clause (f) shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its tax returns (or any other information relating to taxes which it deems confidential).

(g) For purposes of this Section 2.17, the term “Lender” shall include any Issuing Bank and any Swingline Lender.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in Same Day Funds, without condition or deduction for any counterclaim, recoupment or setoff. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except payments to be made directly to any Issuing Bank or the Swingline Lender shall be made as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment (other than payments on the Eurocurrency Loans) under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension. All payments or prepayments of any Loan, all reimbursements of any LC Disbursements, all payments of accrued interest payable on a Loan or LC Disbursement and all other payments under each Loan Document shall be made in Dollars except as otherwise expressly provided herein.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Except as otherwise permitted hereunder, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any of its Loans of any Class or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class or participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other relevant Lender in respect of such other Lenders’ Loans of such Class or participation in LC Disbursements and Swingline Loans, as applicable, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of such Class or participations in LC Disbursements and Swingline Loans from the relevant Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class or participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower or any Loan Party made pursuant to and in accordance with the express terms of this Agreement and the other Loan Documents (including the application of funds arising from the existence of a Defaulting Lender and as contemplated by Sections 2.11(a)(ii) and 9.04(g)), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant or (C) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments of that Class or any increase in the Applicable Rate (or other pricing term, including any fee, discount or premium) in respect of Loans or Commitments of Lenders that have consented to any such extension to the extent such transaction is permitted hereunder. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate equal to the Overnight Rate.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or any event gives rise to the operation of Section 2.23, then such Lender shall use reasonable efforts (and at the expense of the Borrower) to designate a different Lending Office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17 or mitigate the applicability of Section 2.23, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not be disadvantageous in any material economic, legal or regulatory respect to such Lender. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.15, or 2.17 is given by any Lender more than 180 days after such Lender has knowledge of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.15 or 2.17, as the case may be, for any such amounts incurred or accruing prior to the giving of such notice to the Borrower; provided that, if the circumstance giving rise to such claim is retroactive, then such 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If (i) any Lender requests compensation under Section 2.15 or gives notice under Section 2.23, (ii) the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate at par, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and if a Revolving Commitment is being assigned and delegated, each Issuing Bank and each Swingline Lender), which consents, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and unreimbursed participations in LC Disbursements and Swingline Loans, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts due and payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (C) the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.15, or payments required to be made pursuant to Section 2.17 or a notice given under Section 2.23, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

SECTION 2.20. Incremental Credit Extensions.

(a) At any time and from time to time after the Effective Date, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly make available to each of the Lenders), request to effect (1) one or more additional Classes of terms loans hereunder (“Incremental Term Loans” and the Commitments with respect thereto, “Incremental Term Commitments”) from one or more Lenders and/or Additional Term Lenders or (2) one or more additional Classes of revolving loans hereunder (“Incremental Revolving

Loans” and, the Commitments with respect thereto, the “Incremental Revolving Commitments”) or increases in the aggregate amount of the Revolving Commitments (each such increase, a “Revolving Commitment Increase”; together with the Incremental Revolving Loans (and the Incremental Revolving Commitments with respect thereto), “Incremental Revolving Facilities”; and, collectively with the Incremental Term Loans, “Incremental Facilities”) from Lenders and/or Additional Revolving Lenders; provided that:

(A) at the time of effectiveness of any Incremental Facility, subject to the proviso at the end of this clause (A), the aggregate principal amount of all Incremental Facilities incurred after the Effective Date plus the aggregate principal amount of all Permitted Additional Debt incurred under Section 6.01(o)(ii), shall not exceed $100,000,000 (the “Incremental Cap”); provided that (i) Incremental Term Loans may be incurred without regard to the Incremental Cap and without regard to the satisfaction of the conditions set forth in clauses (B) and (C) below, to the extent that the Net Cash Proceeds from such Incremental Term Loans are used on the date of incurrence of such Incremental Term Loans to prepay Term Loans in accordance with the procedures set forth in Section 2.11(b) and (ii) Incremental Revolving Commitments may be provided without regard to the Incremental Cap and without regard to the satisfaction of the conditions set forth in clauses (B) and (C) below, to the extent that the existing Revolving Commitments shall be permanently reduced in accordance with Section 2.11(g)(ii) by an amount equal to the aggregate amount of Incremental Revolving Commitments so provided;

(B) except with respect to any Incremental Facilities established under the proviso to clause (A) above, at the time of such incurrence and after giving effect thereto on a Pro Forma Basis, the Consolidated Secured Leverage Ratio for the Test Period most recently ended on or prior to the date of such incurrence shall be less than or equal to 3.50 to 1.00 and (y) the applicable ratio set forth in Section 6.11, in each case for the Test Period most recently ended on or prior to the date of such incurrence (provided that for purposes of calculating the Consolidated Secured Leverage Ratio, (i) any Incremental Revolving Facility being entered into shall be assumed to be fully drawn and (ii) the proceeds of any Incremental Facilities being implemented shall not be netted from Consolidated Secured Debt);

(C) except with respect to any Incremental Facilities established under the proviso to clause (A) above, no Event of Default has occurred and is continuing or would result therefrom;

(D) in the case of any Revolving Commitment Increase, such Revolving Commitment Increase shall be on the exact same terms governing the Initial Revolving Commitments pursuant to this Agreement (it being understood that, if required to consummate an Incremental Revolving Increase, the interest rate margins, interest rate floors and undrawn fees on the Initial Revolving Loans and Initial Revolving Commitments may be increased and additional upfront or similar fees may be payable to the Revolving Commitment Increase Lenders);

(E) the Incremental Term Loans and Incremental Revolving Loans shall be secured by Liens on the Collateral that are equal in priority with the Liens on the Collateral securing the Secured Obligations (without regard to the control of remedies), and have the same guarantees as, the Loans;

(F) the maturity date of any Incremental Term Loans shall not be earlier than the Initial Term Maturity Date, the Weighted Average Life to Maturity of any Incremental Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans and the maturity date of any Incremental Revolving Loans shall not be earlier than the Revolving Maturity Date;

(G) the interest rates (including through fixed interest rates), interest rate margins, discounts, premiums, rate floors, upfront fees, undrawn commitment fees, funding discounts, original issue discounts, prepayment terms and premiums and commitment reduction and termination terms and, subject to clause (F), the maturity and amortization schedule for any Incremental Facility (other than a Revolving Commitment Increase) shall be determined by the Borrower and the applicable Lenders and Additional Lenders of such Incremental Facility; provided that, in the event that the interest rate margins for any Incremental Term Loans or Incremental Revolving Loans exceed by more than 50 basis points the interest rate margins for the Initial Term Loans or Initial Revolving Loans, as applicable, then the Applicable Rate for the Initial Term Loans or Revolving Loans, as applicable, shall be increased to the extent necessary so that such interest rate margins are equal to the interest rate margins for such Incremental Term Loans or Initial Revolving Loans, as applicable, minus 50 basis points; provided, further that, in determining the interest rate margins applicable to the Incremental Term Loans and the Initial Term Loans or the Incremental Revolving Loans and the Revolving Loans (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders under any Incremental Term Loans, Initial Term Loans, Incremental Revolving Loans or Revolving Loans in the initial primary syndication thereof shall be included (with OID or upfront fees being equated to interest based on assumed four-year life to maturity and assuming that any Incremental Revolving Loans and Revolving Loans were fully drawn), (y) customary arrangement or commitment fees payable to any of the Joint Bookrunners (or their respective affiliates) in connection with the Initial Term Loans or Revolving Loans or to one or more arrangers (or their affiliates) of any Incremental Term Loans or Incremental Revolving Loans shall be excluded and (z)(1) with respect to the Initial Term Loans, to the extent that the Reference Rate on the applicable Incremental Term Facility Closing Date is less than 1.25%, the amount of such difference shall be deemed added to the interest margin for the Initial Term Loans, solely for the purpose of determining whether an increase in the interest rate margins for the Initial Term Loans shall be required and (2) with respect to any Incremental Term Loans or Incremental Revolving Loans, to the extent that the Reference Rate on the applicable Incremental Term Facility Closing Date or Incremental Revolving Facility Closing Date, as the case may be, is less than the interest rate floor, if any, applicable to any such Incremental Term Loans or Incremental Revolving Loans, the amount of such difference shall be deemed added to the interest rate margins for the Incremental Term Loans or Incremental Revolving Loans, as applicable, solely for the purpose of determining whether an increase in the interest rate margins for the applicable Initial Term Loans or Initial Revolving Loans shall be required;

(H) the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clause (C) above, together with reasonably detailed calculations demonstrating compliance with clause (B) above;

(I) any Incremental Amendment shall be on the terms and pursuant to documentation to be determined by the Borrower and the applicable Lenders and/or Additional Lenders; provided that (i) to the extent such terms and documentation are not consistent with this Agreement (except to the extent permitted by clause (E), (F) or (G) above and except that the Incremental Revolving Commitments (x) may contain borrowing, repayment and termination of Commitments procedures as determined by the Borrower and the lenders of such Commitments and (y) may include provisions relating to swingline loans and/or letters of credit, as applicable, issued thereunder, which issuances shall be on terms substantially similar (except for the overall size of such subfacilities, the fees payable in connection therewith and the identity of the swingline lender and letter of credit issuer, as applicable, which shall be determined by the Borrower, the lenders of such Commitments and the applicable letter of credit issuers and swingline lenders and borrowing, repayment and termination of commitment procedures with respect thereto, in each case which shall be specified in the applicable Incremental Amendment) to the terms relating to Swingline Loans and Letters of Credit with respect to the Revolving Commitments or otherwise reasonably acceptable to the Administrative Agent), they shall be reasonably satisfactory to the Administrative Agent (it being understood that the documentation governing any Incremental Term Loans may include any Previously Absent Financial Maintenance Covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such Previously Absent Financial Maintenance Covenant for the benefit of each applicable Facility) and (ii) no Issuing Bank or Swingline Lender shall be required to act as “issuing bank” or “swingline lender” under any Incremental Revolving Facility without its written consent; and

(J) Each Incremental Facility shall be in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof; provided that such amount may be less than $5,000,000 if such amount represents all the remaining availability under the Incremental Cap. For the avoidance of doubt, no Lender shall be required to provide any such Incremental Facility and the Borrower shall not be obligated to offer any existing Lender the opportunity to provide any Incremental Term Loans, Incremental Revolving Commitment Increases or Incremental Revolving Commitments.

(b) (i) Each notice from the Borrower pursuant to this Section shall set forth the requested amount of the relevant Incremental Revolving Loan, Revolving Commitment Increase or Incremental Term Commitment.

(ii) Incremental Revolving Commitments and Commitments in respect of any Revolving Commitment Increase shall become Commitments (or in the case of any Revolving Commitment Increase to be provided by an existing Revolving Lender, an increase in such Revolving Lender’s Revolving Commitment) under this Agreement pursuant to an amendment (an “Incremental Revolving Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, such Additional Revolving Lender and the Administrative Agent. Incremental Revolving Commitments and Revolving Commitment Increases may be provided, subject to the prior written consent of the Borrower, by any existing Lender (it being understood that no existing Lender shall have the right to participate in any Incremental Revolving Facility or in any Revolving Commitment Increase or, unless it agrees, be obligated to provide any Incremental Revolving Commitment or Revolving Commitment Increase) or by any Additional Revolving Lender. An Incremental Revolving Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section. The effectiveness of any Incremental Revolving Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and Lenders and/or the Additional Revolving Lenders of such Commitments, be subject to the satisfaction on the date thereof (each, an “Incremental Revolving Facility Closing Date”) of the condition set forth in Section 4.02(a) (it being understood that all references to “the date of such Borrowing” in Section 4.02(a) shall be deemed to refer to the Incremental Revolving Facility Closing Date and such conditions may, in the case such Incremental Revolving Facility Amendment is being entered into in connection with a Permitted Business Acquisition or similar Investment, be limited to the Specified Representations and, to the extent reasonably requested by the Administrative Agent, the Lenders and/or Additional Revolving Lenders of such Commitments, receipt of legal opinions, board resolutions, officers’ certificates, amendments to Security Documents and/or reaffirmation agreements consistent with those delivered on the Effective Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and/or Additional Revolving Lenders of such Commitments).

(iii) Incremental Term Commitments shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Term Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents executed by the Borrower, the Lenders and/or Additional Term Lenders of such Commitments and the Administrative Agent. Incremental Term Commitment may be provided, subject to the prior written consent of the Borrower, by any existing Lender (it being understood that no existing Lender shall have any right to participate in any Incremental Term Commitment or, unless it agrees, be obligated to provide any Incremental Term Loan Commitment) or by any Additional Term Lender. An Incremental Term Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section. The effectiveness of any Incremental Term Facility Amendment shall, unless otherwise agreed to by the Administrative Agent, the Lenders and/or the Additional Term Lenders of such Commitment, be subject to the satisfaction on the date thereof (each, an “Incremental Term Facility Closing Date”) of the condition set forth in Section 4.02(a) (it being understood that all references to “the date of such Borrowing” in Section 4.02(a) shall be deemed to refer to the Incremental Revolving Facility Closing Date) and such conditions may, in the case such Incremental Term Facility Amendment is being entered into in connection with a permitted Business Acquisition or similar Investment, be limited to the Specified Representations and, to the extent reasonably requested by the Administrative Agent, the Lenders and/or the Additional Term Lenders of such Commitments, receipt of legal opinions, board resolutions, officers’ certificates, amendments to Security Documents and/or reaffirmation agreements consistent with those delivered on the Effective Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and the Additional Term Lenders).

(iv) The Borrower may use the proceeds of the Incremental Term Loans, Revolving Commitment Increases and Incremental Revolving Commitments for any purpose not prohibited by this Agreement; provided, however, that the proceeds of any Incremental Term Loans incurred, and any Incremental Revolving Commitments provided, in either case as described in the proviso to Section 2.20(a)(A), shall be used in accordance with the terms thereof.

(c) Upon each Revolving Commitment Increase pursuant to this Section, each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Additional Revolving Lender providing a portion of such Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”), and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to such Revolving Commitment Increase and each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swingline Loans held by each Revolving Lender (including each such Revolving Commitment Increase Lender) will equal such Revolving Lender’s Applicable Percentage. Any Revolving Loans outstanding immediately prior to the date of such Revolving Commitment Increase that are Eurocurrency Loans will (except to the extent otherwise repaid in accordance herewith) continue to be held by, and all interest thereon will continue to accrue for the accounts of, the Revolving Lenders holding such Loans immediately prior to the date of such Revolving Commitment Increase, in each case until the last day of the then-current Interest Period applicable to any such Loan, at which time it will be repaid or refinanced with new Revolving Loans made pursuant to Section 2.01 in accordance with the Applicable Percentages of the Revolving Lenders after giving effect to the Revolving Commitment Increase; provided, however, that upon the occurrence of any Event of Default, each Revolving Commitment Increase Lender will promptly purchase (for cash at face value) assignments of portions of such outstanding Revolving Loans of other Revolving Lenders so that, after giving effect thereto, all Revolving Loans that are Eurocurrency Loans are held by the Revolving Lenders in accordance with their then-current Applicable Percentages. Any such assignments shall be effected in accordance with the provisions of Section 9.04; provided that the parties hereto hereby consent to such assignments and the minimum assignment amounts and processing and recordation fee set forth in Section 9.04(b)(ii) shall not apply thereto. If there are any ABR Revolving Loans outstanding on the date of such Revolving Commitment Increase, such Loans shall either be prepaid by the Borrower on such date or refinanced on such date (subject to satisfaction of applicable borrowing conditions) with Revolving Loans made on such date by the Revolving Lenders (including the Revolving Commitment Increase Lenders) in accordance with their Applicable Percentages. In order to effect any such refinancing, (1) each Revolving Commitment Increase Lender will make ABR Revolving Loans to the Borrower by transferring funds to the Administrative Agent in an amount equal to the aggregate outstanding amount of such Loans of such Type times a percentage obtained by dividing the amount of such Revolving Commitment Increase Lender’s Revolving Commitment Increase by the aggregate amount of the Revolving Commitments (after giving effect to the Revolving Commitment Increase on such date) and (2) such funds will be applied to the prepayment of outstanding ABR Revolving Loans held by the Revolving Lenders other than the Revolving Commitment Increase Lenders, and transferred by the Administrative Agent to the Revolving Lenders other than the Revolving Commitment Increase Lenders, in such amounts so that, after giving effect thereto, all ABR Revolving Loans will be held by the Revolving Lenders in accordance with their then-current Applicable Percentages. On the date of such Revolving Commitment Increase, the Borrower will pay to the Administrative Agent, for the accounts of the Revolving Lenders receiving such prepayments, accrued and unpaid interest on the principal amounts of their Revolving Loans being prepaid. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(d) This Section 2.20 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

SECTION 2.21. Maturity Extension.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of a Class of Term Loans or a Class of Revolving Commitments or a Class of Incremental Revolving Commitments, in each case on a pro rata basis to each of the Lenders within any such Class (based on the aggregate outstanding principal amount of the respective Term Loans or Commitments of such Class) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and/or Commitments and otherwise modify the terms of such Term Loans and/or Commitments pursuant to the terms of the relevant Extension Offer (each, an “Extension”), so long as the following terms are satisfied: the Revolving Commitment or Incremental Revolving Commitment of any Lender that agrees to an Extension with respect to such Commitment extended pursuant to an Extension (an “Extended Revolving Commitment”, any such loans thereunder, “Extended Revolving Loans”), and the related outstandings, shall be a Class of Commitment (or related outstandings, as the case may be) with substantially the same terms as the original Class of Commitments being extended (and related outstandings); provided that (w) all or any of the final maturity dates of such Extended Revolving Commitments may be delayed to later dates than the final maturity dates of the original Class of Commitments from which such Extended Revolving Commitments were extended, (x)(1) the interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment terms and premiums with respect to the Extended Revolving Commitments may be different than of the original Class of Commitments from which such Extended Revolving Commitments were extended and/or (2) additional fees and/or premiums may be payable to the Lenders providing such Extended Revolving Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (1) and (y)(1) the undrawn revolving credit commitment fee rate with respect to the Extended Revolving Commitments may be different than those of the original Class of Commitments from which such Extended Revolving Commitments were extended and (2) the Extension Offer may provide for other covenants and terms that apply to any period after the Latest Maturity Date; provided further that, notwithstanding anything to the contrary in this Section 2.21, Section 2.11(g) or otherwise, (I) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of the Loans under any Extended Revolving Commitments shall be made on a pro rata basis with any borrowings and repayments of the Loans of the of the original Class of Commitments from which such Extended Revolving Commitments were extended (the mechanics for which may be implemented through the applicable Extension Offer and may include technical changes related to the borrowing and repayment procedures of the of the original Class of Commitments from which such Extended Revolving Commitments were extended), (II) assignments and participations of Extended Revolving Commitments and Extended Revolving Loans shall be governed by the assignment and participation provisions set forth in Section 9.04 and (III) subject to the applicable limitations set forth in Section 2.08(b) and Section 2.11(g)(ii), permanent repayments of Loans (and corresponding permanent reduction in the related Extended Revolving Commitments) shall be permitted as may be agreed between the Borrower and the Lenders thereof and (B) the Term Loans of any Term Lender that agrees to an Extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have substantially the same terms as the Class of Term Loans subject to such Extension Offer; provided that (w) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of all or a portion of any principal amount of such Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of the original Class of Term Loans from which such Extended Term Loans were extended (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.10 or in the Extension Offer or the Incremental Amendment, as the case may be, with respect to the original Class of Term Loans from which such Extended Term Loans were extended), (x)(A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment terms and premiums with respect to the Extended Term Loans may be different than those for the original Class of Term Loans from which such Extended Term Loans were extended and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Term Loans in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Offer, (y) subject to the provisions set forth in Section 2.11, the Extended Term Loans may have optional prepayment terms (including call protection and prepayment terms and premiums) and mandatory prepayment terms as may be agreed between the Borrower and the Lenders thereof and (z) the Extension Offer may provide for other covenants and terms that apply to any period after the Latest Maturity Date. If the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Commitments, as the case may be, in respect of which Term Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Loans, as the case may be, of such Term Lenders or Revolving Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Lenders, as the case may be, have accepted such Extension Offer, with any allocated amounts in excess of any applicable Lender’s actual holdings of record to be reallocated pro rata across the remaining Lenders of the applicable Class of Term Loans or Revolving Loans who have accepted such Extension Offer. All documentation in respect of such Extension shall be consistent with the foregoing and any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower. For the avoidance of doubt, no Lender shall be required to participate in any Extension.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”), which condition may be waived by the Borrower, to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion) of Term Loans or Revolving Commitments (as applicable) of any or all applicable Classes be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.21 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.21.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Commitments (or any portion thereof) and (B) with respect to any Extension of the Revolving Commitments, the consent of the Issuing Bank and Swingline Lender to the extent that such Issuing Bank or Swingline Lenders is materially adversely affected or is being asked to extend its role in connection with Letters of Credit and Swingline Loans beyond the then-applicable Revolving Maturity Date. All Extended Term Loans, Extended Revolving Loans, Extended Revolving Commitments and all obligations in respect thereof shall be Loan Document Obligations that are secured by Liens on the Collateral that are equal in priority to the Liens on the Collateral securing the Secured Obligations. Each of the parties hereto hereby agrees that the Administrative Agent and the Borrower may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.21 and any Extension (including any amendments necessary to treat the Loans and Commitments subject thereto as Extended Term Loans, Extended Revolving Loans and/or Extended Revolving Commitments and as a separate Class hereunder of Loans and Commitments, as the case may be). In addition, if so provided in such amendment and with the consent of each Issuing Bank and the Swingline Lender, as applicable, participations in Letters of Credit and Swingline Loans expiring on or after the Revolving Maturity Date with respect to such Class in respect of the Revolving Loans and Revolving Commitments of such applicable Class shall be re-allocated from Lenders holding such applicable Revolving Commitments to Lenders holding Extended Revolving Commitments in accordance with the terms of such amendment; provided that such participation interests shall, upon receipt thereof by the relevant Lenders holding such applicable Revolving Commitments, be deemed to be participation interests in respect of such applicable Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least 5 Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.21.

(e) In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans or the Extended Revolving Commitments, in each case to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Offer, then the Administrative Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Agreement”) within 15 days following the effective date of such applicable Extension, as the case may be, which Corrective Extension Agreement shall (i) provide for the extension of Term Loans under the original Term Loan Class or original Revolving Commitment or Incremental Term Commitment Class or Incremental Revolving Commitment Class (and related exposure), as the case may be, in such amount as is required to cause such Lender to hold Extended Term Loans or Extended Revolving Commitments (and related revolving credit exposure) of the applicable Extension series into which such other Term Loans or commitments were initially extended, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Lender may agree, and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) as the Administrative Agent and the Borrower shall reasonably determine are necessary to give effect to the foregoing provisions of this Section 2.21(e).

(f) This Section 2.21 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

SECTION 2.22. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii) Reallocation of Payments. Any amount paid by the Borrower or otherwise received by the Administrative Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be, applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuing Banks or the Swingline Lender (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then-current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed LC Disbursements then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders and seventh after the termination of the Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct; provided that, if such payment is the payment of the principal amount of any Loan or the payment of any amount constituting LC Disbursements, such payment shall be applied solely to pay the relevant Loans of, and unreimbursed LC Disbursements owed to, the relevant non-Defaulting Lenders or Issuing Banks prior to being applied in the manner set forth in this Section 2.22(a)(ii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to Section 2.05(j) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive or accrue any commitment fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall not be entitled to receive or accrue any Letter of Credit fees as provided in Section 2.12(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding LC Exposure and any outstanding Swingline Exposure of such Defaulting Lender:

(A) the LC Exposure and the Swingline Exposure of such Defaulting Lender will, subject to the limitation in the proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitments; provided that (a) the sum of each Non-Defaulting Lender’s total Revolving Exposure, total Swingline Exposure and total LC Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (b) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender; and

(B) to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s LC Exposure and Swingline Exposure cannot be so reallocated, whether by reason of the proviso in clause (A) above or otherwise, the Borrower will, not later than two Business Days after demand by the Administrative Agent (at the direction of any Issuing Bank and/or the Swingline Lender, as the case may be), (a) Cash Collateralize the obligations of the Borrower to the applicable Issuing Banks and/or the Swingline Lender in respect of such LC Exposure or Swingline Exposure, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of such LC Exposure or Swingline Exposure, or (b) in the case of such Swingline Exposure, prepay (subject to Section 2.22(a)(ii) above) in full the unreallocated portion thereof or (c) make other arrangements satisfactory to the Administrative Agent, and to the applicable Issuing Banks and the Swingline Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Lender should no longer be deemed to be a Defaulting Lender (provided that, solely with respect to a Defaulting Lender that is a Revolving Lender, the Swingline Lender and each Issuing Bank must also so agree in writing in their sole discretion), the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which shall include arrangements with respect to the return to the Borrower of any Cash Collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.22(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.23. Illegality. If after the Effective Date it becomes unlawful, or any Governmental Authority after the Effective Date has asserted that it is unlawful, for any Lender to make, maintain or fund Loans whose interest is determined by reference to the Adjusted Eurocurrency Rate, or to determine or charge interest rates based upon the Adjusted Eurocurrency Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Loans or to convert ABR Loans to Eurocurrency Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Adjusted Eurocurrency Rate component of the Alternate Base Rate, the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurocurrency Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon three Business Days’ notice from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Loans denominated in Dollars of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurocurrency Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted Eurocurrency Rate. Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted Eurocurrency Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.24. Classes. At no time shall there be (A) more than three Classes of Revolving Commitments or Incremental Revolving Commitments outstanding hereunder or (B) more than five Classes of Term Loans outstanding hereunder, unless, in either case, the Administrative Agent agrees to permit any such additional Classes.

ARTICLE III

Representations and Warranties

Each of Holdings and the Borrower represents and warrants to the Administrative Agent and the Lenders that:

SECTION 3.01. Organization; Powers. Each of Holdings, the Borrower and each of the Restricted Subsidiaries (a) is duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets necessary for the conduct of business, except as would not reasonably be expected to have a Material Adverse Effect, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

SECTION 3.02. Authorization. The execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party, and the Borrowings hereunder (a) have been duly authorized by all organizational action required to be obtained by the Loan Parties and (b) will not (i) (A) violate any provision of any Requirement of Law or violate the Organizational Documents of any Loan Party, (B) violate any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) violate, be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a benefit under any indenture, certificate of designation for preferred stock, agreement or any other instrument to which any Loan Party is a party or by which any of them or their property is or may be bound, where any such conflict, violation, breach or default referred to in this clause (i) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party, other than the Liens created by the Loan Documents and Liens permitted by Section 6.02.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by Holdings, the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Financing Transactions, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office, (c) recordation of the Mortgages and other Liens granted under the Loan Documents, (d) such as have been made or obtained and are in full force and effect, (e) such other actions, consents, approvals, registrations or filings with respect to which the failure to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 3.04.

SECTION 3.05. Financial Statements. The Borrower has heretofore furnished to the Administrative Agent (for delivery to the Lenders) (i) the audited consolidated balance sheets of the Borrower and its Subsidiaries as at December 31, 2010 and December 31, 2011 and the related statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for the fiscal years ended December 31, 2009, December 31, 2010 and December 31, 2011 and (ii) the unaudited consolidated balance sheet as of June 30, 2012 and related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for the six months ended June 30, 2012, in each such case have been prepared in accordance with GAAP applied consistently throughout the periods involved except to the extent provided in the notes thereto and subject, in the case of the unaudited financial information, to changes resulting from audit, normal year-end audit adjustments and to the absence of footnotes, and present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries, as of and on such dates set forth on such financial statements.

SECTION 3.06. No Material Adverse Change or Material Adverse Effect. Since December 31, 2011, there have been no events, developments or circumstances that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.07. Title to Properties; Possession Under Leases. The Perfection Certificate sets forth, as of the Effective Date, all material Real Property owned or leased by the Loan Parties and the addresses thereof. Each of Holdings, the Borrower and the Restricted Subsidiaries has good and valid record fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its properties and assets (including all Mortgaged Properties but excluding Intellectual Property), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes or except where the failure to have such title, interests or easements would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets held in fee simple are free and clear of Liens, other than Liens permitted by Section 6.02.

SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Effective Date the name and jurisdiction of incorporation, formation or organization of each direct and indirect Subsidiary of Holdings. Except as set forth on Schedule 3.08, as of the Effective Date, all of the issued and outstanding Equity Interests of each subsidiary of Holdings is owned directly by Holdings or by a subsidiary of Holdings.

SECTION 3.09. Litigation; Compliance with Laws.

(a) As of the Effective Date, there are no actions, suits or proceedings at law or in equity or in arbitration or, to the knowledge of the Borrower, investigations by or on behalf of any Governmental Authority now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting Holdings or the Borrower or any of its Restricted Subsidiaries or any business, property or rights of any such Person (i) that involve any Loan Document or the Financing Transactions or (ii) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of any Borrowing after the Effective Date, there are no actions, suits or proceedings at law or in equity or in arbitration or, to the knowledge of the Borrower, investigations by or on behalf of any Governmental Authority now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting Holdings or the Borrower or any of its Restricted Subsidiaries or any business, property or rights of any such Person which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of Holdings, the Borrower, the Restricted Subsidiaries or their respective properties or assets is in violation of (nor, to the knowledge of the Borrower, will the continued operation of their material properties and assets as currently conducted violate) any Requirement of Law (including any zoning, building, ordinance, code or approval or any building permit) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, in any such case where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10. Federal Reserve Regulations.

(a) None of Holdings, the Borrower or the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that would result in a violation of Regulation T, U or X of the Federal Reserve.

SECTION 3.11. Investment Company Act. None of the Loan Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended from time to time.

SECTION 3.12. Use of Proceeds. The Borrower will use the proceeds of (a) the Initial Term Loans to finance the Specified Dividend, to pay Transaction Costs and for working capital requirements and for general corporate purposes of the Borrower or its Subsidiaries, including the financing of acquisitions, other Investments and dividends and other distributions on account of the Equity Interests of the Borrower (or any Parent Entity thereof), in each case permitted hereunder and (b) the Revolving Loans and Swingline Loans for working capital requirements and other general corporate purposes of the Borrower or its Subsidiaries, including the financing of acquisitions, other Investments and dividends and other distributions on account of the Equity Interests of the Borrower (or any Parent Entity thereof), in each case permitted hereunder.

SECTION 3.13. Taxes.

(a) Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, each of Holdings, the Borrower and each of its Restricted Subsidiaries (i) has timely filed or caused to be timely filed all federal, state, local and non-U.S. Tax returns required to have been filed by it and (ii) has timely paid or caused to be timely paid all Taxes due and payable by it (whether or not shown on a Tax return and including in its capacity as a withholding agent), except Taxes that are being contested in good faith by appropriate proceedings in accordance with Section 5.04 and for which the Borrower or its Restricted Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP.

(b) Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect: as of the Effective Date, with respect to each of Holdings, the Borrower and each of its Restricted Subsidiaries, there are no claims being asserted in writing with respect to any Taxes and no audits or other proceedings with respect to Taxes.

SECTION 3.14. No Material Misstatements.

(a) All written factual information (other than the projections, information of a general economic or industry specific nature, projections and forward-looking information) (the “Information”) concerning Holdings, the Borrower, the Restricted Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Financing Transactions, when taken as a whole, is or will be, when furnished, correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Effective Date, and does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates thereto).

(b) Any projections and other forward-looking information prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Financing Transactions, together with all supplements and updates thereto, have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof, as of the date such projections and other forward looking information were furnished to the Lenders and as of the Effective Date; it being understood that such projections and other forward-looking information are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, and that actual results may differ from such projections and other forward-looking information and that such differences may be material and that no assurance can be given that such projections and other forward-looking information will be realized.

SECTION 3.15. ERISA.

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Employee Benefit Plan is in compliance with the applicable provisions of ERISA, the Code and other federal, state and foreign laws.

(b) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur, (ii) neither Holdings nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iii) neither Holdings nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan and (iv) neither Holdings nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

SECTION 3.16. Environmental Matters. Except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or as set forth on Schedule 3.16: (i) Holdings, the Borrower and each Restricted Subsidiary, and their respective operations and properties, (a) are in compliance with all Environmental Laws and have obtained, maintained and are in compliance with all permits, licenses and other approvals required under any Environmental Law, (b) have not become subject to any Environmental Liability, and (c) have not received written notice of any claim with respect to any Environmental Liability, (ii) to the knowledge of Holdings, the Borrower and each Restricted Subsidiary, there are no circumstances, conditions or occurrences that would reasonably be expected to give rise to any Environmental Liability of Holdings, the Borrower or any Restricted Subsidiary, or with respect to their respective operations and properties, and (iii) to the knowledge of Holdings, the Borrower or any Restricted Subsidiary, no other Person has caused, or permitted to occur, any Release, or treated or disposed of, or arranged for treatment or disposal of, any Hazardous Materials.

SECTION 3.17. Security Documents.

(a) Valid Liens. Each Security Document delivered pursuant to Sections 4.01, 5.10, 5.11 and 5.14 will, upon execution and delivery thereof, be effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein, and (i) when financing statements and other filings in appropriate form are filed in or recorded by the offices required by the applicable Requirement of Law and (ii) upon the taking of possession by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession (which possession shall be given to the collateral agent to the extent possession by the Administrative Agent required by the Loan Documents), the Liens created by the Security Documents shall constitute perfected Liens on, and security interests in, all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by filing and recording financing statements or possession (to the extent possession is required by the Loan Documents), as the case may be, in each case prior to all Liens, and subject to no Liens, other than Liens permitted hereunder subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (iii) implied covenants of good faith and fair dealing.

(b) PTO Filing; Copyright Office Filing. When the Collateral Agreement, or an appropriate short form document or instrument specified in the Collateral Agreement, is properly filed and recorded in the United States Patent and Trademark Office and the United States Copyright Office, to the extent such filings and recordations together with the financing statements filed in the offices required by the applicable Requirement of Law may perfect such interests, the Liens created by such Collateral Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents and Trademarks (each as defined in the Collateral Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such Collateral Agreement) registered with the United States Copyright Office, as the case may be, in each case free and clear of Liens other than Liens permitted under Section 6.02 hereof (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to establish a Lien on Patents, Trademarks and Copyrights acquired, registered or applied for by the grantors thereof after the Effective Date).

(c) Mortgages. Upon recording thereof in the appropriate recording office, each Mortgage is effective to create, in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid and enforceable perfected Liens on, and security interest in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, prior to all Liens other than the Liens permitted hereunder, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.18. Solvency. After giving effect to the consummation of the Transactions, on the Effective Date, the Borrower, together with its Restricted Subsidiaries on a consolidated basis, is Solvent.

SECTION 3.19. Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against Holdings, the Borrower or any of the Restricted Subsidiaries; (b) the hours worked and payments made to employees of Holdings, the Borrower and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; (c) all payments due from Holdings, the Borrower or any of the Restricted Subsidiaries or for which any claim may be made against Holdings, the Borrower or any of the Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Holdings, the Borrower or such Restricted Subsidiary to the extent required by GAAP; and (d) Holdings, the Borrower and the Restricted Subsidiaries are in compliance with all applicable laws, agreements, policies, plans and programs relating to employment and employment practices.

SECTION 3.20. Senior Debt. The Loan Document Obligations constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof) under the documentation governing any Indebtedness that is subordinated in right of payment to the Loan Document Obligations.

SECTION 3.21. Intellectual Property; Licenses, Etc. Holdings, the Borrower and its Restricted Subsidiaries own, license or possess the valid right to use, all Intellectual Property used in or reasonably necessary for the operation of their businesses as currently conducted, and, without conflict with the Intellectual Property rights of any Person, in each case, except, individually or in the aggregate, as would not reasonably be expected to have a Material Adverse Effect; provided, however, to the extent the foregoing representation and warranty relates to infringement, misappropriation or a violation of Intellectual Property rights held by a Person, it shall be considered qualified by the knowledge of Holdings, the Borrower or any Restricted Subsidiary. To the knowledge of the Borrower, no Intellectual Property, advertising, product, process, method, substance, part or other material used by Holdings, the Borrower or any Restricted Subsidiary, or the operation of its business as currently conducted, infringes upon, misappropriates or violates any Intellectual Property rights held by any Person except for such infringements, misappropriations or violations, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property of Holdings, the Borrower or any Restricted Subsidiary is pending or, to the knowledge of the Borrower, threatened in writing against Holdings, the Borrower or any Restricted Subsidiary, which claim or litigation, individually or in the aggregate, if subject to an adverse ruling against Holdings, the Borrower or any Restricted Subsidiary, would reasonably be expected to have a Material Adverse Effect.

SECTION 3.22. Anti-Money Laundering and Economic Sanctions Laws.

(a) To the extent applicable, each of the Borrower and its Restricted Subsidiaries is in compliance, in all material respects, with (i) Sanctions and export controls laws and regulations that are binding on them and (ii) any anti-corruption or counter-terrorism laws (including the FCPA, United States Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the USA PATRIOT Act; the United Kingdom Terrorism Act of 2000, the United Kingdom Anti-Terrorism, Crime and Security Act of 2001, the United Kingdom Terrorism Order of 2006, the United Kingdom Terrorism Order of 2009, the United Kingdom Terrorist Asset-Freezing Act of 2010 and the United Kingdom Bribery Act of 2010). To the knowledge of management of the Borrower, the Borrower, its Restricted Subsidiaries and their respective officers or directors is in compliance, in all material respects, with applicable Anti-Money Laundering Laws or any applicable Sanctions laws and regulations that are binding on them. None of Borrower, its Restricted Subsidiaries and their respective officer or directors is an Embargoed Person.

(b) No part of the proceeds of the Loans will be used, directly or, to the knowledge of management of Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(c) None of the Borrower, any of its Restricted Subsidiaries or, to the knowledge of management of the Borrower, any of their respective officers and directors will directly or indirectly use any proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any Person for the purpose of financing the activities of or with any Person or in any country or territory that, at the time of funding, is an Embargoed Person.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from Holdings and the Borrower either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Simpson Thacher & Bartlett LLP, counsel for the Loan Parties. Each such opinion shall be in form and substance reasonably satisfactory to the Administrative Agent. Each of Holdings and the Borrower hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit G or such other form reasonably acceptable to the Administrative Agent with appropriate insertions, executed by any Responsible Officer of such Loan Party, and including or attaching the documents referred to in paragraph (d) of this Section.

(d) The Administrative Agent shall have received a copy of (i) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and, to the extent such concept exists, incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, (iii) resolutions of the Board of Directors and/or similar governing bodies of each Loan Party approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, certified as of the Effective Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment and (iv) a good standing certificate from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation.

(e) The Administrative Agent shall have received or, upon the initial borrowings on the Effective Date, will receive, all fees and other amounts previously agreed in writing by the Joint Bookrunners and the Borrower to be due and payable on the Effective Date, including, to the extent invoiced at least three Business Days prior to the Effective Date, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be so reimbursed or paid (which amounts may be offset against the proceeds of the initial Credit Extensions).

(f) The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby and none of such Collateral shall be subject to any other pledges, security interests or mortgages except for Liens permitted by Section 6.02; provided that if, notwithstanding the use by Holdings and the Borrower of commercially reasonable efforts to cause the Collateral and Guarantee Requirement to be satisfied on the Effective Date, the requirements thereof (other than (a) the execution and delivery of the Guarantee Agreement and the Collateral Agreement by the Loan Parties, (b) creation of and perfection of security interests in the Equity Interests of the Borrower and in the Equity Interests in its Domestic Subsidiaries and (c) delivery of Uniform Commercial Code financing statements with respect to perfection of security interests in the assets of the Loan Parties that may be perfected by the filing of a financing statement under the Uniform Commercial Code) are not satisfied as of the Effective Date, the satisfaction of such requirements shall not be a condition to the availability of the initial Loans on the Effective Date (but shall be required to be satisfied as promptly as practicable after the Effective Date and in any event within the period specified therefor in Schedule 5.14 or such later date as the Administrative Agent and the Borrower may mutually agree).

(g) The Joint Bookrunners shall have received the financial statements of the Borrower as described in Section 3.05.

(h) The Lenders shall have received a certificate from the chief financial officer of the Borrower in the form of Exhibit H certifying as to the Solvency of the Borrower and its Restricted Subsidiaries on a consolidated basis after giving effect to the Transactions.

(i) The Administrative Agent shall have received all documentation and other information about the Loan Parties as shall have been reasonably requested in writing at least 10 Business Days prior to the Effective Date by the Administrative Agent or that the Administrative Agent shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act.

(j) The Administrative Agent shall have received a customary insurance certificate in form and substance reasonably satisfactory to the Administrative Agent.

Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions shall have been satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on August 8, 2012 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit (other than in connection with any Incremental Facilities (except to the extent set forth in Section 2.20)), is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as the case may be before and after giving effect to such Borrowing or issuance, amendment, renewal or extension of such Letter of Credit and to the application of proceeds therefrom, as though made on and as of such date; provided that, to the extent that such representations and warranties specifically refer to an earlier date or period, they shall be true and correct in all material respects as of such earlier date or period; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be (after giving effect to such qualification).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as the case may be, no Default or Event of Default shall have occurred and be continuing.

(c) The Administrative Agent shall have received a notice of borrowing in accordance with Article II hereof.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due and liabilities under Secured Cash Management Obligations and Secured Swap Obligations) payable under any Loan Document shall have been paid in full and all Letters of Credit shall have expired or been terminated (or Cash Collateralized or backstopped pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank) and all LC Disbursements shall have been reimbursed, each of Holdings (solely to the extent set forth herein) and the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent, on behalf of each Lender:

(a) on or before the date that is 90 days after the end of each Fiscal Year of the Borrower (or, in the case of the Fiscal Year ending December 31, 2012, on or before the date that is 120 days after the end of such Fiscal Year), audited consolidated balance sheet and audited consolidated statements of operations, stockholders’ equity and cash flows of the Borrower as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous Fiscal Year and, with respect to any Fiscal Year during or after which a Qualified IPO has occurred, accompanied by a customary “management discussion & analysis” section, all reported on by WithumSmith & Brown, PC or other independent public accountants of recognized national standing (without a “going concern” or like qualification and without any qualification as to the scope of such audit) and certified by a Financial Officer, in each case, to the effect that such consolidated financial statements present fairly in all material respects the financial condition as of the end of and for such year and results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) commencing with the financial statements for the fiscal quarter ending September 30, 2012, on or before the date that is 45 days after the end of each of the first three fiscal quarters each Fiscal Year, unaudited consolidated balance sheet and unaudited consolidated statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition as of the end of and for such fiscal quarter and such portion of the Fiscal Year and results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and, with respect to any fiscal quarter during or after which a Qualified IPO has occurred, accompanied by a customary “management discussion & analysis”;

(c) simultaneously with the delivery of each set of consolidated financial statements referred to in clauses (a) and (b) above, the related consolidating financial statements reflecting adjustments necessary (as determined by the Borrower in good faith) to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(d) simultaneously with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) beginning with the Test Period ending December 31, 2012, setting forth reasonably detailed calculations demonstrating compliance with the Financial Covenant, (iii) in the case of financial statements delivered under paragraph (a) above, (A) beginning with the financial statements for the 2013 Fiscal Year, setting forth a reasonably detailed calculation of Excess Cash Flow for such Fiscal Year and (B) setting forth a reasonably detailed calculation of the Available Amount and Available Equity Amount as of the end of such Fiscal Year and (iv) a Pro Forma Adjustment Certificate covering any Pro Forma Adjustment with respect to the period covered by such financial statements;

(e) not later than five days after the delivery of financial statements for each Fiscal Year under paragraph (a) above, a customary certificate of the accounting firm that reported on such financial statements stating whether it obtained knowledge during the course of its examination of such financial statements of any Default relating to the Financial Covenant and, if such knowledge has been obtained, describing such Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f) beginning with the 2013 Fiscal Year, concurrently with the delivery of the financial statements under Section 5.01(a) for the prior Fiscal Year, a detailed consolidated budget for the Borrower and its Restricted Subsidiaries for such Fiscal Year (including a projected consolidated balance sheet and consolidated statements of projected operations, comprehensive income and cash flows as of the end of and for such Fiscal Year and setting forth the material assumptions used for purposes of preparing such budget);

(g) promptly after the same become publicly available, but not, for the avoidance of any doubt, any reports or filings filed confidentially with the SEC or with any national securities exchange, copies of all periodic reports and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) filed by Holdings, the Borrower or any of its Restricted Subsidiaries with the SEC or with any national securities exchange, or distributed by Holdings, the Borrower or any of its Restricted Subsidiaries to the public holders of its Equity Interests generally, as the case may be;

(h) not later than any date on which financial statements are delivered with respect to any period in which a Pro Forma Adjustment is made, a certificate of a Financial Officer of the Borrower setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor; and

(i) promptly following any request therefor but subject to the limitations set forth in Section 5.07 and Section 9.12, such other reasonably available information regarding the operations, business affairs and financial condition of the Borrower and its Restricted Subsidiaries, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of the Borrower and its Restricted Subsidiaries by furnishing (1) the Form 10-K or 10-Q (or the equivalent), as applicable, of the Borrower (or a Parent Entity thereof) filed with the SEC or (2) such financial information of a Parent Entity of the Borrower; provided that in any such case (i) to the extent such information relates to a Parent Entity of the Borrower, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to the Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand, and (ii) to the extent such information is in lieu of information required to be provided under Section 5.01(a), such materials are accompanied by a report and opinion of WithumSmith & Brown, PC or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any “going concern” or like qualification or any qualification as to the scope of such audit.

Documents required to be delivered pursuant to Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01 (or otherwise notified pursuant to Section 9.01(d)); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each

Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its reasonable request and (ii) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and upon its reasonable request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Bookrunners may make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive information that may be classified as MNPI at the time of such offering by the Borrower of public securities. The Borrower hereby agrees that on and after the date that the Borrower (or any of its Parent Entities) or any of its Restricted Subsidiaries has issued any public debt securities (or 144A securities) or public Equity Interests it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking or otherwise designating in writing Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Bookrunners, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any MNPI (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked or otherwise designated in writing as “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Joint Bookrunners may treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

SECTION 5.02. Existence; Business and Properties. Each of Holdings (in the case of clause (a) below only) and the Borrower will, and will cause each Restricted Subsidiary to:

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, (i) except as otherwise permitted under Section 6.05, and (ii) except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries, to the extent they exceed estimated liabilities, are acquired by the Borrower or a Restricted Subsidiary in such liquidation or dissolution; provided that Subsidiaries that are Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Subsidiary Loan Parties unless such liquidation is otherwise permitted by Section 6.05.

(b) (i) Except as would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property, licenses and rights with respect thereto necessary to the normal conduct of its business and (ii) at all times maintain and preserve all material property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

SECTION 5.03. Insurance. The Borrower will, and will cause each Restricted Subsidiary to:

(a) Keep its insurable properties insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance (including self-insurance which, in the good-faith judgment of management of the Borrower, the Borrower believes is reasonable and prudent in light of the size and nature of its business), of such types, to such extent and against such risks, as is customary with companies in the same or similar businesses.

(b) Cause all such liability insurance policies (which, for the avoidance of doubt, shall not include any officers’ and directors’ liability insurance policies) to name the Administrative Agent as additional insured and all such property and property casualty insurance policies to be endorsed or otherwise amended to include appropriate additional loss payable endorsements, including, with respect to Mortgaged Properties, a “standard” or “New York” lender’s additional loss payable endorsement.

(c) In addition, use commercially reasonable efforts to cause each such insurance policy to provide that it shall not be canceled, lapsed (including for nonrenewal) or terminated upon less than 30 days’ prior written notice (or 10 days’ prior written notice in the case of any failure to pay any premium due thereunder) thereof by the insurer to the Administrative Agent and to deliver to the Administrative Agent, prior to the cancellation, lapse (including for nonrenewal) or termination of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent), or insurance certificate with respect thereto.

(d) If any improvements located on any Mortgaged Property are at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause the applicable Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

SECTION 5.04. Payment of Taxes and Obligations, etc.. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, pay all of its obligations in respect of Taxes, assessments and other governmental charges (including in its capacity as withholding agent), before the same shall become delinquent or in default, except where the amount or validity thereof is being contested in good faith by appropriate proceedings and Holdings, the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves therefor in accordance with GAAP or except where the failure to make payment would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.05. Notices of Material Events.

(a) Promptly after any Responsible Officer of Holdings or the Borrower obtains actual knowledge thereof, the Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:

(i) the occurrence of any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(ii) the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any of its Restricted Subsidiaries as to which an adverse determination is reasonably probable and that, if adversely determined, would reasonably be expected to have a Material Adverse Effect; and

(iii) the occurrence of any ERISA Event that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(b) The Borrower will furnish to the Administrative Agent prompt (and in any event within 30 days or such longer period as reasonably agreed to by the Administrative Agent) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization or (iii) in any Loan Party’s organizational identification number (if any).

(c) Not later than five days after delivery of financial statements pursuant to Section 5.01(a), the Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower setting forth the information required pursuant to Sections 1, 2, 7, 9, 10, 11, 12, 13 and 14 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section.

(d) Concurrently with the delivery of each Compliance Certificate pursuant to Section 5.01(d), the Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower specifying any change in the identity of the Guarantors, Restricted Subsidiaries, Significant Subsidiaries, Immaterial Subsidiaries and Foreign Subsidiaries, as of the end of such fiscal year or quarter, as the case may be, from the Guarantors, Restricted Subsidiaries, Significant Subsidiaries, Immaterial Subsidiaries and Foreign Subsidiaries, respectively, provided to the Administrative Agent on the Effective Date or the most recent fiscal year or quarter, as the case may be.

SECTION 5.06. Compliance with Laws. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, comply with all laws, rules, regulations (including any zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Mortgaged Properties) and judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, applicable to it or its property (including without limitation the USA Patriot Act), except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections. The Borrower will, and will cause each of the Restricted Subsidiaries to maintain all financial records in accordance with GAAP. The Borrower will, and will cause each of the Restricted Subsidiaries to, permit representatives and independent contractors of the Administrative Agent and the Lenders to visit and inspect any of its properties (to the extent it is within such Person’s control to permit such inspection), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 5.07 and the Administrative Agent shall not exercise such rights more often than once during any calendar year absent the existence of an Event of Default at the Borrower’s expense; and provided, further, that when an Event of Default exists, the Administrative Agent or the Lenders (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in Section 5.01 or this Section 5.07, neither of Borrower nor any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable Requirements of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 5.08. Use of Proceeds. The Borrower will, and will cause each Restricted Subsidiary to, use the proceeds of the Loans and the Letters of Credit only as contemplated in Section 3.12.

SECTION 5.09. Compliance with Environmental Laws. The Borrower (i) will, and will make commercially reasonable efforts to cause each Restricted Subsidiary to, comply with all Environmental Laws applicable to its operations and properties and comply with and obtain and renew all permits, licenses and other approvals required pursuant to Environmental Law for its operations and properties except, in each case with respect to this Section 5.09, to the extent the failure to do so could not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10. Additional Subsidiaries. If (i) any additional Restricted Subsidiary (other than an Excluded Subsidiary) is formed or acquired after the Effective Date or (ii) if any Restricted Subsidiary ceases to be an Excluded Subsidiary, the Borrower will, within 45 days (or such longer period as the Administrative Agent may reasonably agree) after such newly formed or acquired Restricted Subsidiary is formed or acquired or such Restricted Subsidiary ceases to be an Excluded Subsidiary, notify the Administrative Agent thereof, and will (x) cause such Restricted Subsidiary to satisfy the Collateral and Guarantee Requirement with respect to such Restricted Subsidiary and (y) cause such Loan Party to satisfy the Collateral and Guarantee Requirement with respect to any Equity Interest other than Excluded Equity Interests in or the Indebtedness of such Restricted Subsidiary owned by such Loan Party.

SECTION 5.11. Further Assurances.

(a) Subject to the limitations set forth in the definition of Collateral and Guarantee Requirement and in the Security Documents, the Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and/or amendments thereto and other documents), that may be required under any applicable Requirement of Law and that the Administrative Agent or the Required Lenders may request, to create and cause the Collateral and Guarantee Requirement to be and remain satisfied and perfected, all at the expense of the Loan Parties.

(b) Subject to the limitations set forth in the definition of Collateral and Guarantee Requirement and in the Security Documents, promptly upon reasonable request by the Administrative Agent, the Borrower will, and will cause each Loan Party to, (i) correct any defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral or Guarantee or other document or instrument relating to any Collateral or Guarantee, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral or Guarantee, to the extent required.

(c) Subject to the limitations set forth in the definition of Collateral and Guarantee Requirement and in the Security Documents, if, after the Effective Date, any material assets (including any owned real property or improvements thereto or any interest therein) with a Fair Market Value in excess of $5,000,000 (determined at the time of acquisition thereof, or, if acquired prior to the date the applicable Person became a Loan Party, the date such Person became a Loan Party, or, to the extent that any improvements are constructed on any such Real Property after the date of acquisition, including with respect to the Missouri Property, on the date of “substantial completion” or similar timing, as determined by the Borrower in consultation with the Administrative Agent, of such improvements) are acquired by the Borrower or any other Loan Party (or, in the case of a Person that became a Loan Party after the Effective Date, after the date it became a Loan Party) (other than (x) assets constituting Collateral under a Security Document that become subject to the Lien created by such Security Document upon acquisition thereof or (y) Excluded Assets), the Borrower will notify the Administrative Agent thereof simultaneously with the delivery of the certificate of a Financial Officer pursuant to Section 5.01(d) with respect to the financial statements delivered pursuant to Section 5.01(a) or (b), and, if requested by the Administrative Agent, within 60 days of acquisition thereof (or, in the case of Real Property, 90 days) (or, in each case, such longer period as the Administrative Agent may agree in its sole discretion) the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take and cause the other Loan Parties to take, such actions as shall be necessary and reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section and to cause the Collateral and Guarantee Requirement to be satisfied, all at the expense of the Loan Parties.

SECTION 5.12. Maintenance of Ratings. The Borrower shall use commercially reasonable efforts to maintain a public corporate rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Borrower, and a public rating of the facilities under this Agreement by each of S&P and Moody’s, but in any event, not a specific rating.

SECTION 5.13. Designation of Subsidiaries. The Borrower may at any time after the Effective Date designate (x) any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or (y) any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation on a Pro Forma Basis, no Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower is in compliance, on a Pro Forma Basis, with the Financial Covenant for the most recently ended Test Period and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any third party Material Indebtedness for borrowed money of the Borrower pursuant to which a Subsidiary may be designated an “Unrestricted Subsidiary.” The designation of any Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by the

Borrower therein at the date of designation in an amount equal to the Fair Market Value of the Borrower’s or its Subsidiary’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries in an amount equal to the Fair Market Value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

SECTION 5.14. Certain Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Effective Date specified in Schedule 5.14 or such later date as the Administrative Agent reasonably agrees to in writing, including to reasonably accommodate circumstances unforeseen on the Effective Date, the Borrower and each other Loan Party shall deliver the documents or take the actions specified on Schedule 5.14, in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement.”

SECTION 5.15. Business of the Borrower and the Restricted Subsidiaries. The Borrower will not, nor will it permit any Restricted Subsidiary to, engage at any time in any business or business activity other than (i) any business or business activity conducted by any of them on the Effective Date and any business or business activities incidental or related thereto, (ii) any business or business activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, including the consummation of the Transactions or (iii) any business or business activity that the senior management of the Borrower deems beneficial for the Borrower or such Restricted Subsidiary;

SECTION 5.16. Fiscal Year. The Borrower will, for financial reporting purposes, cause each of its, and each of the Restricted Subsidiaries’, fiscal years to end on December 31 of each year and (b) each of its, and each of the Restricted Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and the Borrower’s past practice.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due and liabilities under Secured Cash Management Obligations and Secured Swap Obligations) under any Loan Document have been paid in full and all Letters of Credit have expired or been terminated (or Cash Collateralized or backstopped pursuant to arrangements reasonably acceptable to the applicable Issuing Bank) and all LC Disbursements shall have been reimbursed, each of Holdings (solely with respect to Section 6.05) and the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the Effective Date and set forth on Schedule 6.01 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(b) Indebtedness created hereunder and under the other Loan Documents, including any Indebtedness created under Section 2.20 or 2.21 hereof;

(c) Indebtedness of the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that (i) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Loan Party owing to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Loan Party that is owing to any Restricted Subsidiary that is not a Loan Party shall be evidenced by the Intercompany Note;

(d) Indebtedness of the Borrower and the Restricted Subsidiaries pursuant to Swap Agreements to the extent that, at the time entered into, such Swap Agreements were (i) in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities (including currency risks) or (ii) in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary;

(e) Obligations in respect of Cash Management Services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements, in each case, incurred in the ordinary course of business;

(f) (i) Indebtedness of the Borrower and the Restricted Subsidiaries owed to (including obligations in respect of letters of credit or bank guarantees, banker’s acceptances, warehouse receipts or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Restricted Subsidiary, pursuant to reimbursement or indemnification obligations to such Person, in each case, provided in the ordinary course of business or (ii) Indebtedness supported by Letters of Credit or other letters of credit under similar facilities in an amount not to exceed the stated amount of such Letters of Credit or stated amount of such other letters of credit under such similar facilities;

(g) Indebtedness of the Borrower and the Restricted Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, including those incurred to secure health, safety, insurance and environmental obligations of the Borrower and its Restricted Subsidiaries, in each case, incurred in the ordinary course of business and not in connection with the borrowing of money;

(h) (i) Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Borrower or a Restricted Subsidiary) after the Effective Date, or Indebtedness of any Person that is assumed by the Borrower or any Restricted Subsidiary in connection with an acquisition of assets by the Borrower or such Restricted Subsidiary, (ii) Indebtedness incurred, issued or otherwise obtained to finance a Permitted Business Acquisition or similar Investment permitted by Section 6.04 and (iii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided that (A) other than Indebtedness referred to in clause (ii) above, such Indebtedness is not incurred, issued or obtained in contemplation of such acquisition, (B) after giving effect to such acquisition and any other Pro Forma Adjustment and the assumption or incurrence, issuance or obtaining of any Indebtedness in connection therewith, on a Pro Forma Basis, the Borrower would be in compliance with the Financial Covenant for the Test Period most recently ended on or prior to the date or consummation of such acquisition and (C) the aggregate principal amount of such Indebtedness that, at the time of and after giving effect to, the assumption, incurrence, issuance or other obtaining thereof (together with other Indebtedness then outstanding under this clause (h), and under clause (p) of this Section 6.01, in each case in respect of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party, shall not exceed, at such times, the Non-Loan Party Indebtedness Amount;

(i) (i) Capitalized Lease Obligations, mortgage financings and purchase money Indebtedness incurred, issued or otherwise obtained by the Borrower or any Restricted Subsidiary prior to or within 270 days after the acquisition, construction, repair, replacement, expansion, lease or improvement of the respective asset in order to finance such acquisition, construction, repair, replacement, expansion, lease or improvement, (ii) any Permitted Refinancing Indebtedness in respect thereof, and (iii) Capitalized Lease Obligations incurred by the Borrower or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03, collectively, in an aggregate principal amount that at the time of, and after giving Pro Forma Effect to, the incurrence, issuance or other obtaining thereof (together with other Indebtedness then outstanding under this clause (i) would not exceed, on such date, the greater of (x) $40,000,000 and (y) 25.0% of Consolidated Total Assets of the Borrower at the end of the Test Period most recently ended on or prior to such time of incurrence, issuance or obtaining;

(j) Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price (including earn outs) or similar obligations, in each case, incurred or assumed in connection with the Disposition of any business, assets or Equity Interests or the making of Investments, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing such acquisition, in each case, to the extent such obligation or transaction is permitted by this Agreement;

(k) Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations, termination fees or similar obligations contained in supply or manufacturing arrangements, in each case, in the ordinary course of business;

(l) to the extent constituting Indebtedness, all premium (if any), interest (including post-petition interest and capitalized interest), fees, expenses, charges and additional or contingent interest on Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01;

(m) (i) Indebtedness representing deferred compensation or stock based or similar compensation to employees, consultants or independent contractors of the Borrower (or any Parent Entity thereof) and the Restricted Subsidiaries incurred in the ordinary course of business; and (ii) Indebtedness consisting of obligations of the Borrower (or any Parent Entity thereof) or the Restricted Subsidiaries under deferred compensation to their employees, consultants or independent contractors or other similar arrangements incurred by such Persons in connection with Permitted Business Acquisitions or any other Investment permitted under Section 6.04;

(n) [reserved];

(o) Indebtedness in respect of (i) Permitted Additional Debt, the Net Cash Proceeds from which are applied to prepay the Term Loans in the manner set forth in Section 2.11(b), (ii) other Permitted Additional Debt (provided that at the time of incurrence, issuance or other obtaining thereof and after giving Pro Forma Effect thereto and any other transaction consummated in connection therewith, assuming that all commitments thereunder were fully drawn, (X) the aggregate principal amount of all such Indebtedness incurred, issued or otherwise obtained under this clause (o)(ii) plus (Y) the aggregate amount of any Incremental Term Loans (other than those Incremental Term Loans the Net Cash Proceeds of which were used on the date of incurrence thereof to prepay Term Loans in accordance with the procedures set forth in Section 2.11(b)), Incremental Revolving Commitment Increases and Incremental Revolving Commitments (other than Incremental Revolving Commitments the effectiveness of which was accompanied by a simultaneous equivalent permanent reduction of existing Revolving Commitments in accordance with Section 2.11(g)(ii)) that in each case have been incurred or provided pursuant to Section 2.20) shall not exceed $100,000,000; provided that, in the case of this clause (ii), no Event of Default shall have occurred and be continuing at the time of the incurrence, issuance or obtaining of any such Indebtedness or after giving effect thereto and the Borrower shall be in compliance on a Pro Forma Basis with the Financial Covenant and (iii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(p) other Indebtedness of the Borrower or any Restricted Subsidiary, in an aggregate principal amount that at the time of and after giving effect to the incurrence, issuance or obtaining of, such Indebtedness (together with other Indebtedness then outstanding under this clause (p)) shall not exceed the greater of (x) $50,000,000 and (y) if the Consolidated Secured Leverage Ratio would be less than 3.00 to 1.00 on a Pro Forma Basis for the Test Period most recently ended on or prior to such date of issuance, incurrence or obtaining, 30.0 % of Consolidated Total Assets of the Borrower at the end of such Test Period; provided that the aggregate principal amount of such Indebtedness that, at the time of, and after giving Pro Forma Effect to, the assumption, incurrence, issuance or other obtaining thereof (together with other Indebtedness then outstanding under clause (h) or (p) of this Section 6.01), in each case in respect of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party, shall not exceed, at such time, the Non-Loan Party Indebtedness Amount;

(q) Guarantees by the Borrower or any Restricted Subsidiary of any Indebtedness of the Borrower or any Restricted Subsidiary expressly permitted to be incurred under this Agreement; provided that, notwithstanding anything to the contrary in this Section 6.01, (i) the Borrower and the Subsidiary Loan Parties shall not Guarantee the Indebtedness of any Restricted Subsidiary that is not a Loan Party unless such Guarantee is permitted under Section 6.04, (ii) any Guarantees by the Borrower or any Subsidiary Loan Party under this paragraph (q) of any other Indebtedness of a Person that is subordinated to other Indebtedness of such Person shall be expressly subordinated to the Loan Document Obligations on terms not less favorable to the Lenders than the subordination terms of such other Indebtedness and (iii) no Restricted Subsidiary shall Guarantee any Indebtedness incurred under Section 6.01(o) unless such Subsidiary is also a Subsidiary Loan Party; and

(r) Guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners;

(s) (i) unsecured Indebtedness in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (ii) unsecured Indebtedness in respect of intercompany obligations of the Borrower or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(t) unsecured Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the retirement, acquisition, repurchase, purchase or redemption of Equity Interests of Holdings (or any Parent Entity thereof to the extent such Parent Entity uses the proceeds to finance the retirement, acquisition, repurchase, purchase or redemption (directly or indirectly) of its Equity Interests) or the Equity Interests of the Borrower, in each case to the extent permitted by Section 6.06; and

(u) Indebtedness of Restricted Subsidiaries that are not Subsidiary Loan Parties; provided that at the time of the assumption, incurrence, issuance or other obtaining thereof and after giving Pro Forma Effect thereto, on the aggregate outstanding principal amount of Indebtedness outstanding in reliance on this clause (u) shall not exceed, on such date, $30,000,000.

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (u) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause of Section 6.01(b). The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any Person, including the Borrower or any Restricted Subsidiary of the Borrower) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the Restricted Subsidiaries existing on the Effective Date and set forth on Schedule 6.02; provided that (i) such Liens do not extend to any other property or asset of the Borrower or any Restricted Subsidiary other than (A) after acquired property that is affixed or incorporated into the property covered by such Liens or financed by Indebtedness permitted by Section 6.01 and (B) the proceeds and products thereof and (ii) such Liens shall secure only those obligations that they secure on the Effective Date and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness permitted by Section 6.01(a) and shall not subsequently apply to any other property or assets of the Borrower or any Restricted Subsidiary;

(b) any Lien created (i) under the Loan Documents (including in respect of Cash Collateral) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage and (ii) the Permitted Additional Debt Documents securing Permitted Additional Debt Obligations permitted to be incurred under Section 6.01(o) (provided that such Liens do not extend to any assets that are not Collateral); provided that, (A) in the case of Liens securing Permitted Additional Debt Obligations that constitute First Lien Obligations, the applicable Permitted Additional Debt Secured Parties (or a Senior Representative thereof on behalf of such holders) shall have entered into the Equal Priority Lien Intercreditor Agreement or another Customary Intercreditor Agreement with the Administrative Agent, which agreement shall provide that the Liens on the Collateral securing such Permitted Additional Debt Obligations shall rank equal in priority to the Liens on the Collateral securing the Secured Obligations (but without regard to control of remedies) and (B) in the case of Liens on the Collateral securing Permitted Additional Debt Obligations that do not constitute First Lien Obligations, the applicable Permitted Additional Debt Secured Parties (or a Representative thereof on behalf of such holders) shall have entered into a Junior Priority Lien Intercreditor Agreement or another Customary Intercreditor Agreement with the Administrative Agent, which agreement shall provide that the Liens on the Collateral securing such Permitted Additional Debt Obligations shall rank junior to the Liens on the Collateral securing the Secured Obligations;

(c) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the date hereof; provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (B) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property that is (x) affixed or incorporated into the property covered by such Lien or (y) if the Indebtedness and other obligations secured by such Lien require or include a pledge of after-acquired property pursuant to their terms, it being understood that such requirement (i) was in effect at the time such property was acquired or such Person became a Restricted Subsidiary and (ii) shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the Indebtedness secured thereby is permitted under Section 6.01(h) or (i);

(d) Liens for Taxes, assessments or other governmental charges or levies that are either not yet overdue by more than 30 days or that are being contested in compliance with Section 5.04;

(e) landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, suppliers’, repairmen’s, construction or other like Liens arising in the ordinary course of business or securing obligations that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Restricted Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) (i) deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security or similar laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary;

(g) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), tenders, statutory obligations, surety, customs, and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with public utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by the Borrower or any Restricted Subsidiary in the ordinary course of business, including those incurred to secure health, safety, insurance and environmental obligations in the ordinary course of business;

(h) (i) zoning restrictions, survey exceptions, easements, trackage rights, encroachments, protrusions, leases (other than Capitalized Lease Obligations), licenses, special assessments, rights-of-way, restrictions on or agreements dealing with the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar charges or encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) ground leases or subleases in respect of Real Property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located and which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (iii) any zoning or similar law or right reserved to, or vested in, any Governmental Authority to control or regulate the use of any Real Property that does not materially interfere with the ordinary course of conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(i) Liens securing Indebtedness permitted by Section 6.01(i) (including any Permitted Refinancing Indebtedness in respect thereof); provided that (i) such security interests are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition, lease, repair, replacement, construction, expansion or improvement (as applicable) of the property subject to such Liens. (ii) the Indebtedness secured thereby does not exceed 100% of the cost of such equipment or other property or improvements at the time of such acquisition, lease, repair, replacement, construction, expansion or improvement (as applicable) of the property subject to such Liens including transaction costs incurred by the Borrower or any Restricted Subsidiary in connection with such acquisition, lease, repair, replacement, construction, expansion or improvement, (iii) such security interests do not apply to any property or assets of the Borrower or any Restricted Subsidiary other than the property so financed or subject to the applicable Capitalized Lease Obligation (other than replacements thereof and to accessions or additions to such equipment or other property or improvements (but not to other parts of the property to which any such improvements are made) and the proceeds and the products thereof and customary security deposits); provided further that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender;

(j) Liens arising out of transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any replacements thereof and accessions or additions thereto or proceeds and products thereof and related property and customary security deposits;

(k) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l) Liens disclosed by any title insurance policies required to be delivered on or subsequent to the Effective Date and pursuant to Section 5.10, 5.11 or 5.14 and reasonably acceptable to the Administrative Agent and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided further that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(m) any interest or title of a lessor, sublessor, licensor or sublicensor under any leases, subleases, licenses or sublicenses entered into by the Borrower or any Restricted Subsidiary as lessee, sublessee, sublessor, licensor or sublicensor in the ordinary course of business;

(n) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(o) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code and those arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(p) Liens securing obligations in respect of trade-related letters of credit permitted under Section 6.01(g) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(q) licenses, sublicenses or cross-licenses of Intellectual Property in the ordinary course of business, to the extent that grant of such license does not materially interfere with the ordinary course of conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s) Liens on the assets of a Restricted Subsidiary that is not a Loan Party that secure Indebtedness of such Restricted Subsidiary that is permitted to be incurred under Section 6.01;

(t) Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder with respect to any acquisition that would constitute an Investment permitted by this Agreement;

(u) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(v) Liens securing Indebtedness or other obligations of the Borrower or a Restricted Subsidiary in favor of the Borrower or any Subsidiary Loan Party and Liens securing Indebtedness or other obligations of any Restricted Subsidiary that is not a Subsidiary Loan Party in favor of any Restricted Subsidiary that is not a Subsidiary Loan Party;

(w) Liens arising from precautionary Uniform Commercial Code financing statements or similar filings or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(x) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(y) leases, subleases, licenses and sublicenses not constituting Capitalized Lease Obligations of Real Property granted to others in the ordinary course of business that do not, individually or in the aggregate, materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(z) [reserved];

(aa) [reserved].

(bb) Liens (i) on cash advances in favor of a seller of property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 6.06, in each case solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(cc) Liens on Equity Interests of joint ventures (other than a Restricted Subsidiary of the Borrower) or Unrestricted Subsidiaries securing obligations of such joint ventures or Unrestricted Subsidiaries;

(dd) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(ee) Liens on cash or Cash Equivalents used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is permitted hereunder;

(ff) Liens not otherwise permitted by this Section 6.02; provided that (i) at the time of, and after giving Pro Forma Effect to, assumption, incurrence, issuance, or other obtaining thereof, the aggregate principal amount of Indebtedness and other obligations secured under this clause (ff), shall not exceed, at such time, the greater of (x) $25,000,000 and (y) 15.0% of Consolidated Total Assets of the Borrower at the end of the Test Period most recently ended on or prior to such time of incurrence and (ii) if such Liens are on Collateral (other than cash or Cash Equivalents), such Liens shall be junior to the Liens on the Collateral securing the Secured Obligations on the terms set forth in a Junior Lien Intercreditor Agreement or other Customary Intercreditor Agreement;

(gg) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business; provided that such Lien secures only the obligations of the Borrower or such Restricted Subsidiaries in respect of such letter of credit to the extent permitted under Section 6.01;

(hh) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments permitted under Section 6.04;

(ii) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(jj) agreements to subordinate any interest of the Borrower or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business; and

(kk) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and, at the time of incurrence thereof, not for speculative purposes.

Notwithstanding the foregoing, (i) no consensual Liens shall be permitted to exist, directly or indirectly, on Pledged Collateral, other than Liens in favor of the Administrative Agent for the benefit of the Secured Parties and Liens permitted by Sections 6.02 (b) and (ff) and (ii) no Loan Party shall grant control over its deposit accounts or securities accounts (excluding, for the avoidance of doubt, contractual rights of setoff otherwise permitted by this Section 6.02), other than any segregated accounts subject to Liens permitted by clause (a), (b), (c), (f), (g), (i), (t), (u), (bb), (ee), (ff) or (kk).

SECTION 6.03. Sales and Lease-Back Transactions. The Borrower will not, and will not permit any Restricted Subsidiary to enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided that (a) a Sale and Lease-Back Transaction shall be permitted with respect to (x) property owned by the Borrower or any Restricted Subsidiary to the extent that (a) the aggregate amount of all assets Disposed in such Sale and Leaseback Transactions do not exceed 15% of the Consolidated Total Assets of the Borrower (as measured as of the date of the consummation of such transaction based upon the financial statements most recently delivered under Section 5.01 on or prior to such date of consummation) or (y) the Missouri Property and any or all improvements thereon and (b) such Sale and Lease-Back Transaction is otherwise permitted under Section 6.06.

SECTION 6.04. Investments, Loans and Advances. The Borrower will not, and will not permit any Restricted Subsidiary to, purchase, hold or acquire any Investment in any other Person, except:

(a) Investments (i) existing or contemplated on the Effective Date and set forth on Schedule 6.04, (ii) existing on the Effective Date of the Borrower or any Restricted Subsidiary in the Borrower or any other Restricted Subsidiary and (iii) in the case of each of clauses (i) and (ii), any modification, replacement, renewal, extension or reinvestment thereof, so long as the aggregate amount of all Investments pursuant to this Section 6.04(a) is not increased at any time above the amount of such Investments existing or contemplated on the Effective Date, except pursuant to the terms of such Investment existing or contemplated as of the Effective Date or as otherwise permitted by this Section 6.04;

(b) (i) Investments by the Borrower or any Subsidiary Loan Party in the Borrower or any Subsidiary Loan Party; (ii) Investments by any Restricted Subsidiary that is not a Subsidiary Loan Party in the Borrower or any other Restricted Subsidiary; and (iii) Investments by the Borrower or any Subsidiary Loan Party in any Restricted Subsidiary that is not a Subsidiary Loan Party; provided, that the Investments made pursuant to this clause (iii) (valued at the time each such original Investment was made) shall be in an aggregate amount that would not exceed, after giving effect to the making of such Investment, the sum of, at such time, (1) $25,000,000, (2) the Available Equity Amount at such time, (3) the Available Amount at such time and (4) to the extent not otherwise included in the determination of the Available Equity Amount or the Available Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received by the Borrower or any Subsidiary Loan Party in respect of any such Investment (which amount shall not exceed the original amount of such Investment (valued at the time such Investment was made)) (it being understood that to the extent any Investment made pursuant to this Section 6.04(b) was made by using the Available Equity Amount, then the amounts referred to in this clause (4) shall, to the extent of the original usage of the Available Equity Amount, be deemed to reconstitute such amounts);

(c) Cash Equivalents and Investments that were Cash Equivalents when made;

(d) Investments arising out of the receipt by the Borrower or any Restricted Subsidiary of noncash consideration from Dispositions permitted under Section 6.05 or Section 6.06;

(e) (A) loans and advances to officers, directors, employees, and consultants of Holdings (or any Parent Entity thereof), the Borrower or any of its Restricted Subsidiaries (i) to finance the purchase of Equity Interests of Holdings (or any Parent Entity thereof), the Borrower or any of its Restricted Subsidiaries; provided that the amount of such loans and advances used to acquire such Equity Interests shall be contributed to the Borrower in cash as common equity, (ii) for reasonable and customary business related travel expenses, entertainment expenses, moving expenses and similar expenses, in each case incurred in the ordinary course of business, and (iii) for additional purposes not contemplated by subclause (i) or (ii) above; provided that after giving effect to the making of any such loan or advance, the aggregate principal amount of all loans and advances outstanding under this Section 6.04(e)(iii) shall not exceed $10,000,000 (calculated without regard to write-downs or write-offs thereof), and (B) advances of payroll payments and expenses to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business;

(f) (i) accounts receivable or notes receivable arising, and trade credit granted, in the ordinary course of business, (ii) any Investments received in satisfaction or partial satisfaction of defaulted accounts receivable from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and (iii) any prepayments and other credits to suppliers made in the ordinary course of business;

(g) Swap Agreements permitted pursuant to Section 6.01(d);

(h) Investments resulting from pledges and deposits referred to in Sections 6.02(f), (g), (n), (o), (r), (t), (u), (x), (bb), (dd), (ee), (ff) and (kk);

(i) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or contributions of Intellectual Property in each case in the ordinary course of business;

(j) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, arising in the ordinary course of business or Investments acquired by the Borrower as a result of a foreclosure by the Borrower or any of the Restricted Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(k) Investments of a Restricted Subsidiary acquired after the Effective Date or of a Person merged into or consolidated with a Restricted Subsidiary in accordance with Section 6.05 after the Effective Date to the extent that (i) such acquisition, merger or consolidation is permitted under this Section 6.04, (ii) such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and (iii) such Investments were in existence on the date of such acquisition, merger or consolidation;

(l) Investments received substantially contemporaneously in exchange for, or the payment of which is made with, Equity Interests of Holdings (or any Parent Entity thereof) or the Borrower; provided that (i) no Change in Control would result therefrom, and (ii) such Equity Interests do not constitute Disqualified Equity Interests;

(m) Guarantees by (i) the Borrower or any Subsidiary Loan Party of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by the Borrower or any Subsidiary Loan Party in the ordinary course of business and (ii) any Subsidiary that is not a Subsidiary Loan Party of operating leases (other than Capitalized Lease Obligations) or of obligations that do not constitute Indebtedness, in each case, entered into by any Subsidiary that is not a Subsidiary Loan Party in the ordinary course of business;

(n) loans and advances to Holdings (or any Parent Entity thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments made to Holdings (or any Parent Entity thereof)), Restricted Payments permitted to be made to Holdings (or any Parent Entity thereof) in accordance with Section 6.07; provided that any such loan or advance shall reduce the amount of such applicable Restricted Payment thereafter permitted under Section 6.07 by a corresponding amount (if such applicable subsection of Section 6.07 contains a maximum amount);

(o) Investments constituting Permitted Business Acquisitions; provided that the aggregate amount of Permitted Business Acquisition Consideration relating to all such Permitted Business Acquisitions made or provided by the Borrower or any Subsidiary Loan Party to acquire any Restricted Subsidiary that does not become a Subsidiary Loan Party or merge, consolidate or amalgamate into the Borrower, a Subsidiary Loan Party or any assets that shall not, immediately after giving effect to such Permitted Business Acquisition, be owned by the Borrower or a Subsidiary Loan Party, shall not exceed an aggregate amount, measured at the time such Investment is made and after giving effect to such Investment, equal to the sum of, at such time, $50,000,000, (ii) the Available Equity Amount at such time, (iii) the Available Amount at such time and (iv) to the extent not otherwise included in the determination of the Available Amount or the Available Equity Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash by the Borrower or any Subsidiary Loan Party in respect of any such Investment (which amount shall not exceed the original amount of such Investment (valued at the time such original Investment was made)) (it being understood that to the extent any Investment made pursuant to this Section 6.4(o) was made by using the Available Equity Amount, then the amounts referred to in this clause (iv) shall, to the extent of the original usage of the Available Equity Amount, be deemed to reconstitute such amounts);

(p) any additional Investments (including Investments in minority Investments, Investments in Unrestricted Subsidiaries, Investments in joint ventures or similar entities that do not constitute Restricted Subsidiaries, Investments constituting Permitted Business Acquisitions and Investments in Restricted Subsidiaries that are not, and do not become, Subsidiary Loan Parties); provided that the aggregate amount of such Investment shall not cause the aggregate amount of all such Investments made pursuant to this Section 6.04(p) measured at the time such Investment is made, to exceed, after giving effect to such Investment, the sum of, at such time, $75,000,000, (ii) the Available Equity Amount at such time, (iii) the Available Amount at such time and (iv) to the extent not otherwise included in the determination of the Available Amount or the Available Equity Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash by the Borrower or any Subsidiary Loan Party in respect of any such Investment (which amount shall not exceed the original amount of such Investment) (valued at the time of such original Investment) (it being understood that to the extent any Investment made pursuant to this Section 6.04(p) was made by using the Available Equity Amount, then the amounts referred to in this clause (iv) shall, to the extent of the original usage of the Available Equity Amount, be deemed to reconstitute such amounts);

(q) Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices and loans;

(r) Investments consisting of Indebtedness, fundamental changes, Dispositions, Dividends and debt payments permitted under Sections 6.01, 6.05, 6.06, 6.07 and 6.10(a);

(s) the forgiveness or conversion to Qualified Equity Interests of any Indebtedness owed by the Borrower or any Restricted Subsidiary and permitted by Section 6.01;

(t) Restricted Subsidiaries of the Borrower may be established or created if the Borrower and such Restricted Subsidiary comply with the requirements of Section 5.11, if applicable; provided that, in each case, to the extent such new Restricted Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted by this Section 6.04, and such new Restricted Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such transactions, such new Restricted Subsidiary shall not be required to take the actions set forth in Section 5.11 until the respective acquisition is consummated (at which time the surviving entity of the respective transaction shall be required to so comply in accordance with the provisions thereof); and

(u) Investments by Loan Parties in any Restricted Subsidiary that is not a Loan Party so long as such Investment is part of a series of simultaneous Investments by the Borrower and the Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the intercompany Investment being invested in one or more Loan Parties.

SECTION 6.05. Fundamental Changes. Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, (whether now owned or hereafter acquired) to or in favor of any Person, except that this Section shall not prohibit:

(a) any Subsidiary of the Borrower or any other Person (other than Holdings) may be merged, amalgamated or consolidated with or into the Borrower or the Borrower may convey, sell, assign or transfer all or substantially all of its business units, assets or other properties; provided that (i) the Borrower shall be the continuing or surviving Person or, in the case of a merger, amalgamation or consolidation where the Borrower is not the continuing or surviving Person, or in connection with a conveyance, sale, assignment or transfer of all or substantially all of the Borrower’s assets, the Person formed by or surviving any such merger, amalgamation or consolidation (if other than the Borrower) or the transferee of such assets or properties, shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”, (ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Default or Event of Default has occurred and is continuing at the date of such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer or would result from the consummation of such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer and (iv) if such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer involves (x) the Borrower and a Person that, prior to the consummation of such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer, is not a Restricted Subsidiary or (y) the Borrower and a Person that, prior to the consummation of such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer, is not a Subsidiary Loan Party unless the Successor Borrower is the Borrower (A) each other Loan Party, unless it is the other party to such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer or unless the Successor Borrower is the Borrower, shall have confirmed by a supplement to the Guarantee Agreement that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (B) each Subsidiary Loan Party, unless it is the other party to such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer or unless the Successor Borrower is the Borrower, shall have by a supplement to the Loan Documents confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (C) each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer or unless the Successor Borrower is the Borrower, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (D) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer and any supplements to the Loan Documents preserve the enforceability of the Guarantee Agreement and the perfection and priority of the Liens under the Security Documents, (E) if reasonably requested by the Administrative Agent, the Borrower shall be required to deliver to the Administrative Agent an opinion of counsel to the effect that such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer does not breach or cause a default under this Agreement or any other Loan Document and (F) such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer shall comply with all the conditions set forth in the definition of the term “Permitted Business Acquisition” or is otherwise permitted under Section 6.04; provided, further, that if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement (provided, further that in the event of a conveyance, sale, assignment or transfer of all or substantially all of the Borrower’s assets or property to a Successor Borrower (which is not the Borrower) as set forth above and notwithstanding anything to the contrary in Section 9.04(a), if the original Borrower retains any assets or property other than immaterial assets or property after such conveyance, sale, assignment or transfer, such original Borrower shall remain obligated as a co-Borrower along with the Successor Borrower hereunder); provided, further that the Successor Borrower agrees to provide such documentation and other information about the Successor Borrower as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act;

(b) any Subsidiary of the Borrower or any other Person (other than Holdings) may be merged, amalgamated or consolidated with or into any one or more Restricted Subsidiaries of the Borrower or any Restricted Subsidiary may convey, sell, assign or transfer all or substantially all of its business units, assets or other properties; provided that (i) in the case of any merger, amalgamation, consolidation, conveyance, sale, assignment or transfer involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving corporation or the transferee of such assets or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation, consolidation, conveyance, sale, assignment or transfer involving one or more Subsidiary Loan Parties, a Subsidiary Loan Parties shall be the continuing or surviving corporation or the Person formed by or surviving any such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer (if other than a Subsidiary Loan Parties) shall execute a supplement to the Guarantee Agreement and Collateral Agreement and any applicable Mortgage, and a joinder to the Intercompany Note, each in form and substance reasonably satisfactory to the Administrative Agent in order for the surviving Person to become a Subsidiary Loan Parties and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties and to acknowledge and agree to the terms of the Intercompany Note; (iii) no Event of Default has occurred and is continuing on the date of such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer or would result from the consummation of such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer and (iv) if such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer involves (x) a Restricted Subsidiary and a Person that, prior to the consummation of such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer, is not a Restricted Subsidiary of the Borrower or (y) a Subsidiary Loan Party and a Person that, prior to the consummation of such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer, is not a Subsidiary Loan Party unless such Subsidiary Loan Party is the continuing or surviving Person of such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer, (A) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer and such supplements to any Loan Document preserve the enforceability of the Guarantee Agreement and the perfection and priority of the Liens under the Security Agreement and (B) such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer shall comply with all the conditions set forth in the definition of the term “Permitted Business Acquisition” or is otherwise permitted under Section 6.04;

(c) any Restricted Subsidiary that is not a Subsidiary Loan Party may (i) merge, amalgamate or consolidate with or into any other Restricted Subsidiary and (ii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, a Subsidiary Loan Party or any other Restricted Subsidiary of the Borrower;

(d) any Subsidiary Loan Party may (i) merge, amalgamate or consolidate with or into any other Subsidiary Loan Party, (ii) merge, amalgamate or consolidate with or into any other Restricted Subsidiary which is not a Subsidiary Loan Party; provided that if such Subsidiary Loan Party is not the surviving entity, such merger, amalgamation or consolidation shall be deemed to be an “Investment” and subject to the limitations set forth in Section 6.04 and (iii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Subsidiary Loan Party;

(e) any Restricted Subsidiary may liquidate or dissolve if (x) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (y) to the extent such Restricted Subsidiary is a Subsidiary Loan Party, any assets or business not otherwise disposed of or transferred in accordance with Section 6.04 or 6.06, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, the Borrower or another Subsidiary Loan Party after giving effect to such liquidation or dissolution;

(f) to the extent that no Event of Default would result from the consummation of such Disposition, the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition (other than a Disposition of all or substantially all of the assets of the Borrower and the Restricted Subsidiaries, taken as a whole) permitted pursuant to Section 6.06 (other than Section 6.06(d));

(g) Holdings may be merged, amalgamated or consolidated with or into any other Person (other than the Borrower); provided that (i) Holdings shall be the continuing or surviving Person or, in the case of a merger, amalgamation or consolidation where Holdings is not the continuing or surviving Person, the Person formed by or surviving any such merger, amalgamation or consolidation (if other than Holdings) shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (Holdings or such Person, as the case may be, being herein referred to as the “Successor Holdings”, (ii) the Successor Holdings (if other than Holdings) shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Default or Event of Default has occurred and is continuing at the date of such merger, amalgamation or consolidation or would result from the consummation of such merger, amalgamation or consolidation and (iv) if such merger, amalgamation or consolidation, involves Holdings and a Person that, prior to the consummation of such merger, amalgamation or consolidation, is not a Restricted Subsidiary (A) each other Loan Party, unless it is the other party to such merger, amalgamation or consolidation, or unless the Successor Holdings is Holdings, shall have confirmed by a supplement to the Guarantee Agreement that its Guarantee shall apply to the Successor Holding’s obligations under this Agreement, (B) each Loan Party, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the Loan Documents confirmed that its obligations thereunder shall apply to the Successor Holding’s obligations under this Agreement, (C) each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation or consolidation, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Holding’s obligations under this Agreement, (D) Holdings shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation preserve the enforceability of the Guarantee Agreement and the perfection and priority of the Liens under the Security Documents and (E) if reasonably requested by the Administrative Agent, Holdings shall be required to deliver to the Administrative Agent an opinion of counsel to the effect that such merger, amalgamation or consolidation does not breach or cause a default under this Agreement or any other Loan Document; provided further, that if the foregoing are satisfied, the Successor Holdings (if other than Holdings) will succeed to, and be substituted for, Holdings under this Agreement; provided further that the Successor Holdings agrees to provide such documentation and other information about the Successor Holdings as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act; and

(h) the Transactions.

SECTION 6.06. Asset Sales. The Borrower will not, and will not permit any Restricted Subsidiary to, make any Disposition, except that this Section shall not prohibit:

(a) Dispositions of (i) inventory, securities or goods held for sale or other immaterial assets in the ordinary course of business by the Borrower or any Restricted Subsidiary, (ii) obsolete, worn-out, used or surplus assets to the extent such assets are no longer used, useful or necessary in the operation of the Borrower’s and its Restricted Subsidiaries’ business, in the ordinary course of business, or (iii) cash and Cash Equivalents in the ordinary course of business;

(b) Reserved;

(c) Sale and Lease-Back Transactions permitted by Section 6.03;

(d) Dispositions that otherwise constitute Liens permitted by Section 6.02, Investments permitted by Section 6.04, fundamental change transactions permitted by Section 6.05 or Restricted Payments permitted by Section 6.07;

(e) any swap of assets in exchange for other assets of comparable or greater value or usefulness to the business of the Borrower and the Restricted Subsidiaries as a whole, as determined in good faith by the management of the Borrower, or to the extent that (i) such assets are exchanged for credit against the purchase price of similar or replacement assets or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement assets;

(f) the sale or discount without recourse of receivables arising in the ordinary course of business in connection with the compromise or collection thereof, and not as part of a receivables purchase, securitization or financing facility;

(g) (i) licensing, sublicensing and cross-licensing arrangements involving any Intellectual Property of the Borrower or any Restricted Subsidiary in the ordinary course of business, or if done on terms customary for companies in the industry in which the Borrower and its Restricted Subsidiaries engage, to the extent that such license, sublicense or cross-license does not materially interfere with the ordinary course of conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, and (ii) the abandonment or other disposition of Intellectual Property (including any registrations or applications of or for Intellectual Property) (A) determined by the management of the Borrower to be no longer used, useful or necessary in the operation of the business of the Borrower or any of the Subsidiaries or (B) to the extent that it would not be commercially reasonable to obtain, maintain, preserve, renew, extend and keep in full force and effect such Intellectual Property;

(h) the lease, assignment, sublease, license or sublicense of any real or personal property (except Intellectual Property) in the ordinary course of business;

(i) Dispositions of inventory, equipment or other tangible assets (excluding Equity Interests, assets constituting a business division, unit, line of business, all or substantially all of the assets of any Restricted Subsidiary, Sale and Lease-Back Transactions and Dispositions of accounts receivable in connection with any receivables purchase, securitization or financing facility) of the Borrower and the Restricted Subsidiaries outside of the ordinary course of business if determined by the management of the Borrower to be no longer used, useful or necessary in the operation of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(j) any Disposition of the Equity Interests in, Indebtedness of, or other securities issued by, Unrestricted Subsidiaries;

(k) Dispositions of Investments (including Equity Interests) in joint ventures (other than a Subsidiary) to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l) the unwinding of Swap Agreements permitted hereunder pursuant to their terms;

(m) any Disposition of any asset between or among the Borrower and/or the Restricted Subsidiaries either (i) as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to this Section 6.06, (ii) to a Loan Party, (iii) between and among non-Loan Parties or (iv) from a Loan Party to a non-Loan Party, to the extent permitted by Section 6.04;

(n) transfers of property subject to Casualty Prepayment Events upon receipt of the Net Cash Proceeds of such Casualty Prepayment Event;

(o) Dispositions listed on Schedule 6.06; and

(p) Dispositions not otherwise permitted under this Section 6.06; provided that (i) no Default or Event of Default shall exist at the time of, or would result from, such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default or Event of Default existed or would have resulted from such Disposition), (ii) such Disposition shall be for no less than the Fair Market Value of such property at the time of such Disposition, (iii) with respect to any Disposition pursuant to this Section 6.06(p) for a purchase price in excess of $10,000,000, the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of determining what constitutes cash under this clause (iii), (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than any Junior Financing or other liabilities that are by their terms subordinated in right of payment to the Loan Document Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash, (B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition shall be deemed to be cash and (C) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in respect of the applicable Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is outstanding at the time such Designated Non-Cash Consideration is received, not in excess, at such time, of the greater of (x) $5,000,000 and (y) 5.0% of Consolidated EBITDA of the Borrower for the Test Period most recently ended on or prior to such time of such Disposition) with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash, and (iv) to the extent applicable, the Net Cash Proceeds thereof are promptly offered to prepay the Term Loans to the extent required by Section 2.11(b).

SECTION 6.07. Restricted Payments. The Borrower will not, and will not permit any Restricted Subsidiary to, make any Restricted Payment, except:

(a) (i) the Borrower or any Restricted Subsidiary may redeem in whole or in part any of its Equity Interests for another class of Equity Interests or rights to acquire its Equity Interests (or the Equity Interests of any Parent Entity) or with proceeds from substantially concurrent equity contributions or issuances of new shares of its Equity Interests; provided that (x) such transaction is on a net non-cash basis and (y) any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests are at least as advantageous to the Lenders as those contained in the Equity Interests redeemed thereby and (ii) solely in the Qualified Equity Interests of the Borrower or such Parent Entity or Restricted Subsidiaries;

(b) the Borrower may make Restricted Payments to Holdings (or any Parent Entity thereof):

(i) with respect to any taxable period during which the Borrower is a member of a consolidated, unitary, combined, affiliated or similar Tax group of which any of its Parent Entities is the common parent, the proceeds of which shall be used by such Parent Entities to pay the portion of any consolidated, unitary, combined or similar U.S. federal, state and local and non-U.S. Taxes attributable to the Borrower and its Subsidiaries in an amount not to exceed the Tax liabilities that would have been payable by the Borrower and its Subsidiaries on a stand-alone basis or as a stand-alone tax group, reduced by any such Taxes paid or to be paid directly by the Borrower and/or any of its Subsidiaries; provided that Restricted Payments under this clause (i) in respect of any Taxes attributable to any Unrestricted Subsidiaries of the Borrower may be made only to the extent that such Unrestricted Subsidiaries have made cash or Cash Equivalents payments for such purpose to the Borrower or its Restricted Subsidiaries, taken as a whole;

(ii) in order to permit such Parent Entities to pay their operating expenses and other organizational overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by directors or officers of such Parent Entities attributable to the ownership or operations of the Borrower and the Restricted Subsidiaries, and other fees and expenses in connection with the maintenance of its existence and its ownership of the Borrower;

(iii) the proceeds of which shall be used to pay or allow any Parent Entity to pay franchise or similar non-income taxes or other fees or expenses required to maintain their organization’s existence;

(iv) the proceeds of which shall be used to pay (or to make Restricted Payments to allow any Parent Entity of the Borrower to pay) fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering, refinancing, issuance, incurrence, Disposition or acquisition or Investment transaction permitted by this Agreement so long as attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries;

(v) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to directors, officers, employees and consultants of any Parent Entity of the Borrower to the extent such salaries, bonuses and other benefits are attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries; and

(vi) the proceeds of which shall be used to make Investments contemplated by Section 6.04(e);

(c) the Borrower may make Restricted Payments in order to enable the Borrower or any Parent Entity thereof to acquire, retire, purchase or redeem Equity Interests of such Person

(including related options, warrants, stock appreciation rights or similar securities issued with respect to any such Equity Interests) held by then present or former directors, consultants, officers or employees (or their respective spouses, former spouses, successors, executors, estates, administrators, heirs, legatees or distributees) of Holdings (or any Parent Entity thereof), the Borrower or any of the Restricted Subsidiaries or by any Plan upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or otherwise under any other agreement under which such Equity Interests (or options, warrants, or related rights or securities) were issued; provided that the aggregate amount of all cash paid in respect of all such shares of Equity Interests (or any options or warrants or stock appreciation rights issued or similar securities issued with respect to any of such Equity Interests) so acquired, retired, purchased or redeemed in any calendar year does not exceed the sum of (i) $7,500,000 (which shall increase to $15,000,000 subsequent to the consummation of a Qualified IPO) plus (ii) all Net Cash Proceeds obtained by Holdings (or any Parent Entity thereof) (and contributed to the Borrower) or the Borrower during such calendar year from the sale of such Equity Interests to other present or former officers, consultants, employees and directors in connection with any permitted compensation and incentive arrangements plus (iii) all net cash proceeds obtained from any key-man life insurance policies received by the Borrower during such calendar year; notwithstanding the foregoing, 100% of the unused amount of payments in respect of this Section 6.07(c)(ii) (before giving effect to any carry forward) may be carried forward to the two immediately succeeding fiscal years (but not any other) and utilized to make payments pursuant to this Section 6.07(c) (any amount so carried forward shall be deemed to be used last in the subsequent calendar year);

(d) in addition to the foregoing Restricted Payments (i) so long as (x) no Default or Event of Default has occurred and be continuing or would result therefrom and (y) the Borrower, on a Pro Forma Basis and giving Pro Forma Effect to such Restricted Payments, (x) would be in compliance with the Financial Covenant for the Test Period most recently ended on or prior to the date of such Restricted Payment and (y) the Consolidated Secured Leverage Ratio would be less than 4.00 to 1.00 for the Test Period most recently ended on or prior to the date of such Restricted Payment, the Borrower may make additional Restricted Payments in an aggregate amount not to exceed the Available Amount at the time such Restricted Payment is paid, (ii) the Borrower may make additional Restricted Payments in an aggregate amount not to exceed the Available Equity Amount at the time such Restricted Payment is paid and (iii) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make additional Restricted Payments in an aggregate amount not to exceed $10,000,000;

(e) any Person may make Restricted Payments to minority shareholders of any Subsidiary that is acquired pursuant to a Permitted Business Acquisition or similar Investment permitted by Section 6.04 pursuant to appraisal or dissenters’ rights with respect to shares of such Subsidiary held by such shareholders;

(f) any Person may make noncash repurchases of Equity Interests deemed to occur upon exercise of options of warrants if such Equity Interests represent all or a portion of the exercise price of such options and warrants;

(g) the Borrower or any Restricted Subsidiary may (i) make payments of cash, or dividends, distributions or advances to allow such Person to make payments of cash, in lieu of the issuance of fractional shares upon exercise of warrants or upon the conversion or exchange of Equity Interests of such Person and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion;

(h) the payment of the Specified Dividend;

(i) the payment of dividends and distributions within 60 days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with the other provisions of this Section 6.07;

(j) so long as no Event of Default is continuing or would result therefrom, after a Qualified IPO, the Borrower and its Restricted Subsidiaries may make Restricted Payments to any Parent Entity of the Borrower so that such Parent Entity can make Restricted Payments to its equity holders in an aggregate amount not exceeding 6.0% per annum of the cash contributed to the Equity Interests of the Borrower from the Net Cash Proceeds of such Qualified IPO;

(k) to the extent constituting Restricted Payments, the Borrower and any Restricted Subsidiary may make Investments permitted by Section 6.04 (other than Section 6.04(n)) and may enter into and consummate transactions expressly permitted by any provision of Section 6.05, and the Borrower may make Restricted Payments to any Parent Entity thereof as and when necessary to enable such Parent Entity to effect the transactions permitted by such section;

(l) the Borrower and its Restricted Subsidiaries may pay (or may make Restricted Payments to allow any Parent Entity to pay) Restricted Payments in an amount equal to withholding or similar taxes payable or expected to be payable by any present or former employee, director, manager or consultant (or their respective spouses, former spouses, successors, executors, estates, administrators, heirs, legatees or distributees) and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of options; and

(m) (i) any Restricted Subsidiary may make Restricted Payments to the Borrower or any Restricted Subsidiary that is a parent of such Restricted Subsidiary and, if not a Wholly Owned Subsidiary, to each other owner of Equity Interests of such Restricted Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Restricted Subsidiary) based on their relative ownership of the Equity Interests in such Restricted Subsidiary; and (ii) to the extent permitted by Section 6.04, any Restricted Subsidiary that is not a Wholly Owned Subsidiary may repurchase its Equity Interests from any owner of the Equity Interests of such Restricted Subsidiary that is not the Borrower or a Restricted Subsidiary; and

(n) the Borrower may make payments (or make Dividends to allow any Parent Entity to make such payments) described in Sections 6.08(a), (c), (e), (f), (g), (h), and (k).

SECTION 6.08. Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates, unless such transaction is upon terms substantially as favorable to the Borrower or such Restricted Subsidiary, as applicable, as would be obtainable at the time in a comparable arm’s-length transaction with a Person that is not an Affiliate, except for:

(a) the indemnification and expense reimbursement of the Controlling Shareholder and its Affiliates in connection with the management or monitoring of, or the provision of other services rendered to, any Parent Entity of the Borrower, the Borrower or any of its Subsidiaries;

(b) any issuance of Equity Interests, or other payments, awards or grants in cash, securities, Equity Interests or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, deferred compensation agreements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Borrower or a Parent Entity of the Borrower, as applicable;

(c) loans or advances to officers, directors, employees or consultants of any Parent Entity, the Borrower or any of the Restricted Subsidiaries to the extent permitted by Section 6.04(e);

(d) transactions among the Borrower and the Restricted Subsidiaries and transactions among the Restricted Subsidiaries or any Person that becomes a Restricted Subsidiary as a result of any such transactions;

(e) the payment of fees and reasonable out-of-pocket costs to, and indemnities to, directors, managers, officers, employees and consultants of any Parent Entity of the Borrower, the Borrower and the Restricted Subsidiaries in the ordinary course of business;

(f) the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, any agreements set forth on Schedule 6.08 and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Effective Date shall only be permitted by this clause (f) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Effective Date;

(g) transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions;

(h) employment agreements and severance arrangements and health, disability and similar insurance or benefit plans between any Parent Entity of the Borrower, the Borrower and the Restricted Subsidiaries and their respective directors, officers, employees (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with present or former employees, officers or directors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the Board of Directors of any Parent Entity of the Borrower or the Borrower;

(i) Restricted Payments permitted by, and complying with the provisions of, Section 6.07;

(j) any purchase by the Controlling Shareholder or any director, officer, employee or consultant of the Borrower or a Parent Entity of Equity Interests of a Parent Entity of Borrower or any contribution by a Parent Entity to, or purchases of, Equity Interests of the Borrower;

(k) provided no Event of Default shall have occurred and be continuing or would result therefrom, payments (including reimbursement of out-of-pocket costs and expenses) by the Borrower or any of the Restricted Subsidiaries to the Controlling Shareholder made for any customary financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures (and whether or not consummated or completed), which payments are approved by the majority of the Board of Directors of the Borrower, in good faith;

(l) transactions with Wholly Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by other companies in the industry in which the Borrower and its Subsidiaries engage;

(m) any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are substantially as favorable to the Borrower or such Restricted Subsidiary, as applicable, as would be obtainable at such time in a comparable arm’s-length transaction with a Person that is not an Affiliate;

(n) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower or the Restricted Subsidiaries;

(o) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by other companies in the industry in which the Borrower and its Subsidiaries engage;

(p) equity issuances, repurchases, retirements, redemptions or other acquisitions or retirements of Equity Interests by any Parent Entity of the Borrower or the Borrower permitted under Section 6.07;

(q) subject to the limitations of Section 6.07(b)(i) and (iii), entering into and payments under tax sharing agreements or similar arrangements approved by the Board of Directors of the Borrower; and

(r) any agreements or arrangements between a third party and an Affiliate of the Borrower that are acquired or assumed by the Borrower or any Restricted Subsidiary in connection with an acquisition or merger of such third party (or assets of such third party) by or with the Borrower or any Restricted Subsidiary; provided that (A) such acquisition or merger is permitted under this Agreement and (B) such agreements or arrangements are not entered into in contemplation of such acquisition or merger or otherwise for the purpose of avoiding the restrictions imposed by this Section 6.08.

SECTION 6.09. [Reserved].

SECTION 6.10. Limitation on Modifications and Payments of Junior Financing. The Borrower will not, nor will it permit any Restricted Subsidiary to:

(a) (i) make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Financing, or any other payment that has a substantially similar effect to any of the foregoing, except for:

(A) payment of regularly scheduled interest and principal payments as, in the form of payment and when due in respect of any Indebtedness, other than payments in respect of any Junior Financing prohibited by the subordination provisions thereof, if applicable;

(B) Refinancings of Indebtedness to the extent permitted by Section 6.01; and

(C) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings (w) through the conversion or exchange of such Indebtedness into Qualified Equity Interests of any Parent Entity of the Borrower, (x) so long as (I) no Default or Event of Default has occurred and is continuing or would result therefrom and (II) on a Pro Forma Basis after giving effect to any such payment, the Consolidated Secured Leverage Ratio for the Test Period most recently ended on or prior to the date of any such payment shall not exceed 4.00 to 1.00, with an aggregate amount not to exceed the Available Amount at the time of such payment, (y) in an aggregate amount not to exceed the Available Equity Amount at the time of payment and (z) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, in an aggregate amount not to exceed $10,000,000;

(ii) amend or modify any provision of the documentation governing any Junior Financing (including any Permitted Refinancing Indebtedness in respect thereof), other than amendments or modifications that, when taken as a whole, (A) are not in any manner materially adverse to Lenders and that do not affect the subordination provisions thereof (if any) in a manner adverse to the Lenders or (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness”; and

(b) enter into any agreement or instrument that by its terms restricts (i) the ability of any Restricted Subsidiary that is not a Subsidiary Loan Party to pay dividends or distributions or make other distributions on its Equity Interests to the Borrower or any Loan Party that is a direct or indirect parent of such Restricted Subsidiary or (ii) the ability of the Borrower or any Loan Party to create, incur, assume or permit to exist Liens on the property of such Person pursuant to the Security Documents to secure the Secured Obligations, in each case, other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A) restrictions imposed by applicable Requirements of Law;

(B) contractual encumbrances or restrictions (1) in effect on the Effective Date with respect to Liens permitted under Section 6.02(a) or as otherwise disclosed on Schedule 6.10, (2) on the granting of Liens pursuant to any documentation governing any Junior Financing (including any Permitted Refinancing Indebtedness in respect thereof) incurred in compliance with Section 6.01, in each case, no less favorable, when taken as a whole, to the Lenders than those restrictions set forth in the Loan Documents, or (3) pursuant to documentation related to any permitted amendment, modification, renewal, increase, supplement or other refinancing of any Indebtedness existing on the Effective Date that does not expand the scope of any such encumbrance or restriction in any material respect or make such restriction more onerous in any material respect than those prior to such amendment, modification, renewal, increase, supplement or other refinancing;

(C) any restriction on the Equity Interests or assets of a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or Disposition of such Equity Interests or assets permitted under Section 6.06 pending the closing of such sale or Disposition;

(D) customary provisions in joint venture agreements and other similar agreements applicable to the assets of, or the Equity Interests in, joint ventures;

(E) (i) any restrictions imposed by any agreement relating to Indebtedness permitted by Section 6.01 and secured by a Lien permitted by Section 6.02 (other than Section 6.02(v)) to secure such Indebtedness to the extent that such restrictions apply only to the property or assets securing such Indebtedness, and (ii) other Indebtedness, Disqualified Equity Interests or preferred stock permitted to be incurred subsequent pursuant to Section 6.01 and either (x) the provisions relating to such encumbrance or restriction contained in such Indebtedness, Disqualified Equity Interests or preferred stock are no less favorable to the Borrower, taken as a whole, as determined by the board of directors of the Borrower in good faith, than the provisions contained in this Agreement as in effect on the Effective Date or (y) any such encumbrance or restriction contained in such Indebtedness, Disqualified Equity Interests or preferred stock does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by the board of directors of the Borrower in good faith, to make scheduled payments of cash interest on the Loans when due;

(F) customary provisions contained in leases, subleases, licenses, sublicenses or cross licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;

(G) customary provisions restricting subletting or assignment of any lease governing a leasehold or subleasehold interest;

(H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(I) customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 6.06 applicable to the asset to be sold pending the consummation of such sale;

(J) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(K) customary provisions contained in leases, subleases, licenses, sublicenses, cross licenses, contracts and other similar agreements entered into in the ordinary course of business that impose restrictions on the property subject to such agreements;

(G) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on transferring the property so acquired;

(H) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated; and

(L) customary net worth provisions contained in Real Property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligation.

SECTION 6.11. Consolidated Secured Leverage Ratio. The Borrower will not permit the Consolidated Secured Leverage Ratio as of the last day of any Test Period (commencing with the Test Period ending on December 31, 2012) ending on any date set forth below to be greater than the ratio set forth below opposite such date.

Test Period Ending	Ratio
December 31, 2012	5.00:1.00
March 31, 2013	5.00:1.00
June 30, 2013	5.00:1.00
September 30, 2013	4.75:1.00
December 31, 2013	4.75:1.00
March 31, 2014	4.75:1.00
June 30, 2014	4.50:1.00
September 30, 2014	4.50:1.00
December 31, 2014	4.25:1.00
March 31, 2015	4.25:1.00
June 30, 2015	4.00:1.00
September 30, 2015	4.00:1.00
December 31, 2015 and thereafter	3.75:1.00

To the extent compliance with this Section 6.11 is being calculated as of a date that is prior to the first test date under this Section 6.11 in order to determine the permissibility of an action by the Borrower or any of its Restricted Subsidiaries, such compliance shall be tested for such purpose as if such first test date had occurred.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

(a) any Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any of the Loan Parties in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any certificate furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) Holdings, the Borrower or any of its Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a) (with respect to the Borrower), 5.05(a)(i), 5.08 or Article VI;

(e) Holdings, the Borrower or any of its Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after receipt of written notice thereof from the Administrative Agent to the Borrower;

(f) the Borrower or any of its Restricted Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period set forth in the instrument or agreement under which such Indebtedness was created);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods set forth in the instrument or agreement under which such Indebtedness was created having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, in each case prior to its scheduled maturity, provided that this paragraph (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other Disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (ii) termination events (other than defaults or events of default) or any other similar event under the documents governing Swap Agreements;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower or any Significant Subsidiary, or of a substantial part of the property or assets of Holdings, the Borrower or any Significant Subsidiary, under any Debtor Relief Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of the property or assets of the Borrower or any Significant Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Significant Subsidiary (except, in the case of any Significant Subsidiary, in a transaction permitted by Section 6.05); and such appointment, proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Significant Subsidiary or for a substantial part of the property or assets of Holdings, the Borrower or any Significant Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(j) the failure by the Borrower or any Restricted Subsidiary to pay one or more final judgments entered against the Borrower or any Restricted Subsidiary for the payment of money aggregating in excess of $15,000,000 (to the extent not covered by insurance, or if covered by insurance, to the extent to which the insurer has denied coverage in writing), which judgments are not discharged or effectively satisfied, vacated, discharged, waived, stayed or bonded pending appeal for a period of 60 consecutive days from the entry thereof, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Restricted Subsidiary to enforce any such judgment;

(k) (i) an ERISA Event occurs that has resulted or could reasonably be expected to result in liability of any Loan Party in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect;

(l) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected Lien on any portion of the Collateral with a value in excess of $15,000,000, with the priority required by the applicable Security Document, except (i) as a result of a transaction permitted under or consented to under the Loan Documents, (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents, to the extent the Loan Parties are otherwise in compliance with their collateral and related notification requirements under the Loan Documents, to file and maintain proper Uniform Commercial Code or similar statements (including continuation statements) or (iii) as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage;

(m) any material provision of any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason cease to be, or be asserted in writing by any Loan Party not to be, a legal, valid and binding obligation of any Loan Party thereto other than as expressly permitted hereunder or thereunder; or

(n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) of this Section), and at any time thereafter but subject to the limitations set forth in Section 7.02, during the continuance of such event, the Administrative Agent may with the consent of the Required Lenders, and at the request of the Required Lenders, and in such case only with respect to the Revolving Loans, Revolving Commitments, the Swingline Loans, Swingline Commitments, and any Letters of Credit and LC Disbursements) shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in paragraph (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02. Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower and the Restricted Subsidiaries reasonably expect to fail (or have failed) to comply with the Financial Covenant as of the last day of any Test Period, at any time after the beginning of the last fiscal quarter of such Test Period until the expiration of the 10th Business Day subsequent to the date on which the financial statements with respect to such fiscal quarter (or the Fiscal Year ended on the last day of such fiscal quarter) are required to be delivered pursuant to Section 5.01(a) or (b), as applicable (the “Cure Deadline”), Holdings (or any Parent Entity thereof) or the Borrower shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to (or in the case of any Parent Entity of Holdings receive Equity Interests in Holdings for its capital contributions to) the capital of the Borrower as cash common equity (which, if received by Holdings, Holdings shall contribute to the Borrower as cash common equity) (collectively, the “Cure Right”), and upon the receipt by the Borrower of the Net Cash Proceeds of such issuance or contribution (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right, the Financial Covenant shall be recalculated giving effect to the following pro forma adjustment:

(i) Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter and any four fiscal quarter Test Period that contains such fiscal quarter, solely for the purpose of measuring the Consolidated Secured Leverage Ratio for purposes of the Financial Covenant and, subject to clause (c) below, not for any other purpose under this Agreement, by an amount equal to the Cure Amount (but not in excess of the Necessary Cure Amount);

(ii) if, after giving effect to the foregoing pro forma adjustment (without giving effect to any repayment of any Indebtedness with any portion of the Cure Amount or any portion of the Cure Amount on the balance sheet of the Borrower and its Restricted Subsidiaries), the Borrower and its Restricted Subsidiaries shall then be in compliance with the requirements of the Financial Covenant, the Borrower and its Restricted Subsidiaries shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenant that had occurred shall be deemed cured for the purposes of this Agreement; and

(iii) Consolidated Debt with respect to any Test Period subsequent to the Test Period for which the Cure Amount is deemed applied that includes such fiscal quarter with respect to which such Cure Amount is received by the Borrower shall be decreased solely to the extent proceeds of the Cure Amount are applied to prepay any Indebtedness (provided that any such Indebtedness so prepaid shall be a permanent repayment of such Indebtedness and termination of commitments thereunder) included in the calculation of Consolidated Debt;

provided that the Borrower shall have notified the Administrative Agent of the exercise of such Cure Right within five (5) Business Days of the issuance of the Permitted Cure Securities for cash or the receipt of the cash contributions by Holdings.

(b) Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal quarter period of the Borrower there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five times, (iii) for purposes of this Section 7.02, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Covenant as of the end of such fiscal quarter (such amount, the “Necessary Cure Amount”); provided that if the Cure Right is exercised prior to the date financial statements are required to be delivered for such fiscal quarter, then the Cure Amount shall be equal to the amount reasonably determined by the Borrower in good faith that is required for purposes of complying with the Financial Covenant for such fiscal quarter (such amount, the “Expected Cure Amount”), (iv) there shall be no pro forma or other reduction in Indebtedness (by netting or otherwise) with the proceeds of any Cure Amount for determining compliance with the Financial Covenant for the fiscal quarter in which such Cure Amount increased the Consolidated EBITDA pursuant to clause (a)(i) above; provided that, to the extent such proceeds are applied to prepay Indebtedness, such reduction in Indebtedness may be given effect in determining compliance with the Financial Covenant in subsequent fiscal quarters and (v) upon receipt by the Administrative Agent of written notice, prior to the expiration of the 10th Business Day subsequent to the due date for delivery of the relevant financial statements pursuant to Section 5.01(a) or (b) (the “Anticipated Cure Deadline”) that the Borrower is considering the exercise of the Cure Right, the Lenders shall not be permitted to exercise any remedies under Section 7.01 or otherwise under the Loan Documents, including accelerating Loans held by them or to exercise remedies against the Collateral on the basis of a failure to comply with the requirements of the Financial Covenant until such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Anticipated Cure Deadline. Notwithstanding any other provision in this Agreement to the contrary, but subject to clause (c) below, the Cure Amount received pursuant to any exercise of the Cure Right shall be disregarded for purposes of determining any financial ratio based condition, pricing or any basket under Article VI of this Agreement.

(c) Notwithstanding anything herein to the contrary, to the extent that the Expected Cure Amount is (i) greater than the Necessary Cure Amount, then such difference may be used for the purposes of determining any baskets (other than any previously contributed Cure Amounts), with respect to the covenants contained in the Loan Documents, the Available Amount or the Available Equity Amount and any pricing provisions and (ii) less than the Necessary Cure Amount, then not later than the applicable Cure Deadline, the Borrower must receive the cash proceeds of Permitted Cure Securities or a cash capital contribution to Holdings, which cash common equity proceeds received by Borrower shall be equal to the shortfall between such Expected Cure Amount and such Necessary Cure Amount.

ARTICLE VIII

Administrative Agent

SECTION 8.01. Appointment and Authority.

(a) Each of the Lenders and the Issuing Banks hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Joint Bookrunners, the Lenders and the Issuing Banks, and the Borrower shall not have rights as a third party beneficiary of any of such provisions (except as expressly set forth in this Article).

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and the Issuing Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Banks for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.03 as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 8.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02 and in the last paragraph of Section 7.01) or (ii) in the absence of its own gross negligence or willful misconduct; provided that the Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank;

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; and

(f) shall not be required to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

SECTION 8.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.06. Resignation of Administrative Agent. The Administrative Agent may resign at any time upon 30 days’ notice to the Lenders, the Issuing Banks and the Borrower, subject to the appointment of a successor. If the Administrative Agent (or an Affiliate thereof) becomes a Defaulting Lender or otherwise is not performing its role hereunder as Administrative Agent, the Administrative Agent may be removed as the Administrative Agent hereunder at the request of the Borrower or the Required Lenders upon 10 days’ notice to the Administrative Agent, subject to the appointment of a successor. Upon receipt of any such notice of resignation or upon such removal, the Required Lenders shall have the right, with the Borrower’s consent (such consent not to be unreasonably withheld or delayed if such successor is a commercial bank with a combined capital and surplus of at least $1.0 billion) (provided that no consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing), to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Banks (and with the consent of the Borrower, unless an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing), appoint a successor Administrative Agent, which shall be an Approved Bank with an office in the United States, or any Affiliate of any such Approved Bank; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 8.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(a) the financial condition, status and capitalization of the Borrower and each other Loan Party;

(b) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(c) determining compliance or non-compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and

(d) the adequacy, accuracy and/or completeness of the Information Memorandum and any other information delivered by the Administrative Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, neither any Joint Bookrunner nor any person named on the cover page hereof as a Joint Bookrunner or a Syndication Agent shall have any powers, duties, responsibilities or liabilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder but all such parties shall be entitled to the benefits of this Article VIII.

SECTION 8.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or outstanding Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit outstandings and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or any Issuing Banks to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank or in any such proceeding.

SECTION 8.10. No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any Issuing Bank or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VII for the benefit of all the Lenders and the Issuing Banks; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Banks or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.18), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VII and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.18, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

To the extent required by any applicable law, the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any Loan Party pursuant to Section 2.17 and without limiting any obligation of the Loan Parties to do so pursuant to such Section 2.17) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Article VIII. The agreements in this Article VIII shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations. For the avoidance of doubt, the term “Lender” in this Article VIII shall include any Issuing Bank and the Swingline Lender.

SECTION 8.11. Authorization to Release Liens and Guarantees. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to effect any release or subordination of Liens or the Guarantees contemplated by Section 9.15 without further action or consent by the Lenders.

SECTION 8.12. Intercreditor Agreements. The Administrative Agent (including in its capacity as “collateral agent” under the Loan Documents) is hereby authorized to enter into any Customary Intercreditor Agreement to the extent contemplated by the terms hereof, and the parties hereto acknowledge that such Customary Intercreditor Agreement is binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Customary Intercreditor Agreement and (b) hereby authorizes and instructs the Administrative Agent (including in its capacity as “collateral agent” under the Loan Documents) to enter into the Customary Intercreditor Agreement and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof. In addition, each Lender hereby authorizes the Administrative Agent (including in its capacity as “collateral agent” under the Loan Documents) to enter into (i) any amendments to any Customary Intercreditor Agreement, and (ii) any other intercreditor arrangements, in the case of clauses (i), and (ii) to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated by Sections 6.02 and 9.18 of this Agreement.

SECTION 8.13. Secured Cash Management Obligations and Secured Swap Obligation. Except as otherwise expressly set forth herein or in the Guarantee Agreement, any Security Document or any other Loan Document, no Person holding Secured Cash Management Obligations or Secured Swap Obligations that obtains the benefits of any Guarantee or any Collateral by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender or Administrative Agent and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to,

Secured Cash Management Obligations and Secured Swap Obligations unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Person holding such Secured Obligations.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or other electronic transmission, as follows:

(i) if to Holdings, the Borrower, the Administrative Agent, an Issuing Bank or the Swingline Lender, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 9.01; and

(ii) if to any other Lender, to it at its address (or fax number, telephone number or e-mail address) set forth in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain MNPI).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, the Joint Bookrunners or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender, any Issuing Bank, any of their respective Affiliates or any of their respective security holders or creditors for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Holdings, the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party in using the Platform.

(d) Change of Address, Etc. Each of Holdings, the Borrower, the Administrative Agent, each Issuing Bank and the Swingline Lender may change its address, electronic mail address, fax or telephone number for notices and other communications or website hereunder by notice to the other parties hereto. Each other Lender may change its address, fax or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent, Issuing Bank and Lenders. The Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent and each of the parties hereto hereby consents to such recording.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power under this Agreement or any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

(b) Except as otherwise provided in the Agreement (including in Section 2.20 with respect to any Incremental Revolving Facility Amendment or Incremental Term Facility Amendment, Section 2.21 with respect to any Extension, Section 5.10 or Section 9.18), neither this Agreement, any Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender and Issuing Bank directly and adversely affected thereby (it being understood that (x) any change to the definition of “Consolidated Secured Leverage Ratio” or in the component definitions thereof shall not constitute a reduction of interest or fees and (y) any waiver of any condition precedent set forth in Article IV or the waiver of any Default, or mandatory prepayment shall not constitute a reduction in principal, LC Disbursement or interest or fees); provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the “default rate” or amend Section 2.13(c) or to waive any requirement of Section 2.20(a)(G);

(iii) except as specifically provided for in Section 2.21, postpone the maturity of any Loan, or the date of any scheduled amortization payment of the principal amount of any Term Loan under Section 2.10 or the applicable Incremental Amendment, or the reimbursement date with respect to any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby (it being understood the waiving of the applicability of post-default increases in interest rates and any waiver of any Default, mandatory prepayment or condition precedent set forth in Article IV shall not constitute a postponement of any date for payment of any principal, LC Disbursement or interest or fees payable hereunder);

(iv) change any of the provisions of this Section without the written consent of each Lender directly and adversely affected thereby;

(v) change the percentage set forth in the definition of “Required Revolving Lenders” without the written consent of each Revolving Lender;

(vi) change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder (other than the percentages set forth in the definition of “Required Revolving Lenders”), without the written consent of each Lender;

(vii) release all or substantially all the value of the Guarantees under the Guarantee Agreement (except as expressly provided in this Agreement or the Guarantee Agreement) without the written consent of each Lender; or

(viii) release all or substantially all the Collateral from the Liens of the Security Documents (except as expressly provided in this Agreement or the Security Documents), without the written consent of each Lender;

provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, (B) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by Holdings, the Borrower and the Administrative Agent to cure any ambiguity, omission, error, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, provided that the consent of the Lenders or the Required Lenders, as the case may be, shall not be required to make any such changes necessary to be made in connection with any borrowing of Incremental Term Loans to effect the provisions of Section 2.20, the provision of any Revolving Commitment Increase, any Incremental Revolving Commitments or otherwise to effect the provisions of Section 2.20, 2.21 or 6.02(b) and (C) Holdings, the Borrower and the Administrative Agent may, without the input or consent of the other Lenders, (i) effect changes to Exhibit S as may be necessary or appropriate in the opinion of the Administrative Agent and (ii) effect changes to this Agreement that are necessary and appropriate to provide for the mechanics contemplated by the offering process set forth in Section 9.04(g) herein.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and, if a Revolving Commitment is being assigned, each Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding par principal amount of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including pursuant to Section 2.11(a)(i)) from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (c) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

(d) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Revolving Commitments, Term Loans and Revolving Exposure of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders, all affected Lenders, the Required Revolving Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(e) In the event that S&P, Moody’s and Thompson’s BankWatch (or Insurance Watch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a Revolving Lender, downgrade the long-term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by Insurance Watch Ratings Service)), then each Issuing Bank shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an Eligible Assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations under this Agreement to such Eligible Assignee; provided, however, that (i) no such assignment shall conflict with any Requirement of Law or order of any Governmental Authority, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) such Issuing Bank, the Administrative Agent and such Eligible Assignee shall have received the prior written consent of the Borrower to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent shall not unreasonably be withheld and (iv) the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

(f) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Secured Obligations held by such Affiliated Lender in a manner that is less favorable to such Affiliated Lender than the proposed treatment of similar Secured Obligations held by Lenders that are not Affiliates of the Borrower.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by the Administrative Agent, the Joint Bookrunners and their respective Affiliates, including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP and to the extent reasonably determined by the Administrative Agent to be necessary and approved by the prior written consent of the Borrower, such approval not to be unreasonably withheld, one local counsel in each applicable jurisdiction (exclusive of any reasonably necessary special counsel), in connection with the syndication of the credit facilities provided for herein, and the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof, (ii) all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented or invoiced out-of-pocket expenses incurred by the Administrative Agent, each Issuing Bank or any Lender, including the fees, charges and disbursements of counsel for the Administrative Agent, in connection with the enforcement of any rights or remedies, including all such reasonable and documented out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of the Loans or Letters of Credit (A) in connection with the Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Laws), including its rights under this Section or (B) in connection with the Loans made or Letters of Credit issued hereunder; provided that such counsel shall be limited to one lead counsel and such local counsel (exclusive of any reasonably necessary special counsel) as may reasonably be deemed necessary by the Administrative Agent in each relevant jurisdiction for the Administrative Agent, the Issuing Banks and the Lenders (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of any existence of such conflict and in connection with the investigating or defending any of the foregoing (including the reasonable fees) has retained its own counsel, of another firm of counsel for such affected party).

(b) The Borrower shall indemnify the Administrative Agent, each Issuing Bank, each Lender, the Syndication Agent, the Joint Bookrunners and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented or invoiced out-of-pocket fees and expenses of one firm of counsel for all Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of any existence of such conflict and in connection with the investigating or defending any of the foregoing (including the reasonable fees) has retained its own counsel, of another firm of counsel for such affected Indemnitee), and to the extent required, one firm or local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions), incurred by or asserted against any Indemnitee arising out of any claim, actions, suits, inquiries, litigation, investigation or proceeding in connection with, or as a result of (i) the execution or delivery of this Agreement, any Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Financing Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) to the extent in any way arising from or relating to any of the foregoing, any actual or alleged presence, Release or threat of Release of Hazardous Materials on, at, to or from any Mortgaged Property, any other property currently owned, leased or operated by Holdings, the Borrower or any Subsidiary, or any other location, or any other Environmental Liability related in any way to Holdings, the Borrower or any Subsidiary; in each case, whether based on contract, tort or any other theory, and regardless of whether such matter is brought by a third party or by Holdings, the Borrower or any Subsidiary or any of their respective Affiliates and regardless of whether any

Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, costs or related expenses are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from (x) the gross negligence, willful misconduct or bad faith of such Indemnitee or any of its Related Parties, (y) a material breach of an obligation under the Loan Documents by such Indemnitee or any of its Related Parties or (z) any claim, action, suit, inquiry, litigation, investigation or proceeding that does not involve an act or omission of Holdings, the Borrower or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than any claim, action, suit, inquiry, litigation, investigation or proceeding against the Administrative Agent, any Issuing Bank, the Swingline Lender or any Joint Bookrunner in its capacity as such). This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any sub-agent thereof), such Issuing Bank or such Related Party in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at such time.

(d) No Loan Party nor any Indemnitee nor any Agent Party shall have any liability for any punitive, indirect or consequential damages resulting from this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Effective Date), including with respect to Section 9.01(c); provided that the foregoing shall not limit the Borrower’s indemnification obligations to the any Indemnitee pursuant to Section 9.03(b) in respect of damages incurred or paid by an Indemnitee to a third party. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems (including the Internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee or any of its Related Parties.

(e) All amounts due under this Section shall be payable not later than ten (10) Business Days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender

(and any attempted assignment or transfer by the Borrower without such consent shall be null and void) (it being understood that this provision shall not be applicable to any transaction described in Section 6.05(a)), (ii) no assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Persons who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Indemnitees and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraphs (b)(ii) and (f) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment (x) in the case of Term Loans only, to any other Lender, an Affiliate of any Lender or an Approved Fund, (y) by a Lender to a Revolving Lender or (z) if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or to an Affiliated Lender and (C) solely in the case of Revolving Loans and Revolving Commitments, each Issuing Bank and the Swingline Lender; provided that, for the avoidance of doubt, no consent of any Issuing Bank or the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan or Term Commitment; provided, further, that it shall be understood that, without limitation, the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with any Requirement of Law, the Borrower would be required to obtain the consent of any Governmental Authority. Notwithstanding anything in this Section 9.04 to the contrary, if the Borrower has not given the Administrative Agent written notice of its objection to such assignment of Term Loans within ten (10) Business Days after written notice to the Borrower, the Borrower shall be deemed to have consented to such assignment.

(ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, in the case of Term Loans (and integral multiples thereof), and $2,000,000, in the case of Revolving Commitments and Revolving Loans (and integral multiples thereof) unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together (unless waived by the Administrative Agent) with a processing and recordation fee of $3,500; provided that the Administrative Agent, in its sole discretion, may elect to waive such processing and recordation fee; provided, further, that assignments made pursuant to Section 2.19(b) or Section 9.02(c) or (e) shall not require the signature of the assigning Lender to become effective and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.17(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable Requirements of Law, including Federal, state and foreign securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section. Notwithstanding the foregoing, no assignee, which as of the date of any assignment to it pursuant to this Section 9.04 would be entitled to any payments under Sections 2.15 or 2.17 in an amount greater than the assigning Lender would have been entitled to as of such date with respect to the rights assigned, shall be entitled to such greater payments. The benefit of each Security Document shall be maintained in favor of the assignee (without prejudice to Section 8.07).

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Holdings, the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender (solely with respect to its own Loans and Commitments), at any reasonable time and from time to time upon reasonable prior notice. The Register and subaccounts shall record any cancellation or retirement of Loans contemplated by Section 2.11(a)(ii) or this Section 9.04.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other Persons other than a natural person or a Defaulting Lender (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and any other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant. Subject to paragraph (c)(iii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the obligations and limitations of such Sections, including Section 2.17(e), and Section 2.19 (it being understood that the documentation required under Section 2.17(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by applicable law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that such disclosure is necessary in connection with a Tax audit or other Tax proceeding to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and the parties shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(iii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of such participation is made with the Borrower’s prior written consent or except to the extent such greater entitlement results from a Change in Law after the Participant acquired the applicable participation.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other “central” bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(f) Any Lender may, at any time, assign all or a portion of its Term Loans and/or Term Commitments under this Agreement to an Affiliated Lender subject to the following limitations:

(i) Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent, any Joint Bookrunner or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders, the Administrative Agent and the Joint Bookrunners, other than the right to receives notices or Borrowings, notices or prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II;

(ii) for purposes of any amendment, waiver or modification of any Loan Document or, subject to Section 9.02(f), any plan of reorganization pursuant to any Debtor Relief Law, that in either case does not adversely affect such Affiliated Lender (in its capacity as a Lender) in a disproportionately adverse manner as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as the Lenders that are not Affiliated Lenders voting on such matter; and each Affiliated Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the Bankruptcy Code is not deemed to have been so voted, then such vote will be “designated” pursuant to Section 1126(e) of the Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code;

(iii) Affiliated Lenders may not purchase Revolving Loans by assignment pursuant to this Section 9.04;

(iv) the aggregate principal amount of Term Loans and Term Commitments purchased by assignment pursuant to this Section 9.04 and held at any one time by Affiliated Lenders may not exceed 25% of the outstanding principal amount of all Term Loans and Term Commitments on the date of any such purchase; and

(v) any Affiliated Lender who is assigned any rights or obligations under this Agreement shall, prior to such assignment, notify the Administrative Agent that it is an Affiliated Lender

(g) Notwithstanding anything to the contrary contained in this Section 9.04 or any other provision of this Agreement (including Section 2.11 and Section 2.18), so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower may make open market purchases of Term Loans (each, an “Open Market Purchase”), so long as the following conditions are satisfied:

(i) the Borrower shall not make any Borrowing of Revolving Loans to fund any Open Market Purchase; and

(ii) the aggregate principal amount (calculated on the par amount thereof) of all Term Loans purchased shall automatically be cancelled and retired on the settlement date of the relevant purchase (and may not be resold).

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(e) or (f).

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any Issuing Bank or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, any such Issuing Bank to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower then due and owing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although (i) such obligations may be contingent or unmatured and (ii) such obligations are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender and applicable Issuing Bank shall notify the Borrower and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank and their respective Affiliates may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the general and exclusive jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court,” and together with the New York Supreme Court, the “New York Courts”), and appellate courts from either of them;

(ii) consents that any such action or proceeding may be brought in such courts and waives, to the maximum extent not prohibited by law, any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(iii) agrees that the New York Courts and appellate courts from either of them shall be the exclusive forum for any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, and that it shall not initiate (or collusively assist in the initiation or prosecution of) any such action or proceeding in any court other than the New York Courts and appellate courts from either of them; provided that:

(A) if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over the subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having such jurisdiction;

(B) in the event that a legal action or proceeding is brought against any party hereto or involving any of its property or assets in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party shall be entitled to assert any claim or defense (including any claim or defense that this Section 9.09(b)(iii) would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding;

(C) the Administrative Agent and the Lenders may bring any legal action or proceeding against any Loan Party in any jurisdiction in connection with the enforcement of any rights under any Security Documents; provided that any Loan Party shall be entitled to assert any claim or defense (including any claim or defense that this Section 9.09(b)(iii) would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding; and

(D) any party hereto may bring any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment;

(iv) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in Section 9.01 or at such other address of which the Administrative Agent, any such Lender and the Borrower shall have been notified pursuant thereto; and

(v) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to the preceding clause (iii)) shall limit the right to sue in any other jurisdiction.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality.

(a) Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ and to its and their respective directors, officers, employees, legal counsel, independent auditors, rating agencies, professionals and other experts or agents, in each case who need to know such Information in connection with the administration of the Loan Documents and who are informed of the confidential nature of such Information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (it being understood that each of the Administrative Agent, Issuing Banks and Lenders shall be responsible for any breach of this provision by any of their respective related parties), (ii) to the extent requested by any regulatory authority or self-regulatory authority, required by applicable law or by any subpoena or similar legal process; provided that solely to the extent permitted by applicable law and other than in connection with routine audits and reviews by regulatory and self-regulatory authorities, each Issuing Bank, Lender and the Administrative Agent shall notify the Borrower as promptly as practicable of any such requested or required disclosure in connection with any legal or regulatory proceeding prior to any disclosure of such Information; provided further that in no event shall any Lender or the Administrative Agent be obligated or required to return after such Person receives notice of any materials furnished Holdings or any subsidiary of Holdings, (iii) to any other party to this Agreement, (iv) subject to an agreement containing confidentiality undertakings substantially similar (or at least as restrictive) to those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective direct or indirect contractual counterparty (or its advisors) to any Swap Agreement or derivative transaction relating to any Loan Party or its Subsidiaries and its obligations under the Loan Documents or (C) any pledgee referred to in Section 9.04(d), and (v) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or any similar confidentiality obligations or (y) becomes available to the Administrative Agent, any Issuing Bank, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Holdings or the Borrower that is not subject to confidentiality obligations owing to Holdings, the Borrower or any of their Subsidiaries. For the purposes hereof, “Information” means all non-public information received from Holdings or the Borrower relating to Holdings, the Borrower, any other Subsidiary or their business. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MNPI AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MNPI AND THAT IT WILL HANDLE SUCH MNPI IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MNPI. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MNPI IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13. USA Patriot Act. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA Patriot Act.

SECTION 9.14. Judgment Currency.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of any obligation owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower under this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.15. Release of Liens and Guarantees.

(a) The Lenders hereby irrevocably agree that the Liens granted to the Administrative Agent by the Loan Parties on any Collateral shall be automatically released (i) in full, as set forth in clause (b) below, (ii) upon the sale, transfer or other Disposition of such Collateral (including as part of or in connection with any other sale, transfer or other Disposition permitted hereunder) to any Person other than another Loan Party, to the extent such sale, transfer or other Disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Loan Party by a Person that is not a Loan Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.02), (v) to the extent the property constituting such Collateral is owned by any Subsidiary Loan Party, upon the release of such Subsidiary Loan Party from its obligations under the Guarantee Agreement (in accordance with the second succeeding sentence and Section 5.12 of the Guarantee Agreement) and (vi) as required by the Administrative Agent to effect any sale, transfer or other Disposition of Collateral in connection with any exercise of remedies of the Administrative Agent pursuant to the Security Documents. In addition, upon the receipt of prior written notice from the Borrower, the Lenders hereby irrevocably agree that the Liens granted to the Administrative Agent by the Loan Parties on any Collateral to the extent such Collateral otherwise becomes Excluded Assets shall be released by the Administrative Agent. Any such release shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents. Additionally, the Lenders hereby irrevocably agree that a Subsidiary Loan Party shall be released from the Guarantee Agreement upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary or, after written notice is delivered by the Borrower to the Administrative Agent, otherwise becoming an Excluded Subsidiary.

(b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Loan Document Obligations (other than contingent amounts not then due) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not Cash Collateralized or back-stopped in a manner reasonably satisfactory to the applicable Issuing Banks, upon request of the Borrower, or the Administrative Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Loan Document, whether or not on the date of such release there may be any (i) Secured Swap Obligations outstanding, (ii) Secured Cash Management Obligations outstanding and (iii) any contingent amounts not then due. Any such release of Secured Obligations shall be deemed subject to the provision that such Secured Obligations shall be reinstated if after such release any portion of any payment in respect of the Secured Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Loan Party or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c) The Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to subordinate its Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(h) or (i).

(d) Each of the Lenders and the Issuing Bank irrevocably authorizes the Administrative Agent to provide any release or evidence of release, termination or subordination contemplated by this Section 9.15. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Document and this Section 9.15.

SECTION 9.16. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of Holdings and the Borrower acknowledges (on its own behalf and on behalf of its Affiliates) and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Syndication Agent, the Lenders and the Joint Bookrunners are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent, the Syndication Agent, the Lenders and the Joint Bookrunners, on the other hand, (B) each of Holdings and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of Holdings and the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Syndication Agent, the Lenders and the Joint Bookrunners is and has been acting solely as a principal and has not been, is not and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings, any of their respective Affiliates in connection with the Transactions and (B) none of the Administrative Agent, the Syndication Agent, the Lenders and the Joint Bookrunners has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Syndication Agent, the Lenders and the Joint Bookrunners and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and none of the Administrative Agent, the Syndication Agent, the Lenders and the Joint Bookrunners has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. The Borrower hereby agrees that it will not claim that the Administrative Agent and the Joint Bookrunners have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to the Borrower, in connection with the Transactions or the process leading thereto.

SECTION 9.17. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

SECTION 9.18. Additional Secured Indebtedness.

(a) In connection with the incurrence by the Borrower or any Restricted Subsidiary of any Indebtedness that is secured by Liens on the Collateral that are equal (but without regard to the control of remedies) or junior in priority with the Liens on the Collateral securing the Secured Obligations, at the request of Borrower, the Administrative Agent (including in its capacity as “collateral agent” under the Loan Documents) agrees to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to any Customary Intercreditor Agreement, as applicable, and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document, and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably determined by the Borrower, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), to be necessary or reasonably desirable for any Lien on the Collateral in respect of such Indebtedness to become a valid, perfected lien (with such priority as may be designated by the Borrower, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified. In connection with any such amendment, restatement, waiver, supplement or other modification, the Loan Parties shall deliver such officers’ certificates and supporting documentation as the Administrative Agent may reasonably request. The Lenders hereby authorize the Administrative Agent to take any action contemplated by the preceding sentence, and any such amendment, amendment and restatement, restatement, waiver of or supplement to or other modification of any such Loan Document shall be effective notwithstanding the provisions of Section 9.02.

(b) The Administrative Agent (including in its capacity as “collateral agent” under the Loan Documents) is authorized to enter into any Customary Intercreditor Agreement, as applicable, in connection with the incurrence by the Borrower or any Restricted Subsidiary of any Indebtedness that is secured by Liens on the Collateral that are equal (but without regard to the control of remedies) or junior in priority with the Liens on the Collateral securing the Secured Obligations, and if any such intercreditor agreement is posted to the Lenders five Business Days before being executed and the Required Lenders shall not have objected to such intercreditor agreement, the Required Lenders shall be deemed to have consented to such intercreditor agreement and the Administrative Agent’s execution thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BLUE PET PRODUCTS, INC., as Holdings

By:	/s/ William W. Bishop
	Name:	William W. Bishop
	Title:	CEO

BLUE BUFFALO COMPANY, LTD., as the Borrower

By:	/s/ William W. Bishop
	Name:	William W. Bishop
	Title:	CEO

[signature page to Blue Buffalo Credit Agreement]

CITIBANK, N.A., as the Administrative Agent

By:	/s/ Kirkwood Roland
	Name:	Kirkwood Roland
	Title:	Director & Vice President

[signature page to Blue Buffalo Credit Agreement]

CITIBANK, N.A., as a Lender

By:	/s/ Kirkwood Roland
	Name:	Kirkwood Roland
	Title:	Director & Vice President

[signature page to Blue Buffalo Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Paul Fossati
	Name:	Paul Fossati
	Title:	Authorized Signatory

[signature page to Blue Buffalo Credit Agreement]

TD BANK, N.A., as a Lender

By:	/s/ Emily Altieri-Weinberg
	Name:	Emily Altieri-Weinberg
	Title:	Vice President

[signature page to Blue Buffalo Credit Agreement]